UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERFORMANCE TECHNOLOGIES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Performance Technologies, Incorporated (the “PT common stock”)
(2)

Aggregate number of securities to which transaction applies:

11,204,080 shares of PT common stock outstanding; 1,239,167 shares of PT common stock issuable upon the exercise of outstanding stock options having exercise prices of less than $3.75 per share

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined and based upon the sum of: (A) 11,204,080 shares multiplied by $3.75 per share; and (B) 1,239,167 option shares multiplied by $1.60 per share (which is the difference between $3.75 and the weighted average option exercise price).

	(4)	Proposed maximum aggregate value of transaction: $43,997,967
	(5)	Total fee paid: $5,666.94

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

PERFORMANCE TECHNOLOGIES, INCORPORATED

[•], 2014

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Performance Technologies, Incorporated, a Delaware corporation (“PT”, the “company”, “we”, “us”, “our”), which will be held on [•], 2014, at 10:00 a.m., local time, at the principal offices of PT, located at 140 Canal View Boulevard, Rochester, New York 14623.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement pursuant to which PT would be acquired by Sonus Networks, Inc., and other related proposals. We entered into this merger agreement on December 12, 2013. If the merger is completed, you will be entitled to receive $3.75 in cash, without interest and less any applicable withholding taxes, for each share of PT common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of PT and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of PT common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the outstanding shares of PT common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety. You may also obtain more information about PT from documents we have filed with the Securities and Exchange Commission.

Thank you for your cooperation and continued support of PT.

By Order of the Board of Directors,
/s/ John M. Slusser

John M. Slusser
Chairman of the Board, President and Chief Executive Officer
Rochester, New York

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2014 and is first being mailed to stockholders on or about [•], 2014.

PERFORMANCE TECHNOLOGIES, INCORPORATED

Notice of Special Meeting of Stockholders

To the Stockholders of Performance Technologies, Incorporated:

A special meeting of the stockholders of Performance Technologies, Incorporated, a Delaware corporation, which we refer to as “PT,” the “company,” the “surviving corporation,” “we,” “us,” “our,” will be held on [•], 2014, at 10:00 a.m., local time, at the principal offices of PT, located at 140 Canal View Boulevard, Rochester, New York 14623, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2013, among PT, Sonus Networks, Inc., which we refer to as “Sonus,” a Delaware corporation, and Purple Acquisition Subsidiary, Inc., which we refer to as “Sonus Merger Subsidiary,” a Delaware corporation and wholly-owned subsidiary of Sonus, as it may be amended from time to time, pursuant to which Sonus Merger Subsidiary will merge with and into PT with PT continuing as the surviving corporation and becoming a wholly-owned subsidiary of Sonus, which we refer to as the “proposal to adopt the merger agreement”;

2.	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to PT’s named executive officers in connection with the completion of the merger, which we refer to as the “compensation proposal”;

3.	To consider and vote on a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, which we refer to as the “adjournment proposal”; and

4.	To transact such other business as may properly be brought before the special meeting or any postponement or adjournment of the special meeting, by or at the direction of the board of directors.

If the merger is completed, you will be entitled to receive $3.75 in cash, without interest and less any applicable withholding taxes, for each share of PT common stock that you own.

Our board of directors has fixed the close of business on [•], 2014 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of PT common stock held on the record date.

Under Delaware law, PT stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures set forth in Section 262 of the Delaware General Corporation Law (attached as Annex D to the accompanying proxy statement), which are summarized in the section entitled “Appraisal Rights” beginning on page 68 of the accompanying proxy statement.

PT’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the adjournment proposal.

/s/ John M. Slusser

John M. Slusser
Chairman of the Board of Directors, President and Chief Executive Officer
Rochester, New York

YOUR VOTE IS VERY IMPORTANT

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet or by telephone, or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting.

If you abstain from voting, it will have the same effect as a vote against the proposal to adopt the merger agreement, the compensation proposal and the proposal to adjourn the special meeting, if necessary.

If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and it will have no effect on the compensation proposal or the proposal to adjourn the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the proposal to adjourn the special meeting.

ADDITIONAL INFORMATION

For additional questions about the merger, assistance in submitting proxies or voting shares of PT common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Dorrance W. Lamb

140 Canal View Boulevard

Rochester, New York 14623

(585) 256-0200

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING

TO BE HELD ON [•], 2014.

This proxy statement is being made available to stockholders on or about [•], 2014. You can access the proxy statement through the following URL: www.pt.com/about-pt/investors/proxy-materials. Other information contained on our website is not part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other filing made with the Securities and Exchange Commission.

ANNEX A – Agreement and Plan of Merger

ANNEX B – The Voting Agreement

ANNEX C – Opinion of Craig-Hallum Capital Group

ANNEX D– Appraisal Rights (Section 262 of the Delaware General Corporation Law)

SUMMARY TERM SHEET

The following summary highlights information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.

The Parties to the Merger

Performance Technologies, Incorporated

140 Canal View Boulevard

Rochester, New York 14623

(585) 256-0200

www.pt.com

Performance Technologies, Incorporated, which we refer to as “PT,” the “company” or the “surviving corporation,” a Delaware corporation founded in 1981, is a global supplier of advanced, high availability network communications solutions. PT’s product portfolio includes its SEGway™ Diameter and SS7 Signaling Systems, which provide tightly-integrated signaling and advanced routing capabilities and applications that uniquely span the mission-critical demands of both existing and next-generation 4G LTE and IMS telecommunications networks. The company’s IPnexus® Multi-Protocol Gateways and Servers enable a broad range of IP-interworking in data acquisition, sensor, radar, and control applications for aviation, weather and other infrastructure networks. PT is headquartered in Rochester, New York and maintains direct sales and marketing offices in the U.S. in Raleigh, North Carolina and Chicago, Illinois and international offices in London, England and Shanghai, China, and has centers of engineering excellence in San Diego, California, and Kanata, Ontario, Canada, in addition to Rochester, New York.

Sonus Networks, Inc.

4 Technology Park Drive

Westford, Massachusetts 01886

(978) 614-8100

www.sonus.net

Sonus Networks, Inc., which we refer to as “Sonus,” helps the world’s leading communications service providers and enterprises embrace the next generation of Session Initiation Protocol-based solutions including voice over Internet protocol (VoIP), video and unified communications through secure, reliable and scalable IP networks. Sonus products include session border controllers, policy/routing servers, subscriber feature servers and media and signaling gateways. Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks.

Purple Acquisition Subsidiary, Inc.

4 Technology Park Drive

Westford, Massachusetts 01886

(978) 614-8100

Purple Acquisition Subsidiary, Inc., which we refer to as “Sonus Merger Subsidiary,” is a Delaware corporation and wholly-owned subsidiary of Sonus, and was formed solely for the purpose of facilitating Sonus’ acquisition of PT. Sonus Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Sonus Merger Subsidiary will merge with and into PT and will cease to exist.

The Merger (page 22)

The Agreement and Plan of Merger, dated as of December 12, 2013, which we refer to as the “merger agreement,” among PT, Sonus and Sonus Merger Subsidiary, provides that Sonus Merger Subsidiary will merge with and into PT. If the merger is completed, at the effective time of the merger, each outstanding share of PT common stock will be automatically converted into the right to receive $3.75 in cash, without interest and less applicable withholding taxes (other than shares of PT common stock held by any holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the Delaware General Corporation Law, or the DGCL, as described in this proxy statement). We refer to this amount in this proxy statement as the “merger consideration.”

As a result of the merger, PT will become a direct wholly-owned subsidiary of Sonus. Upon completion of the merger, shares of PT common stock will no longer be listed on any stock exchange or quotation system. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 17)

The special meeting will be held on [•], 2014 starting at 10:00 a.m., local time, at the principal offices of PT, located at 140 Canal View Boulevard, Rochester, New York 14623. At the special meeting, you will be asked:

•	To consider and vote on a proposal to adopt the merger agreement, pursuant to which Sonus Merger Subsidiary will merge with and into PT with PT continuing as the surviving corporation and becoming a wholly-owned subsidiary of Sonus, which we refer to as the “proposal to adopt the merger agreement”;

•	To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to PT’s named executive officers in connection with the completion of the merger, which we refer to as the “compensation proposal”;

•	To consider and vote on a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, which we refer to as the “adjournment proposal”; and

•	To transact such other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting, by or at the direction of the board of directors.

Record Date; Stockholders Entitled to Vote (page 17)

You are entitled to vote at the special meeting if you owned shares of PT common stock at the close of business on [•], 2014, the record date for the special meeting. You will have one vote for each share of PT common stock that you owned on the record date. As of the record date, there were [•] shares of PT common stock issued and outstanding and entitled to vote held by approximately [•] stockholders of record. We have no other class of voting securities outstanding.

Vote Required for Approval (page 17)

The approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of PT common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The advisory approval of the compensation proposal requires the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal. However, the vote to approve the compensation proposal is advisory and therefore will not be binding on PT, nor will it overrule any prior decision or require PT’s board of directors (or any committee thereof) to take any action. Accordingly, as the merger-related compensation described herein is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed.

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the adjournment proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the adjournment proposal.

A list of PT stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and at 140 Canal View Boulevard, Rochester, New York 14623 during ordinary business hours, for ten days prior to the special meeting.

Board of Directors Recommendation (page 40)

PT’s board of directors unanimously (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of PT and its stockholders, (ii) approved the merger agreement and (iii) recommends that PT stockholders adopt the merger agreement. Accordingly, PT’s board of directors unanimously recommends that holders of PT common stock vote “FOR” the proposal to adopt the merger agreement at the special meeting.

PT’s board of directors unanimously recommends that holders of PT common stock vote “FOR” the compensation proposal and “FOR” the adjournment proposal.

For the factors considered by PT’s board of directors in reaching its decision to approve the merger agreement, see “The Merger—Reasons for the Merger and Recommendation of our Board of Directors,” beginning on page 35 of this proxy statement.

Opinion of Craig-Hallum Capital Group (page 40)

PT retained Craig-Hallum Capital Group LLC, which we refer to as “Craig-Hallum,” to provide an opinion to the PT board of directors regarding the fairness, from a financial point of view, of the merger consideration to be paid to the holders of PT common stock for their shares of common stock (other than shares of common stock for which dissenter’s rights have been properly exercised, which we refer to as “dissenting shares” and shares of common stock held by PT, Sonus, Sonus Merger Subsidiary and any of their direct or indirect wholly-owned subsidiaries, which shares will be cancelled pursuant to the terms of the merger agreement, and which we refer to as the “excluded shares”). Craig-Hallum was selected to provide such an opinion based on its (i) qualifications and experience, (ii) knowledge of our business and affairs and the industry in which we operate and (iii) independence of any involvement in the negotiations leading up to the proposed transaction. At the meeting of PT’s board of directors on December 12, 2013, Craig-Hallum rendered its oral opinion, subsequently confirmed in writing, that as of December 12, 2013 and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be paid to the holders of PT common stock for their shares of common stock (other than dissenting shares and excluded shares) in the merger was fair, from a financial point of view, to such holders.

We urge you to read the full text of Craig-Hallum’s written opinion, dated December 12, 2013, which is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Craig-Hallum in rendering its opinion. You should read the opinion carefully in its entirety. Craig-Hallum’s opinion was provided to PT’s board of directors and addressed only, as of the date of the opinion, the fairness from a financial point of view, of the merger consideration to be paid to the holders of PT common stock for their shares of common stock (other than dissenting shares and excluded shares) in the merger. It does not address any other aspect of the merger and does not constitute a recommendation as to how our board of directors or any of our stockholders should vote or act with respect to the merger or any related matter. Moreover, Craig-Hallum’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which PT might engage or the merits of the underlying decision by PT to engage in the merger. For a further discussion of Craig-Hallum’s opinion, see “The Merger—Opinion of Craig-Hallum Capital Group,” beginning on page 40 of this proxy statement.

Reasons for the Merger (page 35)

In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, PT’s board of directors consulted with PT’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believe supported their decision. In particular, PT’s board of directors reviewed the strategic alternatives available to the company, including remaining as a stand-alone public company, and concluded that it is an appropriate time to sell PT and that the merger consideration is fair to PT stockholders.

Interests of PT’s Directors and Executive Officers in the Merger (page 50)

In considering the recommendation of the PT board of directors with respect to the merger agreement, holders of shares of PT common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. These interests include:

•	Change in control consideration payable to certain of our executive officers at the effective time of the merger;

•	Accelerated vesting with respect to the PT stock options that are held by our directors and certain of our executive officers upon the effective time of the merger;

•	The opportunity for option holders to continue to participate in our future growth and earnings as a wholly-owned subsidiary of Sonus by receiving shares of Sonus common stock upon the exercise of PT stock options assumed by Sonus pursuant to the merger agreement;

•	Continued indemnification of our directors and executive officers by the surviving corporation following the merger and agreement to maintain director and officer liability insurance;

•	The agreement of Sonus to continue salary and certain benefits at current levels for retained employees (including executive officers who may be retained) through December 31, 2014; and

•	The agreement of our Chairman of the Board of Directors, President and Chief Executive Officer, John M. Slusser with Sonus to vote in favor of adopting the merger agreement and against any proposal that is in opposition to or in competition with the merger agreement, solely in his capacity as a stockholder of PT.

The Voting Agreement (page 53)

Concurrently with the execution of the merger agreement, our Chairman of the Board of Directors, President and Chief Executive Officer, John M. Slusser entered into an agreement with Sonus pursuant to which he agreed to vote in favor of adopting the merger agreement and against any proposal that is in opposition to or in competition with the merger agreement, solely in his capacity as a stockholder of PT, as described in “The Merger—The Voting Agreement.”

Mr. Slusser beneficially owns 274,761 shares of PT common stock and 405,000 options to purchase shares of PT common stock. The 274,761 shares of PT common stock owned by Mr. Slusser represent approximately [•]% of the shares outstanding as of the close of business on the record date and entitled to vote at the special meeting.

Conditions to the Merger (page 67)

Conditions to Each Party’s Obligations. The obligations of PT, Sonus and Sonus Merger Subsidiary to consummate the merger are subject to the satisfaction at or prior to the closing of the merger of the following mutual conditions:

•	approval and adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of PT common stock;

•	no governmental authority with jurisdiction over any party will have issued any order, stay, judgment or injunction (whether preliminary or permanent) or statute, rule or regulation restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	no pending suit, action or proceeding shall have been instituted by a governmental authority with jurisdiction over any party seeking to restrain or prohibit the merger or seeking material damages from PT, Sonus or Sonus Merger Subsidiary, or any of their affiliates.

Conditions to Sonus’ and Sonus Merger Subsidiary’s Obligations. The obligations of Sonus and Sonus Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of PT made in the merger agreement relating to (i) its due incorporation, valid existence, good standing and power, (ii) corporate authority to enter into the merger agreement and consummate the merger and other transactions contemplated thereby and (iii) the absence of changes in the conduct of its business will be true and correct as of the closing date, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date;

•	the representations and warranties of PT concerning its capitalization will be true and correct as of the closing date, except for any de minimis inaccuracy therein, and except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct, except for any de minimis inaccuracy therein, as of such date;

•	all other representations and warranties of PT will be true and correct as of the closing date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (disregarding materiality or material adverse effect qualifications) has not had, and would not reasonably be expected to result in, a material adverse effect on PT;

•	PT will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•	the non-occurrence of any material adverse effect or any change that would reasonably be expected to result in any material adverse effect on PT; and

•

there will not be pending any suit, action or proceeding by a government entity under any applicable antitrust or competition law (i) seeking to prohibit or materially limit the ownership or operation by PT, Sonus or Sonus Merger Subsidiary of all or any material portion of the business or assets of PT and its subsidiaries or of Sonus and its affiliates, (ii) seeking to compel PT, Sonus or Sonus Merger

Subsidiary to dispose of or to hold separate all or any material portion of the business or assets of PT or any of its subsidiaries or of Sonus or any of its affiliates, (iii) seeking to impose any material limitation on the ability of PT, Sonus or Sonus Merger Subsidiary to conduct the business or own the assets of PT or any of its subsidiaries or of Sonus or any of its affiliates, (iv) seeking to impose material limitations on the ability of Sonus or Sonus Merger Subsidiary to acquire or hold, or to exercise full rights of ownership of any shares of PT common stock or (v) seeking to require divestiture by Sonus or Sonus Merger Subsidiary of all or any of the shares of PT common stock.

Conditions to PT’s Obligations. The obligations of PT to consummate the merger are subject to the satisfaction or waiver of the additional following conditions:

•	the representations and warranties of Sonus and Sonus Merger Subsidiary concerning (i) corporate organization, existence and power and (ii) corporate authority to enter into the merger agreement and consummate the merger and the other transactions contemplated thereby will be true and correct as of the closing date, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date;

•	all other representations and warranties of Sonus and Sonus Merger Subsidiary made in the merger agreement will be true and correct of the closing date, except (i) to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be true and correct (disregarding materiality qualifications) would not reasonably be expected to materially impair the ability of Sonus or Sonus Merger Subsidiary to consummate the merger; and

•	Sonus and Sonus Merger Subsidiary will have performed, in all material respects, their respective obligations under the merger agreement.

Non-Solicitation; Competing Acquisition Proposals (page 62)

Under the merger agreement, PT, its subsidiaries and their respective representatives are not permitted to, among other things, (i) solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” or (ii) enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any acquisition proposal.

Notwithstanding the restrictions described above, prior to the approval of the merger agreement by PT’s stockholders, PT may, in response to a bona fide, unsolicited written proposal that did not result from a breach of the restrictions above and no earlier than 24 hours after providing Sonus notice of the acquisition proposal, (i) furnish information with respect to PT to the person making such proposal and its representatives pursuant to a customary confidentiality agreement with terms that are not materially less restrictive of the other party than the terms of the confidentiality agreement between PT and Sonus and (ii) participate in and facilitate discussions or negotiations with such person regarding such acquisition proposal, but in each case only if PT’s board of directors determines in good faith, after consultation with its outside counsel and independent financial advisor, that the acquisition proposal is, or could reasonably likely to lead to, a superior proposal (as described below) and the failure to take such action would be inconsistent with the board’s fiduciary obligations.

Treatment of PT Stock Options (page 63)

Prior to the closing of the merger, holders of vested PT stock options (treating as vested any stock options that vest in connection with the closing of the merger) with an exercise price that is less than the merger consideration will be permitted to conditionally exercise such vested stock options, which exercise would only be effective upon the closing of the merger. Unless prohibited by applicable law, upon closing of the merger, all PT option holders that conditionally exercise vested stock options will receive a cash payment from the merger consideration equal to $3.75 for each share of PT common stock underlying such stock option, less the amount of the applicable exercise price and any required tax withholdings.

Upon the merger becoming effective, each PT stock option that is unexercised and outstanding as of such date, whether vested or unvested, will be assumed by Sonus and converted automatically into an option denominated in shares of Sonus common stock. We refer to such assumed options as the “assumed options.” In general, the assumed options will remain subject to the terms and conditions substantially identical to those in effect at the effective time of the merger, as provided in the applicable PT stock plan and/or stock option agreement, except that under the terms of their stock option awards, PT stock options granted to directors and certain of our executive officers of PT will automatically accelerate in full upon the effective time of the merger as described in “The Merger— Interests of PT’s Directors and Executive Officers in the Merger.”

Termination of the Merger Agreement (page 68)

The merger agreement may be terminated at any time by mutual written consent of PT, Sonus and Sonus Merger Subsidiary. In addition, either PT or Sonus may terminate the merger agreement if:

•	the merger is not consummated on or before June 30, 2014, provided that this termination right will not be available to any party whose failure to comply with its obligations was the principal cause of the merger not being consummated by such date;

•	any governmental entity issues a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	PT’s stockholders do not approve the merger agreement at the special meeting, including any adjournment or postponement thereof, at which a vote is taken, provided that this termination right will not be available to any party whose failure to comply with its obligations was the primary cause of PT’s stockholders’ failure to approve the merger.

The merger agreement may be terminated by Sonus if:

•	a company adverse recommendation change occurs (as defined and described in “The Merger Agreement—Termination of the Merger Agreement”);

•	PT breaches or fails to perform in any material respect any of its representations, warranties or covenants such that the conditions to the merger relating to the accuracy of PT’s representations and warranties and performance of covenants or agreements would not be satisfied, and any such breach or failure is not or cannot be cured within 20 days of notice or, if such breach or failure is capable of being cured, PT does not commence to cure such breach or failure within 10 days;

•	PT has materially breached its obligations under the non-solicitation provisions of the merger agreement; or

•	PT fails to hold the special meeting within 45 calendar days after the mailing of this proxy statement, provided that (i) there are no legal restraints on the holding of the meeting and (ii) no meeting need be held during the notice period following PT’s notification to Sonus that it will make an adverse recommendation change to its stockholders regarding the merger.

PT may terminate the merger agreement if:

•	Sonus or Sonus Merger Subsidiary breaches or fails to perform in any material respect any of their respective representations, warranties or covenants, which breach or failure to perform materially impairs Sonus’ or Sonus Merger Subsidiary’s ability to consummate the merger, and any such breach or failure is not or cannot be cured within 20 days of notice or, if such breach or failure is capable of being cured, Sonus or Sonus Merger Subsidiary does not commence to cure such breach or failure within 10 days; or

•	prior to PT’s stockholder’s approval of the merger, (i) PT effects a company adverse recommendation change (as defined and described in “The Merger Agreement—Termination of the Merger Agreement”) as a result of the presence of an outstanding superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the merger agreement PT enters into an acquisition agreement with respect to the superior proposal and (iii) PT pays Sonus a $1.2 million termination fee on the date of such termination.

Termination Fees and Expenses (page 69)

PT has agreed to pay Sonus $1.2 million upon the termination of the merger agreement under certain circumstances, which we refer to as the “termination fee.” Except for the payment of the termination fee and expenses incurred by Sonus as a result of PT’s failure to pay the termination fee in full when due, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs and expenses.

Material U.S. Federal Income Tax Consequences of the Merger (page 69)

The receipt of cash in exchange for shares of PT common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, stockholders will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares of PT common stock surrendered. PT stockholders who are U.S. holders generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. PT stockholders who are non-U.S. holders generally will not be subject to U.S. income tax on any gain recognized in connection with the merger unless the stockholder has certain connections to the United States, but may be subject to tax under foreign tax laws. PT stockholders should consult their own tax advisors to determine the tax consequences to them of the merger based on their particular circumstances.

Appraisal Rights (page 72)

Under Delaware law, if the merger is completed, PT stockholders who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they properly perfect appraisal rights under Delaware law. A copy of the full text of Section 262 of the Delaware General Corporation Law, or the DGCL, is included as Annex D to this proxy statement. Please read it carefully. Failure to strictly comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the merger agreement, the merger contemplated thereby and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of PT common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms “we,” “our,” “ours,” “us” and “PT” refer to Performance Technologies, Incorporated. We refer to Sonus Networks, Inc. as “Sonus” and Purple Acquisition Subsidiary, Inc. as “Sonus Merger Subsidiary.”

Q:	What is the purpose of the merger?

A:	PT, Sonus and Sonus Merger Subsidiary have entered into a merger agreement pursuant to which, subject to the terms and conditions of the merger agreement, Sonus will acquire PT through the merger of Sonus Merger Subsidiary, a wholly-owned subsidiary of Sonus, with and into PT. PT will be the surviving corporation, which we refer to as the “surviving corporation,” in the merger and will continue as a wholly-owned subsidiary of Sonus.

Q:	What will happen to my PT common stock as a result of the merger?

A:	If the merger is completed, each share of PT common stock that you hold at the effective time of the merger will be converted into the right to receive $3.75 in cash, without interest and less any applicable withholding taxes. This does not apply to shares of PT common stock held by any PT stockholders who have properly perfected their appraisal rights under Delaware law (as more fully described below).

Q:	What will happen to PT generally as a result of the merger?

A:	If the merger is completed, PT will cease to be an independent public company and will be wholly-owned by Sonus. As a result, you will no longer have any ownership interest in PT. Upon completion of the merger, shares of PT common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ Global Market. In addition, following the completion of the merger, the registration of PT common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, will be terminated.

Q:	How does the merger consideration compare to the market price of PT common stock?

A:	The merger consideration of $3.75 per share to be received by PT stockholders represents:

•	a 25.8% premium to the $2.98 per share closing price of PT common stock on December 12, 2013, the date of the merger agreement;

•	a 39.4% premium to the historical spot price one month prior to the date the merger agreement was announced, which was $2.69 per share;

•	a 5.9% premium to the historical spot price three months prior to the date the merger agreement was announced, which was $3.54 per share;

•	a 220.5% premium to the historical spot price six months prior to the date the merger agreement was announced, which was $1.17 per share;

•	a 373.7% premium to the historical spot price one year prior to the date the merger agreement was announced, which was $.79 per share; and

•	a 3.6% premium to the 52-week high close price, which was $3.62 per share.

The closing sale price of a share of PT common stock on the NASDAQ Global Market on [•], 2014 was $[•]. You are encouraged to obtain current market quotations for PT common stock in connection with voting your shares.

Q:	When do you expect the merger to be completed?

A:	We currently expect the merger to be completed in the first quarter of 2014. However, the merger is subject to various closing conditions, including PT stockholder approval, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could delay the completion of the merger. We cannot assure you that we will complete the merger on this schedule or at all.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a stockholder of PT as of [•], 2014, the record date for the special meeting. To complete the merger, PT’s stockholders holding a majority of the outstanding shares of PT common stock must vote to adopt the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. PT will submit the merger agreement to its stockholders for adoption at the special meeting described in this proxy statement. You should read the section entitled “The Special Meeting” beginning on page 17 of this proxy statement.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of PT stockholders, which we refer to as the “special meeting,” will be held on [•] 2014, starting at 10:00 a.m., local time, at the principal offices of PT, located at 140 Canal View Boulevard, Rochester, New York 14623.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) a proposal to adopt the merger agreement with Sonus and Sonus Merger Subsidiary, (2) a non-binding, advisory proposal to approve the compensation that may become payable to PT’s named executive officers in connection with the completion of the merger, which we refer to as the “compensation proposal,” and (3) a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, which we refer to as the “adjournment proposal.”

Q:	How does PT’s board of directors recommend that I vote on the proposals?

A:	PT’s board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of PT and our stockholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read the section entitled “The Merger—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 35 of this proxy statement.

In addition, PT’s board of directors unanimously recommends that you vote “FOR” the compensation proposal and “FOR” the adjournment proposal.

You should read the section entitled “The Merger—Interests of PT’s Directors and Executive Officers in the Merger” beginning on page 50 of this proxy statement.

Q:	Who is entitled to attend and vote at the special meeting?

A:	The record date for the special meeting is [•], 2014. If you owned shares of PT common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting. As of the record date, there were [•] shares of PT common stock issued and outstanding and entitled to vote held by approximately [•] stockholders of record.

Q:	How many votes are required to adopt the merger agreement?

A:	Under the applicable law, we must receive the affirmative approval of the holders of a majority of the outstanding shares of PT common stock entitled to vote at the special meeting, in person or represented by proxy, in order to complete the merger.

Q:	How many votes are required to approve the compensation proposal?

A:	In order to gain the advisory approval of the compensation proposal, we must receive the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. However, the vote to approve the compensation proposal is advisory and therefore will not be binding on PT, nor will it overrule any prior decision or require PT’s board of directors (or any committee thereof) to take any action. Accordingly, as the merger-related compensation described herein is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed.

Q:	How many votes are required to adopt the proposal to adjourn the special meeting?

A:	The adoption of the proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the shares of PT common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon. If a quorum is not present at the special meeting, the holders of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting may adjourn the special meeting.

Q:	How are votes counted? Why is my vote important?

A:	Votes will be counted by the inspectors of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of PT common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

The vote to approve the compensation proposal is advisory and therefore will not be binding on PT, nor will it overrule any prior decision or require PT’s board of directors (or any committee thereof) to take any action. PT’s board of directors will consider the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or by proxy, of stockholders holding a majority of the shares of PT common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you hold your shares in “street name” and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of PT common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described below. You have one vote for each share of PT common stock you own as of the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by using the telephone voting instructions printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope; or

•	in person by appearing and casting your vote at the special meeting.

If you are voting by submitting a proxy by telephone or via the Internet, your voting instructions must be received by the date and time indicated on the applicable proxy card(s).

Voting by proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person, to ensure that your shares of PT common stock are represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the proposal to adjourn the special meeting (if necessary). With respect to any other matter that is properly brought before the special meeting, shares present in person or represented by all proxies received by PT will be voted with respect thereto in accordance with the judgment of the persons named proxies.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of PT common stock, you have the right to change or revoke your proxy at any time before the vote being taken at the special meeting:

•	by delivering to PT’s Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by signing and delivering a new proxy, relating to the same shares of PT common stock and bearing a later date than the date of the earlier proxy; or

•	by submitting another proxy by telephone or via the Internet by the date and time indicated on the applicable proxy card(s).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Performance Technologies, Incorporated

140 Canal View Boulevard

Rochester, New York 14623

Attn: Secretary

If you hold your shares of PT common stock in “street name,” you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of PT common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of PT common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of PT common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger. For a more detailed discussion of your appraisal rights and the requirements for perfecting your appraisal rights, see “Appraisal Rights” beginning on page 72 of this proxy statement and Annex D to this proxy statement.

Q:	What happens if the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason?

A:	If the proposal to adopt the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain a stand-alone public company, and PT common stock will continue to be listed and traded on the NASDAQ Global Market assuming we continue to meet the requirements for listing our securities on that market. Under specified circumstances, we may be required to pay to Sonus a termination fee associated with the transaction, as described below under “The Merger Agreement—Termination Fees and Expenses” beginning on page 69 of this proxy statement.

Q:	Do any of PT’s directors or executive officers have interests in the merger that may differ from those of PT stockholders?

A:	In considering the recommendation of the PT board of directors with respect to the merger agreement, holders of shares of PT common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. These interests include:

•	Change in control consideration payable to certain of our executive officers at the effective time of the merger;

•	Accelerated vesting with respect to the PT stock options that are held by our directors and certain of our executive officers upon the effective time of the merger;

•	The opportunity for option holders to continue to participate in our future growth and earnings as a wholly-owned subsidiary of Sonus by receiving shares of Sonus common stock upon the exercise of PT stock options assumed by Sonus pursuant to the merger agreement;

•	The agreement of Sonus to continue salary and certain benefits at current levels for retained employees (including executive officers who may be retained) through December 31, 2014;

•	Continued indemnification of our directors and executive officers by the surviving corporation following the merger and agreement to maintain director and officer liability insurance; and

•	The agreement of our Chairman of the Board of Directors, President and Chief Executive Officer, John M. Slusser with Sonus to vote in favor of adopting the merger agreement and against any proposal that is in opposition or in competition with the merger agreement, solely in his capacity as a stockholder of PT.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:	The receipt of cash in exchange for shares of PT common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of PT common stock. If you are a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” on page 69 of this proxy statement), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless you have certain connections to the United States, but you may be subject to tax under foreign tax laws. Backup withholding may also apply to the cash payments made to you pursuant to the merger (whether you are a U.S. or non-U.S. holder) unless you comply with the backup withholding rules. The tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 69 of this proxy statement.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	If the merger is completed, PT stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of PT common stock, as determined by the Delaware Court of Chancery, but only if they properly perfect appraisal rights under Delaware law, as described in the section entitled “Appraisal Rights” beginning on page 72 of this proxy statement.

A copy of the full text of Section 262 of the Delaware General Corporation Law, or the DGCL, is included as Annex D to this proxy statement. Failure to strictly comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Q:	When will PT hold its annual meeting of stockholders to elect our board of directors?

A:	Because of the pending merger, we do not currently intend to hold an annual meeting of stockholders to elect our directors. If the merger is not completed, and if we do not consummate a different transaction pursuant to a superior proposal, then our board of directors will establish a record date and meeting date for our annual meeting of stockholders.

Q:	Who can answer further questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of PT common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Dorrance W. Lamb

140 Canal View Boulevard

Rochester, New York 14623

(585) 256-0200

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Forward-looking statements represent PT’s expectations or beliefs concerning future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the possibility that our stockholders will not provide sufficient votes to approve the proposal to adopt the merger agreement under applicable law;

•	the possibility that all of the closing conditions to the consummation of the merger will not be satisfied and the merger will not be completed;

•	an unsolicited offer of another company to acquire PT;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of lawsuits that have been brought by certain purported stockholders seeking to enjoin the consummation of the merger;

•	the impact of the announcement of the merger on PT’s relationships with its employees, existing customers, potential future customers, vendors and suppliers; and

•	other risks detailed in PT’s current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. See “Where You Can Find More Information” on page 79 of this proxy statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, except as required by law, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to PT’s stockholders as part of the solicitation of proxies by PT’s board of directors for use at the special meeting to be held on [•], 2014 starting at 10:00 a.m., at the principal offices of PT, located at 140 Canal View Boulevard, Rochester, New York 14623, or at any postponement or adjournment thereof. The purpose of the special meeting is for PT’s stockholders to consider and vote on the following:

1.	a proposal to adopt the merger agreement;

2.	a non-binding, advisory proposal to approve the compensation that may become payable to PT’s named executive officers in connection with the completion of the merger;

3.	a proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement; and

4.	such other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting, by or at the direction of the board of directors.

PT’s stockholders must adopt the merger agreement in order for the merger to occur. If PT’s stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. We urge you to read the merger agreement in its entirety.

Record Date and Quorum

We have fixed [•], 2014 as the record date for the special meeting, and only holders of record of PT common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. As of [•], 2014, there were [•] shares of PT common stock outstanding and entitled to vote and approximately [•] holders of record. Stockholders of record on the record date will be entitled to one vote on all matters properly coming before the special meeting and any adjournment or postponement thereof.

A majority of the shares of PT common stock issued, outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purpose of considering the proposals. Shares of PT common stock held by stockholders present in person or represented at the special meeting but not voted, including shares of PT common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum fails to attend the special meeting, the chairman of the meeting or the holders of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. In addition, PT may postpone or adjourn the special meeting as described below in “—Postponement and Adjournments.”

Vote Required for Approval

Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of PT common stock entitled to vote at the special meeting. Therefore, if you abstain or fail to vote on the proposal to adopt the merger agreement, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the adoption of the merger agreement.

The vote to approve the compensation proposal is advisory and therefore will not be binding on PT, nor will it overrule any prior decision or require PT’s board of directors (or any committee thereof) to take any action. Accordingly, as the merger-related compensation described herein is contractual with respect to the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed. PT’s board of directors will consider the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. Therefore, if you abstain from voting on the compensation proposal, it will have the same effect as a vote against the compensation proposal. If you fail to vote on the compensation proposal, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement, requires the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain from voting on the proposal to adjourn the special meeting, it will have the same effect as a vote against the proposal to adjourn the special meeting. If you fail to vote on the proposal to adjourn the special meeting, or if you fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

As of [•], 2014, the record date for the special meeting, the directors and executive officers of PT beneficially owned in the aggregate approximately [•] shares of PT common stock entitled to vote at the special meeting, representing approximately [•]% of PT’s outstanding common stock as of the record date for the special meeting.

Voting and Proxies

Holders of record of PT common stock may vote their shares by attending the special meeting and voting their shares of PT common stock in person. Alternatively, you may vote your shares in one of the following three ways, whether or not you plan to attend the special meeting:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone voting instructions printed on your proxy card; or

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed postage prepaid envelope.

Voting by submitting a proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy via the Internet, by telephone or by mail, even if you plan to attend the special meeting, to ensure that your shares of PT common stock are represented at the special meeting.

All shares of PT common stock represented by properly signed and dated proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting (if necessary). With respect to any other matter that is properly brought before the special meeting, shares present in person or represented by all proxies received by PT will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

If your shares of PT common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be. Brokers who hold shares of PT common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, PT anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your shares of PT common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote. Please follow the simple directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Revocation of Proxies

If you are a stockholder of record of shares of PT common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting by any of the following actions:

•	delivering to PT’s Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of PT common stock and bearing a date later than the date of the earlier proxy; or

•	submitting another proxy by Internet or telephone before 11:59 p.m. Eastern Time on the date prior to the date of the special meeting (the latest Internet or telephone voting instructions will be followed).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Performance Technologies, Incorporated

140 Canal View Boulevard

Rochester, New York 14623

Attn: Secretary

If you are a “street name” holder of PT common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your nominee to obtain instructions as to how to change or revoke your voting instructions.

Postponement and Adjournments

Although it is not currently expected, the special meeting may be postponed or adjourned for the purpose of, among other things, soliciting additional proxies.

Any signed proxies received by PT prior to the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting, if necessary or appropriate. The affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to adjourn the special meeting, but if stockholders representing a quorum fail to attend the special meeting, the holders of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Any postponement or adjournment of the special meeting will allow PT’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as postponed or adjourned.

Solicitation of Proxies

We have not retained a proxy solicitor to assist in the solicitation of proxies for the special meeting. Our directors, officers and employees may solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of PT common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. The expense of the solicitation of proxies will be borne by PT.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact us at:

Dorrance W. Lamb

140 Canal View Boulevard

Rochester, New York 14623

(585) 256-0200

Stockholder List

Our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices located at 140 Canal View Boulevard, Rochester, New York 14623, at least ten days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

PROPOSALS SUBMITTED TO PT STOCKHOLDERS

The Merger Proposal

(Item 1 on the Proxy Card)

PT is asking its stockholders to adopt the merger agreement that PT has entered into with Sonus and Sonus Merger Subsidiary, which we refer to as the “the proposal to adopt the merger agreement.”

For a summary and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement, including the information set forth in the sections entitled “The Merger” beginning on page 22 of this proxy statement and “The Merger Agreement” beginning on page 54 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Under applicable law, we cannot complete the merger without the affirmative vote of a majority of the outstanding shares of PT common stock entitled to vote at the special meeting voting in favor of the proposal to adopt the merger agreement. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement.

PT’s board of directors unanimously (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of PT and its stockholders, (ii) approved the merger agreement and (iii) recommends that PT stockholders adopt the merger agreement. Accordingly, PT’s board of directors unanimously recommends that holders of PT common stock vote “FOR” the proposal to adopt the merger agreement. See “The Merger—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 35 of this proxy statement.

The Compensation Proposal

(Item 2 on the Proxy Card)

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, PT is providing its stockholders an opportunity to cast a non-binding, advisory vote to approve the compensation that may become payable to its named executive officers in connection with the completion of the merger, which we refer to as the “compensation proposal.” More information regarding the compensation that may become payable to PT’s named executive officers in connection with the completion of the merger is set forth in the section captioned “The Merger—Interests of PT’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 51 of this proxy statement.

PT believes that the compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and demonstrates that PT’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of PT’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to PT’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to adopt the merger agreement.

The vote to approve the compensation proposal is advisory and therefore will not be binding on PT, nor will it overrule any prior decision or require PT’s board of directors (or any committee thereof) to take any action. Accordingly, as the merger-related compensation described herein is contractual with respect to the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed merger is completed. PT’s board of directors will consider the affirmative vote of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation proposal. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

PT’s board of directors unanimously recommends that holders of PT common stock vote “FOR” the compensation proposal.

The Adjournment Proposal

(Item 3 on the Proxy Card)

PT is asking its stockholders to authorize the holder of any proxy solicited by PT’s board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if PT has not obtained sufficient affirmative stockholder votes to adopt the merger agreement. If the PT stockholders approve the adjournment proposal, PT could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

If, at the special meeting, the number of shares of PT common stock present in person or by proxy and voting in favor of the proposal to adopt the merger agreement is not sufficient to approve that proposal, with the prior consent of Sonus, PT may move to adjourn the special meeting in order to enable PT’s board of directors to solicit additional proxies for the adoption of the merger agreement. In that event, PT will ask its stockholders to vote only upon the adjournment proposal, and not the proposal to adopt the merger agreement or the compensation proposal. The approval of the adjournment proposal requires the affirmative vote of the majority of the shares of PT common stock present in person or represented by proxy at the special meeting and entitled to vote thereon (or if a quorum fails to attend the special meeting, the holders of a majority of the shares of PT common stock present in person or represented by proxy at the special meeting may adjourn the special meeting). If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn the special meeting.

PT’s board of directors unanimously recommends that holders of PT common stock vote “FOR” the adjournment proposal.

THE MERGER

Effects of the Merger

The merger agreement provides that subject to the terms of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Sonus Merger Subsidiary will be merged with and into PT and, as a result of the merger, the separate corporate existence of Sonus Merger Subsidiary will cease and PT will continue as the surviving corporation and become a wholly-owned subsidiary of Sonus. The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of merger. If the merger is completed, PT common stock will be removed from listing on the NASDAQ Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

At the effective time of the merger, each share of PT common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.75 in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes, other than:

•	shares of PT common stock owned by Sonus, Sonus Merger Subsidiary or PT, or any direct or indirect wholly-owned subsidiary of Sonus Merger Subsidiary or PT, immediately prior to the effective time of the merger, which will be cancelled and no payment will be made with respect thereto, which we refer to as the “excluded shares”; and

•	shares of PT common stock held by a stockholder who has properly exercised appraisal rights in accordance with Delaware law, which we refer to as the “dissenting shares.”

When so converted, all such shares of PT common stock shall no longer be outstanding and will be automatically cancelled and shall cease to exist.

Prior to the closing of the merger, holders of vested PT stock options (treating as vested any stock options that vest in connection with the closing) with an exercise price that is less than the merger consideration will be permitted to conditionally exercise such vested stock options, which exercise would only be effective upon the closing of the merger. Unless prohibited by applicable law, upon closing of the merger, all PT option holders that conditionally exercise vested stock options will receive a cash payment from the merger consideration equal to $3.75 for each share of PT common stock underlying such stock option, less the amount of the applicable exercise price and any required tax withholdings.

Upon the merger becoming effective, each PT stock option that is unexercised and outstanding as of such date, whether vested or unvested, will be assumed by Sonus and converted automatically into an option denominated in shares of Sonus common stock. These assumed options will remain subject to the terms and conditions substantially identical to those in effect at the effective time of the merger, as provided in the applicable PT stock plan and/or stock option agreement, except that:

•

Each assumed option will be exercisable for that number of whole shares of common stock, $0.001 par value per share, of Sonus equal to the product (rounded down to the next whole number of shares of Sonus common stock, with no cash being payable for any fractional share eliminated by such rounding) of (i) the number of shares of PT common stock that were issuable upon exercise of the PT stock option immediately prior to the effective time of the merger and (ii) the quotient obtained by dividing $3.75 by the average of the closing sale prices for a share of Sonus common stock as quoted on the NASDAQ Global Select Market for the ten consecutive trading days ending with the third trading day that precedes the closing date, which quotient we refer to as the “equity award exchange ratio”;

•	The per share exercise price for such assumed option will be equal to the quotient (rounded up to the next whole cent) obtained by dividing (i) the exercise price per share of PT common stock at which such assumed option was exercisable immediately prior to the effective time of the merger by (ii) the equity award exchange ratio; and

•	The vesting of each assumed option will not be accelerated as a result of the consummation of the merger or the other transactions contemplated by the merger agreement, except that under the terms of their stock option awards, PT stock options granted to directors and certain executive officers of PT will automatically accelerate in full upon the effective time of the merger as described in “The Merger— Interests of PT’s Directors and Executive Officers in the Merger.”

Effects on PT If the Merger Is Not Completed

In the event that our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, you will not receive any payment for your shares or equity awards in connection with the merger. Instead, we will remain an independent public company. We expect that management would operate the business in a manner similar to that in which it is being operated today, and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares or equity awards. From time to time, our board will evaluate and review our business operations, assets, dividend policy and capitalization, among other things, and make such changes as they deem appropriate. Our board will also continue to seek to identify strategic alternatives to maximize stockholder value.

In addition, if the merger agreement is terminated under certain circumstances, we will be obligated to pay to Sonus a termination fee of $1.2 million as more fully described in “The Merger Agreement—Termination Fees and Expenses.”

Background of the Merger

The network communications marketplace in which we compete has come under significantly increasing competitive pressures. The market for network communications products is extremely competitive and is characterized by rapid technological change. Technology standards are continually evolving, and the network communications industry has seen the constant introduction of new and alternative technologies that have reduced the value of older technology solutions. The market for SS7 signaling solutions, a product base in which we have distinguished ourselves, is in long-term decline. While we have introduced a next-generation Diameter signaling solution, we have encountered slower than expected adoption by prospective end-users as the Diameter market is still at the early stages of adoption and the large number of competitors, many with resources greater than ours, has led to significant competition within the market. Some of our competitors have established brand name recognition and have significantly greater resources than we have to deploy on promotion, advertising, research and product development. In addition, several of our competitors have been acquired recently. These acquisitions are likely to permit our competition to compete even more effectively in the development of new products and the marketing of new and existing products as these competitors now have greater resources, larger product offerings and established sales channels.

It has become increasingly difficult for us to compete effectively, make critical investments, and generate net income and positive cash flow. We have experienced annual net losses since 2009, and while our internal 2014 forecasts anticipate a return to profitability in 2014, we can provide no assurances that our forecasts or the assumptions upon which they are based will be accurate or that our long-term growth strategies will be successful. We determined to exit our OEM product lines (as defined below) and to suspend new product development and direct sales in our Xpress Session Initiation Protocol, which we refer to as “SIP,” business to focus on our signaling and government infrastructure business. However, our government business has declined, as aerospace and defense budgets for radar and sensor communications projects were dramatically reduced in the second half of 2012. Our prime contractor partners remain unclear about future project deployment schedules.

In response to the foregoing and other pressures, and as part of its ongoing oversight of our business and affairs, our board periodically reviews the company’s condition (financial and otherwise), challenges and prospects with a view toward maximizing stockholder value. At our board’s direction, we have implemented a series of restructuring plans and other measures in an effort to reduce our cost structure and stabilize our business. However, certain of the measures that we have taken, including reductions in personnel and expenditures for research and development and for sales and marketing, have limited our ability to grow. We believe that additional expenditures in research and development and sales and marketing will be required in the future in order for us to execute our business plan. In addition, our board has considered numerous strategic options ranging from a sale of the entire company, a sale of our legacy OEM product lines, a sale of our signaling business and other potential reorganization activities and strategic acquisitions.

The earliest discussions we had regarding a sale of our entire company during 2012 occurred during a meeting between our Chairman of the Board, President and Chief Executive Officer, John M. Slusser and our Senior Vice President and Chief Financial Officer, Dorrance W. Lamb and a competitor in our industry, which we refer to as “Company A”, on April 10, 2012. Messrs. Slusser and Lamb explored with Company A the possibility of our acquiring Company A and in response Company A’s ownership group expressed an interest in acquiring us. Messrs. Slusser and Lamb declined to discuss the possible sale of our company further with Company A until they had an opportunity to consult generally with our board about its interest in proceeding in this direction. In addition to our Chairman, Mr. Slusser, PT’s board of directors consisted then and currently consists of Messrs. Dennis C. Connors, Charles E. Maginness, Stuart B. Meisenzahl and Robert L. Tillman.

Our board of directors convened a special meeting on May 14, 2012 to consider this indication of interest, and the meeting was continued on May 22, 2012. Our Senior Vice President, Products and Technology, John J. Grana, Senior Vice President, Sales, Marketing and Services, J. Patrick Rice and Mr. Lamb attended the meeting at the board’s invitation. Upon reconvening the meeting, our board discussed the communications Mr. Slusser received from Company A’s ownership group and adjourned the meeting without formal action. During the intervening period, on May 18, 2012, the ownership group for Company A had sent Mr. Slusser a written indication of interest to purchase us for $2.77 to $2.87 per share in cash. The board of directors met again on May 24, 2012 and discussed the precipitous decline in a major customer’s purchases of our compact PCI product, which we refer to as cPCI, during the first quarter of 2012 as compared to internal forecasts, and the anticipated effect of this decline on our future results. Mr. Slusser also noted that we had received a written expression of interest from the ownership group of Company A regarding a potential cash purchase of PT. The board extensively discussed the parameters of the offer, our current cash position, the history of prior discussions with the ownership group of Company A, poor results for our current quarter, and internal forecasts for the growth of new product lines, as well as proposed cost saving measures. It was the board’s view that we had not yet had time to realize the potential of our recent investment in new products and recent cost cutting initiatives. The board’s consensus was that there were no new reasons to abandon its strategic plan at this point in favor of a sale. Based on this meeting, Mr. Slusser indicated to the ownership group of Company A that we were not interested in pursuing their indication of interest.

All directors attended a special meeting of the board of directors on July 27, 2012. Messrs. Grana, Rice and Lamb attended the meeting at the board’s invitation. The board again discussed that in the first quarter of 2012, a major customer had accelerated its transition away from PT’s cPCI product. Given this fact and due to poor second quarter results, management had initiated a review of current and future products and at the meeting discussed various product alternatives as well as its strategies for generating stockholder value. The board conducted extensive discussions regarding possible strategic alternatives including sales of one or more lines of business, additional reductions in workforce and going private. The consensus of the board was that management should continue to devote significant time investigating these alternatives with the goal of increasing stockholder value.

On August 16, 2012, the full board met with company executives Messrs. Lamb, Grana and Rice in attendance by invitation. Management presented its revised strategic plan for our business, which included:

•	narrowing the focus of the business to the signaling and government/utility infrastructure vertical markets;

•	focusing on developing our Diameter signaling product line;

•	transitioning out of the cPCI and MicroTCA product lines, which we refer to as the “OEM product lines,” through an accelerated end of life program;

•	reassessing the viability of our Xpress SIP product line;

•	reducing workforce and other costs; and

•	going private.

Management’s going forward business plan focused on the development of our Diameter product line, which management felt could potentially be the basis for a future liquidity event for our stockholders. The board discussed this going forward strategy at length and the investments required and the outside directors met in an executive session. The board determined not to pursue going private. In addition, the board reached the consensus that management should continue to develop the going forward business plan it presented. The board also instructed management to consider accelerating the plan to exit from the OEM product lines and asked management to provide the board with a timeline for implementing the proposed strategy.

On August 30, 2012, Mr. Slusser received a letter from the ownership group of Company A indicating its re-expression of interest in purchasing us on the same terms as set forth in its indication of interest from May 2012. After informally polling the other directors, Mr. Slusser responded to this indication of interest indicating that we were not interested in pursuing a sale of our company.

A special meeting of the board was held on October 12, 2012 to review the interim progress made by management in executing the business plan discussed at the August 16, 2012 board meeting. The board discussed the potential for a sale or disposition of the OEM product lines, including preliminary discussions with a potential purchaser. The board further discussed and authorized the engagement of Bowen Advisors, Inc., which we refer to as “Bowen,” to expand the search for a buyer of the OEM product lines. The board discussed that the move away from the OEM product lines would necessitate a substantial reduction in workforce with a corresponding need for broad-based option grants to stabilize and motivate the balance of our remaining employees. The board also decided to suspend all development and sales of the Xpress product line. The board reviewed the development schedule for the Diameter product line and potential partners for reselling the Diameter product line. The board also reviewed and approved management’s plan for expense reductions. The board also discussed the potential delisting of our common stock from trading on the NASDAQ Global Select Market.

On October 24, 2012, Messrs. Slusser, Grana, Lamb and Rice met with a potential purchaser of the OEM product lines, but after this meeting the potential purchaser declined to pursue the purchase of the OEM product lines.

On November 7, 2012, the full board met to discuss management’s progress on implementing the business plan. Messrs. Lamb, Grana, Rice and PT’s Vice President of Product Management, Virgil Long attended at the board’s invitation. At the board’s request, representatives of Bowen also attended the meeting by telephone and reported on contacts made and a possible timetable for the disposition of the OEM product lines. Bowen advised the board that it had not been successful in identifying interested buyers of the OEM product lines. However, Bowen’s representatives continued to express confidence that an acceptable transaction could be achieved. The board then noted that the assets of the OEM product lines were deteriorating and that any deal should be pursued in the fastest possible timeframe. Management discussed with the board its alternative exit strategies from the OEM product lines if they could not be sold. Management also presented information to the board on the recent reduction in force and the potential need for an additional reduction. Management discussed the suspension of the Xpress product line and related financial impact. Management provided an overview for the current product development plan and sales strategy for the Diameter product line, including necessary investments. During this meeting, given the importance of implementing the Diameter product line, the board appointed board member Dennis C. Connors to assist management in developing metrics to manage the roll out of the Diameter product line.

On November 30, 2012, a representative from Bowen introduced John Slusser to Sonus’ Senior Vice President - Technology Development, Anthony Scarfo, via email with the purpose of working with Sonus as a reseller of PT’s Diameter product line.

On December 3, 2012, Mr. Slusser called Mr. Scarfo to discuss a partnership with respect to Sonus reselling PT’s Diameter product line. Between December 3 and December 27, 2012, PT executives engaged in a high-level dialogue with their counterparts at Sonus regarding the possibility of a reselling partnership with respect to the Diameter product line. On December 7, 2012, PT and Sonus executed a confidentiality agreement to facilitate these discussions. At the time, PT did not contemplate a relationship with Sonus other than as a reseller for its Diameter product line.

On December 12, 2012, the board of directors held a special meeting. Messrs. Lamb, Grana, Rice and Long attended at the board’s invitation. At the board’s request, representatives of Bowen also attended the meeting by telephone and advised the board that it had contacted over twenty potential purchasers of the OEM product lines and that only five were considering a potential transaction. Of the five companies, Bowen indicated that none had submitted an offer. Management discussed with the board the alternative of conducting an end of life program for the OEM product lines to capture any remaining revenue opportunities from this product line. The board instructed Bowen to continue seeking to sell the OEM product lines, and management was instructed to continue operating the OEM product lines in furtherance of management’s alternative plan to capture any remaining revenue by transitioning out of the OEM product lines if a suitable buyer was not found.

During the fourth quarter of 2012, Mr. Slusser reached out to several companies in our industry, in addition to Sonus, about partnering to resell our Diameter product line. While Mr. Slusser and our management team met with potential Diameter product reselling partners during this period, no agreement was reached with any potential partners.

The board of directors met on February 7, 2013. Messrs. Slusser and Connors met in person and Messrs. Maginness and Tillman met via telephone. Mr. Meisenzahl was excused from the meeting due to a prior commitment. Messrs. Lamb, Grana and Rice also attended the meeting by invitation. Management discussed with the board a press release issued by PT on January 10, 2013 that disclosed changes to our product offerings resulting from management’s implementation of our business plan. Management discussed its focus on the Diameter and SS7 Signaling Systems product lines, termination of further product development and direct sales of the Xpress product lines and reduction in workforce completed on January 10, 2013.

Mr. Slusser also provided the board with an update regarding PT’s inability to sell its OEM product lines and the decision to announce the winding down of the OEM product lines and capture the terminal value from this product line. Management reviewed the company’s sales and engineering progress on the Diameter product line.

During the period from late February 2013 through June 2013, PT held several preliminary discussions with another company developing a Diameter product, primarily centered on a potential business combination to pool each company's then independent resources, technologies and ongoing investments in the Diameter product line to achieve a more competitive Diameter market position. Although some potential synergies were identified, PT management determined that the level of technological overlap between the two firms would prevent a combined company from having a significantly more competitive Diameter market position than either company individually and the discussions were then ended.

The board of directors met by telephone on March 7, 2013, with all directors present and Messrs. Lamb, Grana and Rice attending by invitation. Management presented its preliminary business plans for 2013. The board had an extensive conversation about the 2013 business plan and the status of the Diameter product line. The meeting was adjourned to March 14, 2013. The meeting continued by telephone on March 14, 2013, and after discussion, the board approved the 2013 business plan.

On March 12, 2013, Mr. Slusser spoke by telephone with the chief executive officer of a company in our industry we had approached as a partner to resell our Diameter product line, which we will refer to as “Company B.” During this telephone conversation, a potential Diameter product reseller arrangement and other strategic options were discussed and the chief executive officer of Company B expressed an interest in having our management teams meet to discuss the opportunity. On March 21, 2013, Messrs. Slusser, Lamb, Rice and Grana and representatives of Bowen met with the management team of Company B to discuss a potential Diameter product reseller opportunity and other strategic options. During this meeting, the parties discussed not only a Diameter product reseller arrangement but also the potential sale of the PT signaling business, including its Diameter product line, to Company B. Although Company B did not formally offer to purchase our signaling business, the parties discussed potential valuations for our signaling business, with Company B suggesting a value around $20 million and PT’s management team suggesting a value around $30 million. After this meeting, Mr. Slusser sent an email to the board informing it of this development with Company B. On April 4, 2013, Mr. Slusser spoke with the chief executive officer of Company B and after a brief conversation both gentlemen determined that a sale of our signaling business to Company B would not be in either party’s best interests and that a source code licensing arrangement could be the best approach. On April 5, 2013, Mr. Slusser submitted a letter to the chief executive officer of Company B and proposed that the parties instead enter into a source code license and support agreement for the Diameter product line. Company B did not respond to our proposal and later entered into a Diameter product reseller agreement with one of our competitors.

On April 9, 2013, members of our executive team, Messrs. Slusser, Grana and Long met with Mr. Scarfo, Aashu Virmani, Sonus’ Senior Director of Corporate Strategy and Business Development and two Sonus engineers at Sonus’ headquarters in Westford, Massachusetts to discuss a reseller partnership with respect to our Diameter product line. Our management gave a presentation regarding PT’s business, and proposed that the parties establish a business partnership pursuant to a software license and support agreement. In connection with this proposed relationship, our management proposed that it would assist Sonus in the integration of our Diameter product into Sonus’ technology to analyze its capabilities on a trial basis. Our management also suggested that it would be open to a further relationship in terms of marketing and sales efforts.

On April 12, 2013, the board of directors met via telephone for a status update meeting. Mr. Lamb attended at the invitation of the board. Mr. Slusser also reported to the board on his initial discussions with Sonus, regarding a potential Diameter product reseller partnership. In addition, Mr. Slusser reported to the board regarding his interaction with Company B. Mr. Slusser discussed the proposed counter-offer of a source code license and support agreement for the Diameter product line to Company B and the fact that it had yet to respond. Finally, Mr. Lamb informed the board that Company A was now being sold by its ownership group, which earlier had expressed interest in acquiring PT at an unacceptably low price. After discussion, the board determined not to pursue the purchase of Company A, unless long-term business synergies could be realized apart from the short-term revenue gains associated with reselling Company A’s OEM product lines.

After this meeting, members of our management team met and identified business synergies that could be realized by purchasing Company A from its ownership group. Mr. Slusser had conversations with Bowen and received assistance from Bowen in preparing a draft non-binding indication of interest in purchasing Company A. On April 24, 2013, Bowen submitted a draft non-binding indication of interest on our behalf to the ownership group of Company A to determine its potential interest level. Company A’s ownership group later informed Bowen that the potential purchase price in our draft indication of interest was too low.

All of the directors met on May 23, 2013. Messrs. Lamb, Grana and Rice also were present by invitation. The board considered further discussion of the potential synergies, technology value and other advantages of a purchase by us of Company A from its ownership group. The board discussed Mr. Slusser’s proposal and determined that Mr. Lamb should provide projections of the potential financial impact of and sources and terms of financing for a purchase of Company A. The board continued to emphasize that the transaction would be of interest only if there were long-term business synergies with our signaling and Diameter product lines.

On June 10, 2013, Bowen discussed with the ownership group of Company A a potential better offer by us to purchase Company A. Its ownership group informed Bowen that our offer was still too low. On June 30, 2013, Bowen was informed that Company A’s ownership group had now decided to cease efforts to sell Company A. Nonetheless, on July 24, 2013, Bowen reached out to Company A’s ownership group with a slightly better offer and was informed that our offer was still too low.

On July 28, 2013, Mr. Slusser called Mr. Scarfo to discuss whether Sonus continued to have interest in a business partnership centered around Sonus reselling PT’s Diameter product. For the first time, Mr. Scarfo indicated that Sonus might be interested in acquiring PT’s Diameter product line. Without discussing details, Mr. Slusser and Mr. Scarfo agreed to set up an in-person meeting to discuss the potential relationship.

On August 2, 2013, Messrs. Slusser, Lamb, Grana and Rice met with Sonus’ Chief Executive Officer, Raymond Dolan, Executive Vice President of Strategy & Go-To-Market, Todd Abbott and Mr. Scarfo at PT’s headquarters in Rochester, New York. The PT executives gave a presentation regarding PT’s business with an emphasis on the signaling business and provided Sonus with PT management’s financial projections for 2014 prepared on July 24, 2013. These projections had been developed with the assumption that PT’s Diameter product line would be accepted by key market players and that we would be able to obtain reselling partners in key markets for our Diameter product line. Mr. Slusser indicated to Mr. Dolan that any potential sale of the signaling business would need to start at $30 million. Mr. Dolan informed Mr. Slusser that Sonus would need to conduct preliminary due diligence before discussing valuation.

On August 15, 2013, our board of directors met and Mr. Slusser gave the board an update regarding the cessation of Company A’s ownership group’s efforts to sell Company A. Mr. Slusser also provided the board an update regarding the meeting with Sonus on August 2, 2013. Mr. Grana led a discussion regarding the Diameter product line, including a detailed analysis of the competition, current status and future development of the Diameter product line. The board discussed the status of the Diameter product at length, and noted the increasing demands on the company’s development resources. Messrs. Lamb, Grana and Rice were then excused from the meeting. The board discussed measures to increase shareholder value, and noted that decisions likely would hinge on:

•	the progress and penetration of the company’s signaling products;

•	the acceptance of Diameter product line by key market players and the anticipated timetable for such broad market acceptance and adoption;

•	the need for and availability of additional personnel and financial resources to support the development and roll out of our Diameter product line; and

•	the ability to obtain reselling partners in key markets for our Diameter product line.

After our August 15, 2013 board meeting, Mr. Slusser spoke with Mr. Dolan by telephone and Mr. Dolan indicated that Sonus was more interested in acquiring PT in its entirety as opposed to acquiring PT’s signaling business alone.

On September 5, 2013, we entered into a second confidentiality agreement with Sonus. Later that day, Sonus’ then-Senior Vice President and Chief Financial Officer, Maurice Castonguay, submitted a due diligence request list to Mr. Slusser and Mr. Lamb. Thereafter, Messrs. Castonguay and Virmani had telephone calls with Mr. Lamb on due diligence matters.

On September 20, 2013, Mr. Castonguay submitted a proposed non-binding term sheet and exclusivity letter agreement to Mr. Slusser and Mr. Lamb. The term sheet proposed an acquisition of all of our equity interests, with cash consideration of $3.00 per share.

On September 24, 2013, the board of directors held a special meeting and discussed the terms of the Sonus proposal. All board members attended, except for Mr. Meisenzahl. Representatives from Bowen attended by telephone and Mr. Lamb also attended at the invitation of the board. The board reviewed the proposal and discussion materials that Bowen had provided in advance of the meeting. The board analyzed the company’s financial position and operating results, long-term prospects with respect to its signaling business, the sustainability of growth in the company’s stock price in recent months, precedent deals and the terms of the proposal. The preliminary consensus of the board was that the value proposition of $3.00 per share was too low to pursue in earnest. The board agreed to further analyze the materials presented by Bowen and discuss them further at a meeting to be held after the conclusion of the company’s third quarter. Mr. Slusser subsequently contacted Mr. Meisenzahl and provided him with an update regarding these developments.

On September 25, 2013, Mr. Slusser telephoned Mr. Dolan and informed him that the offer of $3.00 per share was too low. The parties agreed to continue their discussions.

On October 2, 2013, the board of directors held a special meeting at which all directors were present. Messrs. Lamb, Grana and Rice attended at the board’s invitation. The members of management in attendance discussed with the board the tentative third quarter results and internal financial forecasts for 2014, which we refer to as the “internal 2014 forecasts,” and discussed the low, mid- and high ranges of the forecasts based on various assumptions regarding our business. Management discussed its expectation that results would track the mid-range of the forecasts. The revenue projection in the internal 2014 forecasts for our Diameter product was significantly reduced from prior internal forecasts. After the discussion of the tentative third quarter results and the internal 2014 forecasts, the members of management were excused. The board then engaged in a lengthy discussion of:

•	the value of the Sonus offer in the context of the then-current range of PT’s internal 2014 forecasts;

•	the company’s dependence on reselling partners;

•	the slower than expected adoption of Diameter by the telecommunications industry;

•	the status of the company’s Diameter product offering as a competitive product;

•	the general future of the SS7 signaling market, which the board recognized to be declining;

•	the ongoing ability of the company to achieve its projected goals whether alone or with the benefit of channel partners based on its cash and available personnel to support product development necessary to succeed in the Diameter market within a reasonable timeframe;

•	the historic difficulty in accurately projecting signaling sales; and

•	the dependability of certain key channel resellers given that one of them had adopted our competitors’ Diameter product line.

The consensus of the board was that the consideration proposed by Sonus was too low. The board members suggested values in the high three-dollar to mid four-dollar range. The board determined that Mr. Slusser should target a purchase price in excess of $4.00 per share in his negotiations with Sonus.

After considering these matters, our board determined that it would be desirable to formally retain a financial advisor to assist it in exploring the possibility of a transaction with Sonus and to help pursue other potentially interested parties, including with Company A, Company B and other companies with which the company had prior contacts. The board discussed an outline of the terms for Bowen’s engagement to serve as our financial advisor and instructed management to pursue such an engagement. Following these discussions, the company formally retained Bowen by letter dated October 2, 2013 to act as our financial advisor in pursuing potential strategic buyers. The company paid Bowen a retainer fee of $50,000, and agreed to pay an additional contingent fee equal to 1.50% of the sale price of any consummated transaction.

On October 3, 2013, Bowen sent discussion materials to Sonus to support our position of a valuation higher than $3.00 per share. PT’s financial projections for 2014-2017 prepared on July 24, 2013 were included in these discussion materials.

On October 22, 2013, Messrs. Slusser, Lamb, Grana and Rice, joined by representatives of Bowen by telephone, attended another meeting with the management team of Company B, that previously declined to partner with us in the development and resale of our Diameter product line. At the meeting, our management team discussed the synergies available from the sale of the signaling business to Company B. The management team for Company B expressed its belief that our signaling business required more research and development investments than in PT’s business plan, and indicated that the competitive dynamics of the Diameter market made it unlikely that, as a potential acquirer, Company B could build a meaningful market share. Consequently, Company B determined that it was not a good time for Company B to complete an acquisition of PT’s signaling business.

On October 23, 2013, Messrs. Slusser, Lamb, Grana, Rice met with Mr. Dolan, Mr. Scarfo, Mark Greenquist, Sonus’ newly-appointed Chief Financial Officer and Kevin Riley, Sonus’ Vice President of Platform Engineering at the offices of Sonus’ financial advisor, Evercore Group L.L.C., which we refer to as “Evercore,” in New York, New York. Representatives of Bowen also were present. Members of PT’s management gave a presentation focused on the signaling business. Mr. Slusser indicated to Mr. Dolan that the purchase price should be at least $4.00 per share. Mr. Dolan agreed to pursue further discussions at a future date.

On October 24, 2013, the board of directors discussed via conference call the outcomes of the meetings in New York with Company B and Sonus. The board also discussed the forecasted revenue decline in the OEM product lines and the need for increased future investment in the Diameter product line.

On October 25, 2013, representatives of Sonus, Evercore, and Wilmer Cutler Pickering Hale and Dorr LLP, outside legal counsel to Sonus, which we refer to as “WilmerHale,” were granted access to an electronic data room for the purpose of conducting additional due diligence on us. From late October through mid- December, various members of our and Sonus’ management, and our respective financial advisors and outside counsel engaged in multiple conference calls to discuss due diligence matters.

On October 29, 2013, Mr. Lamb gave a presentation to Mr. Dolan, Mr. Greenquist and representatives from Evercore and Bowen via conference call regarding the projected cost of winding down the OEM product lines.

Later on October 29, 2013, Mr. Lamb gave the board an update regarding the status of negotiations with Sonus, including the concern about the costs associated with the winding down of the OEM product lines. When the board inquired about the basis for the wind down costs being discussed with Sonus, Mr. Lamb conveyed that while the cost of the wind down could be up to $1.8 million, it could be offset to some degree by a sale of another line of business, keeping the wind down costs associated with the OEM product lines to approximately $0.8 million.

Also on October 29, 2013, Bowen reached out to the ownership group of Company A to gauge its interest in acquiring PT. The ownership group for Company A expressed no interest and declined to submit an offer.

On November 4, 2013, Mr. Slusser and Mr. Lamb met with Mr. Dolan in Rochester, New York, with representatives of Bowen and Evercore also in attendance. During the meeting, Mr. Dolan offered to increase the value of Sonus’ proposal from $3.00 to $3.50 per share. After Mr. Slusser rejected this proposal, Mr. Dolan offered to increase the consideration to $3.75 per share. Mr. Slusser reiterated that the offer would need to move into the $4.00 range. Mr. Dolan indicated that the offer of $3.75 was final and the meeting concluded.

On November 5, 2013, the board of directors held a special meeting to receive an update on Mr. Slusser’s meeting with Mr. Dolan in Rochester. The board instructed Mr. Slusser to demonstrate to Mr. Dolan the value of the non-signaling business in an attempt to increase the proposed purchase price.

On November 6, 2013, Mr. Slusser contacted Mr. Dolan by telephone to discuss the value of the OEM product lines in order to seek an increase in value to upwards of $4.00 per share. Mr. Dolan did not engage in further negotiation and the call concluded.

Later on November 6, 2013, Mr. Slusser informed the board of directors via email that based on his call with Mr. Dolan, it appeared Sonus would no longer pursue a transaction with PT.

On November 7, 2013, we issued an earnings release announcing third quarter revenue of $7.3 million, compared to $4.7 million in the third quarter of 2012. We announced revenue of $20.7 million for the nine months ended September 30, 2013, compared to $18.0 million for the corresponding period in 2012. In the earnings release, we also noted that as part of our strategic realignment, which was initiated during the fourth quarter of 2012, we were well along in transitioning out of the general OEM product lines through a last-time buy and build program which ends for most customers at the end of 2013 and continues through 2014 for select customers. It was further noted that as of September 30, 2013, 85% of the last-time buy and build orders had been shipped, which accounted for approximately $5.9 million revenue in 2013. Without these non-recurring revenues, PT would have experienced a decline of revenue for the nine months ended September 30, 2013, as compared to the corresponding period in 2012.

In response to Mr. Slusser’s email from November 6, 2013, the board met by telephone on November 8, 2013. Mr. Slusser reported that representatives of Bowen had indicated that the Sonus proposal of $3.75 was still available if a letter of intent could be signed within 10 days. The board instructed Mr. Slusser to continue to pursue negotiations. The board also instructed management to continue its ongoing examination and scrutiny of PT’s internal 2014 forecasts and the assumptions upon which they were based, taking into consideration PT’s historic inability to meet signaling sales goals. Mr. Slusser spoke to representatives at Bowen to indicate PT’s continued interest in negotiating with Sonus, which representatives at Bowen relayed to Evercore’s representatives. Later on November 8, 2013, Evercore’s representatives presented Bowen’s representatives with a revised term sheet with transaction consideration of $3.75 per share in cash and an exclusivity letter agreement.

Between November 8, 2013 and November 11, 2013 members of PT’s management spoke via telephone with representatives of Bowen to discuss the term sheet, and Bowen, in turn, negotiated revisions to the terms with Evercore. Sonus provided a revised term sheet that confirmed that PT’s transaction expenses would be paid out of existing cash with no diminution of the proposed $3.75 per share purchase price.

On November 12, 2013, our board held a special meeting to discuss the non-binding term sheet and exclusivity letter agreement received from Sonus. Also attending the meeting by telephone were representatives of Bowen and Harter Secrest & Emery LLP, which we refer to as “Harter Secrest,” our outside legal counsel. Mr. Slusser discussed changes that had been made to the term sheet, including provisions that provided that if a definitive agreement was executed before the expiration of the exclusivity period provided in the letter agreement, the terms of the definitive agreement would control. The board also discussed the negotiated terms regarding the treatment of stock options and the clarification that all of PT’s transaction expenses would be paid out of existing cash without any impact on the transaction consideration to be received by our stockholders. The board considered in the context of its negotiation of value that as a result of (i) expenses being paid out of cash and not deducted from the purchase price and (ii) the recently identified wind down costs associated with the OEM product lines, the transaction consideration could reasonably be viewed as effectively approaching $4.00 per share. Harter Secrest discussed with the board the “fiduciary out” provision that would be in the definitive agreement, which would allow the company to consider alternative proposals under certain circumstances. Harter Secrest also discussed with the board generally its fiduciary duties in the context of a change of control transaction and the anticipated timing of entering into a definitive agreement and obtaining stockholder approval. Bowen gave a presentation detailing, among other things, historic stock trading prices; historic P/E multiples; a review of the unsuccessful attempts to develop interest from other members of the industry in acquiring some or all of the company’s product lines; the interest of prior offerors at levels barely in excess of cash; the attempts to interest Company B in acquiring the entire signaling and Diameter product line which was rejected; and the history of the Sonus offer. Following discussion and deliberation, a majority of the board, with one director dissenting, voted to authorize Mr. Slusser to enter into the term sheet and exclusivity letter agreement in the forms presented to the board. Mr. Slusser executed the term sheet and the exclusivity letter agreement later that day.

On November 14, 2013, the outside directors held a meeting to discuss the ongoing business of the company and the proposed merger with Sonus. Earlier in the day, at a regular meeting of the board of directors, management made a presentation to the board regarding its ongoing examination of the internal 2014 forecasts and analysis of the assumptions upon which the internal 2014 forecasts had been based as the board had requested at the November 8, 2013 meeting. Management indicated that certain of the assumptions upon which the internal 2014 forecasts had been based were now subject to additional risks. These risks included (i) indications that the non-signaling business might not operate as profitably as represented in the mid-range forecast because of negative developments with non-signaling customers and (ii) a significant likelihood that the non-signaling business would operate at a loss during 2014. Management also discussed that the forecasted restructuring charge in 2014 resulting from the discontinuation of the OEM product lines may need to be greater than initially forecasted. Management expressed its belief that based on these recent developments, even if PT met its signaling sales projections, it was more likely that financial results for 2014 would be in the low range as opposed to the mid-range, as had been discussed at the October 2, 2013 board meeting. Management explained Sonus’ position that the wind up of the non-signaling business would constitute an unprofitable distraction from PT’s core signaling business. The board considered the potential lack of profitability of the non-signaling business as a negative development in its negotiations with Sonus, as it had previously hoped to seek an increased price based on the value of the non-signaling business. The board also discussed that while the potential for Diameter trials seemed positive, the internal 2014 forecasts indicated that sales for Diameter likely would be pushed back by a number of months during the first half of 2014 due to the slower than anticipated adoption and interest in adopting Diameter by prospective end users. Although the board noted that the delayed adoption of Diameter could allow time to expand the Diameter offering and develop sales channels, it doubted the company’s ability to seize the opportunity due to its thin level of personnel to devote to sales and research and development and need to make substantially investments in these areas. The board also reviewed historic projections with respect to the signaling business, and noted that over the past three years the company had failed to achieve projected revenues by varying but significant percentages in all but a few quarters. The board concluded that the company’s size and financial status were prohibitive barriers to achieving projected performance without the support of significant reseller partners to establish the viability of our Diameter product line to customers.

The outside directors reviewed the proposal from Sonus in light of:

•	the updated expectation of management that achievement of the low range of the internal 2014 forecasts was most likely and the additional risks impacting the assumptions upon which the low-range internal 2014 forecasts were based regarding the non-signaling business;

•	the historic experience of signaling revenues being below forecasted levels;

•	slow progress in improving sales and product development;

•	lack of expected growth in our P/E multiple in 2014 even if projections could be met in full;

•	the projected first two quarters of losses in 2014 in the OEM product lines;

•	expected challenges in sales development for the Diameter product line if we proceeded forward without a reseller relationship;

•	the adequacy of our finances to support signaling trials and research and development for the Diameter product line; and

•	the need to establish additional reseller partners.

In addition, the board discussed the desirability of obtaining a fairness opinion regarding the consideration to be received in any sale transaction and who should render any such opinion. The board noted that our engagement letter with Bowen did not contemplate Bowen providing a fairness opinion to the board. The board discussed whether to seek a fairness opinion from Bowen or another firm, and considered the substantial additional fee for the fairness opinion, separate from the transaction fee to be paid to Bowen. The board considered whether a fairness opinion from Bowen could be impacted by the contingent fee it would receive upon the consummation of a sale of the company. The board and our management identified three potential candidates to provide a fairness opinion, including Bowen, Craig-Hallum and another financial advisor. The board instructed management and a committee of two outside directors to discuss with each of them the process for and costs of obtaining a fairness opinion.

The board discussed the need to structure the deal with Sonus to permit a recheck of interest with third parties and what measures, if any could improve the current offer without eliminating interest. The board discussed the negotiations which led to the currently proposed transaction, and a majority of outside directors concluded that the company should continue with the proposed transaction.

On November 18, 2013, WilmerHale circulated a draft merger agreement to Harter Secrest, and through December 10, 2013, multiple drafts of the merger agreement and related transaction documents were circulated to the working group by Harter Secrest and WilmerHale. Legal and financial advisors for us and Sonus met via teleconference to negotiate the terms of the merger agreement several times during this period. At the board’s direction, representatives from Harter Secrest sought to negotiate the terms of the merger agreement’s “no-shop” provisions to include a “go-shop” provision whereby PT could solicit potential buyers, which was rejected by representatives from WilmerHale. In response, Harter Secrest proposed a limited “go-shop” provision whereby PT could solicit buyers for a short time period. When WilmerHale rejected this proposal, Harter Secrest sought to eliminate the requirements regarding the notice that PT would need to provide to Sonus if it received unsolicited offers, but WilmerHale also rejected this suggestion. Ultimately, Sonus rejected all proposed changes with respect our ability to consider other proposals, except that Sonus agreed to:

•	reduce from $1.5 million to $1.2 million the amount of the termination fee payable by us to Sonus if we terminate the merger agreement to accept an unsolicited superior proposal submitted by a third party;

•	reduce the amount of advance notice required to be provided by us prior to entering into any negotiations with a third party; and

•	reduce the amount of time Sonus would have to respond to a competing proposal before we could terminate the merger agreement.

Other negotiations covered the scope of representations, warranties and covenants contained in the draft merger agreement, the treatment of stock options upon the effective time of the merger, severance payments to employees, including our executive officers, our ability to terminate the merger agreement to pursue such other proposals, the respective termination rights of the parties, and the amount and circumstances under which we would be obligated to pay Sonus a termination fee.

On November 26, 2013, board members, Connors, Tillman and Slusser met via teleconference with representatives of Harter Secrest to discuss the typical fairness opinion process, and considerations for selecting a financial advisor to render a fairness opinion. Following discussion, representatives from Bowen joined the call to discuss Bowen’s qualifications to provide a fairness opinion. Later that same day, Messrs. Connors, Tillman and Slusser met via teleconference with two other financial advisors, including Craig-Hallum, to discuss each advisor’s qualifications and the timing of the fairness opinion process.

On November 27, 2013, our board held a meeting, at which Mr. Lamb and representatives of Harter Secrest were present, to discuss the structure of the merger, the status of negotiations with Sonus and its advisors, and to further discuss the engagement of a financial advisor to render a fairness opinion. The board discussed and directed further questions to Harter Secrest regarding directors’ fiduciary duties with respect to engaging a financial advisor to provide a fairness opinion and recent trends in stockholder litigation. Our board also discussed and directed questions to Harter Secrest concerning the terms and conditions of the merger agreement. Specifically, the board discussed the terms of traditional fiduciary “outs,” the termination fee and terms that would allow our board greater flexibility in considering the terms of any competing acquisition proposals that might be received by the company. The board concluded that in light of the financial and operational outlook for the company and the efforts undertaken by management and representatives of Bowen to pursue alternative strategic reorganizations over the prior 18 months, further efforts to seek alternative proposals prior to executing the merger agreement, which would not be permitted under the terms of the exclusivity letter, would not be required. Instead, the board determined to seek more flexibility in the definitive agreement with respect to the company’s ability to consider alternative proposals that could be made following the execution of such an agreement.

Following discussion, our board authorized the engagement of Craig-Hallum to render an opinion to our board as to the fairness, from a financial point of view, of the merger consideration to be paid to our stockholders for their shares of common stock (other than dissenting shares and excluded shares) in connection with the potential acquisition transaction. Among the factors considered by our board in determining to retain Craig-Hallum was its (i) experience in the valuation of small/micro-cap public companies, (ii) its knowledge of our business and affairs and the industry in which we operate and (iii) its independence of any involvement in the negotiations leading up to the proposed transaction. In addition, our board noted that we placed no restraints on Craig-Hallum as to its conclusion regarding the fairness of the merger consideration to be paid to our stockholders. Our board also noted that the fee arrangement with Craig-Hallum did not involve any fees that are contingent upon consummation of the merger, and the costs of retaining Craig-Hallum were competitive. Our board did not determine to retain Craig-Hallum because of any conflict or disagreement with Bowen, and our board did not ask Bowen to render an opinion as to the fairness of the merger consideration to be paid to our stockholders. As noted, prior to authorizing our management to retain Craig-Hallum, our management and board considered two other investment banks, including Bowen, but ultimately selected Craig-Hallum based on the factors discussed above. We subsequently retained Craig-Hallum on November 29, 2013.

On December 10, 2013, our board held a meeting, at which Messrs. Lamb and Grana and representatives of Bowen, by telephone, and Harter Secrest were present, to discuss:

•	an update of negotiations with Sonus and timetable;

•	a review of fiduciary duties, including as discussed previously with Harter Secrest on November 27, 2013;

•	a review of efforts taken by PT over the past 18 months to improve stockholder value;

•	a historical review, presented by representatives of Bowen regarding pre-signing market checks;

•	the terms of the merger agreement; and

•	the need to address ongoing business matters should the transaction fail to close.

The board agreed to meet the next day to discuss the merger agreement after further independent review. Following the conclusion of the meeting, the outside directors met separately with representatives of Harter Secrest to further discuss the merger agreement.

On December 11, 2013, the board met with Messrs. Lamb, Grana and Rice and representatives of Harter Secrest to conduct an in-depth review of the terms of the merger agreement. Representatives of Harter Secrest gave a detailed review of the agreement and answered questions. Following the review, at the request of the directors, Mr. Slusser confirmed that none of PT’s executive officers had any agreement or understanding regarding future employment arrangements with Sonus. Immediately thereafter, the outside directors of the board met separately to further discuss the merger agreement with representatives of Harter Secrest.

Later on December 11, 2013, the board met with Mr. Lamb, Edward J. Knauf, PT’s Controller, and representatives from Harter Secrest. The board reviewed a preliminary draft of the financial analyses received earlier from Craig-Hallum. Following the review, representatives from Craig-Hallum joined the meeting to present the material assumptions of their financial analyses and to respond to questions. Mr. Knauf inquired as to whether the revenue multiples that Craig-Hallum used for PT in its analysis of implied enterprise values of publicly-traded companies had taken into account the impact of the non-recurring payments associated with the last-time buy and build orders of the OEM products, since these non-recurring payments amounted to $5.9 million in revenue for the nine months ended September 30, 2013 and would result in additional non-recurring revenue in the fourth quarter of 2013. Craig-Hallum confirmed that these terminal revenues were included in its analysis, so the board concluded that without such terminal revenues, the implied enterprise value of the transaction would be closer to the median to median-high range of enterprise values calculated by Craig-Hallum. Craig-Hallum stated, that subject to finalization of its financial analysis, it anticipated that it would be able to provide an opinion that the merger consideration to be paid to the holders of PT common stock for their shares of our common stock (other than dissenting shares and excluded shares) in the merger was fair, from a financial point of view, to such holders. Immediately thereafter, the outside directors of the board met separately to further discuss the financial analysis of Craig-Hallum.

On December 12, 2013, our board held a meeting, at which Mr. Lamb and representatives of Craig-Hallum and Harter Secrest were in attendance, to consider and discuss the terms of the proposed transaction with Sonus. Representatives of Craig-Hallum reviewed with our board Craig-Hallum’s finalized financial analyses of the proposed $3.75 per share price and delivered to our board its oral opinion, subsequently confirmed in writing, that, as of December 12, 2013 and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be paid to the holders of our common stock for their shares of our common stock (other than dissenting shares and excluded shares) in the merger was fair, from a financial point of view, to such holders. Our board then engaged in deliberations and, after reviewing and discussing the terms of the merger agreement, and taking into consideration the factors described in this proxy statement under “Reasons for the Merger and Recommendation of our Board of Directors,” our board unanimously (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of PT and its stockholders, (ii) approved the merger agreement and (iii) recommended that PT stockholders adopt the merger agreement.

Later on December 12, 2013, the parties executed the merger agreement. Before the opening of trading on December 13, 2013, Sonus and PT issued a joint press release announcing the signing of the merger agreement and the transactions contemplated thereby.

Reasons for the Merger and Recommendation of our Board of Directors

Reasons for the Merger

During the course of its deliberations on the merger, our board of directors held numerous meetings and consulted with our senior management, financial advisors and legal counsel, and reviewed, evaluated and considered a significant amount of information and data, as well as the following material factors:

•	Financial Condition and Prospects of the Company. Our board considered its knowledge and familiarity with our business, financial position, operations, prospects, business strategy, assets and future growth prospects, and the potential long-term value of the company taking into account our future prospects relative to the risks involved in achieving those prospects, including those Risk Factors discussed in our annual report on Form 10-K for the year ended December 31, 2012. In particular, our board considered the following material factors:

•	the risks inherent in our current operating plan; in particular, the risks associated with managing a transition from a primary reliance on our non-signaling business to a primary reliance on our signaling business, including that we will not be able to achieve the revenue growth necessary in the continuing elements of our product portfolio to offset revenue decreases and operating losses from our transition out of our OEM product lines and eventually return to profitability;

•	our history of continuing losses, including net losses of $7.1 million, $1.2 million, and $11.2 million in 2012, 2011, and 2010, respectively. The Company reported revenue of $20.7 million and a loss of $.2 million during the first nine months of 2013, of which 28.5% or $5.9 million of nonrecurring revenue was derived from the OEM product lines;

•	our failure to meet projected revenue forecasts, especially with respect to our signaling business;

•	the recent substantial declines in our government business, and the possibility of further declines due to cutbacks in government spending;

•	the risk that our non-signaling business may operate at a loss during 2014;

•	unexpected delays in the adoption and/or demand for our Diameter product line;

•	the sales risk associated with substantial reliance on channel partners in trying to grow both our signaling and non-signaling systems business;

•	an increase in the number and size of competitors in the Diameter market; and

•	the investments in research and development and sales and marketing that would be required for PT to meet its projected growth forecasts.

•	Challenges of Remaining Independent. Our board considered our historical, current and projected financial condition and results of operations if we were to remain an independent public company. Our board considered the following material factors:

•	that if we are unable to generate sufficient cash flow from operations or raise additional capital on acceptable terms, we may have to further delay, reduce the scope of, or eliminate some or all of our research and development programs or other operations, which may include delaying further development of our products necessary to generate revenue growth in our signaling business;

•	that we have implemented restructurings over the past several years that have reduced costs but will limit the company’s growth and development;

•	the unpredictability of demand for our products and the resulting unpredictable impact on revenues and cash flows, which could among other things make generating positive cash flows or attracting financing more difficult; and

•	the ongoing cost of being a publicly-traded company listed on a national stock exchange, which places a significant fixed burden on our results of operations.

•	Industry Conditions. Our board considered the nature of the network communications industry in which we compete and the following material industry trends and economic and market conditions, both on a historical and on a prospective basis:

•	the generally difficult business environment in which we currently operate, including the lasting effects of the global recession and credit crisis on our company and on our customers and the demand for our services;

•	competitive conditions in the network communications industry, and in particular the Diameter market, including the fact that existing competitors are combining their resources to compete more effectively against us;

•	the number and size of competitors in the Diameter market; and

•	ongoing changes in the network communications industry, including the complexity and uncertainty regarding the development of new technologies.

•	Current Economic, Financial and Stock Market Conditions. Our board considered the following material factors:

•	the current macro-economic climate and conditions in the United States and around the world, and the potential impact of these conditions on our business and prospects as an independent company;

•	current conditions in the financial markets generally; and

•	the historical trading prices and other statistics with respect to our common stock and the stock of certain comparable companies that our board of directors, in consultation with its financial advisor, determined to be relevant.

•	Review of Strategic Alternatives. Our board considered and discussed with our management and advisors several potential alternatives to the acquisition by Sonus, including the possibility of our continuing to operate as an independent entity, the possibility of being acquired by another company, or acquiring, merging with, or engaging in another strategic transaction with, other companies in the network communications industry, the possibility of certain asset sales, and various recapitalization and restructuring strategies (including the restructuring measures we announced and implemented during 2012-2013), along with the timing and the likelihood of accomplishing those alternatives and the potential benefits and risks associated with those alternatives.

•	Full and Fair Value. Based on our board’s familiarity with our business, operations, prospects, business strategy, assets, financial condition and results of operations, and the certainty of this value in cash in the merger compared to the potential rewards, risks and uncertainty associated with the operation of our business as an independent company, on our experience of seeking alternatives over the past 18 months, and on the advice of our financial advisor referred to below, our board determined that the merger consideration of $3.75 per share represents full and fair value for the shares of our common stock.

•	Highest Value Attainable. Our board believes that our stockholders will receive the highest price reasonably obtainable for their shares through the merger due to:

•	the belief of our board that after extensive negotiations with representatives of Sonus, we obtained the highest price that Sonus is willing to pay for PT; and

•	the fact that our board, with the advice and assistance of our management and representatives from Bowen, evaluated a list of third parties that it believed would be reasonably expected to have interest in an acquisition of PT based on their respective businesses, strategic objectives and financial capabilities, and Bowen contacted these third parties to determine their level of interest in an acquisition of PT, and ultimately did not receive any offers or proposals to acquire PT from any of them.

•	Certainty of Value. Our board believes that the merger consideration of $3.75 per share to be received by PT stockholders in the merger provides certainty of value to our stockholders in the near term because:

•	the merger consideration is a fixed amount per share payable in cash;

•	the financial strength of Sonus and its ability to pay the merger consideration from cash on hand;

•	Sonus has agreed to assume the company’s expenses associated with the merger;

•	our board’s view that the merger is likely to be completed, based on, among other things, the limited number of conditions to the merger and the absence of a financing condition in the merger agreement; and

•	our board’s view that a transaction with Sonus could be completed relatively quickly and in an orderly manner, based on the business reputation and capabilities of Sonus and its management and the financial resources of Sonus.

•	Premium to Current and Historical Trading Prices of Our Shares. Our board considered the merger consideration of $3.75 per share to be received by PT stockholders in the merger, which reflected:

•	a 25.8% premium to the $2.98 per share closing price of PT common stock on December 12, 2013, the date of the merger agreement;

•	a 39.4% premium to the historical spot price one month prior to the date the merger agreement was announced, which was $2.69 per share;

•	a 5.9% premium to the historical spot price three months prior to the date the merger agreement was announced, which was $3.54 per share;

•	a 220.5% premium to the historical spot price six months prior to the date the merger agreement was announced, which was $1.17 per share;

•	a 373.7% premium to the historical spot price one year prior to the date the merger agreement was announced, which was $.79 per share; and

•	a 3.6% premium to the 52-week high close price, which was $3.62 per share.

•	Financial Analyses and Opinion of Financial Advisor. Our board considered the financial analyses prepared and presented by representatives of Craig-Hallum on December 12, 2013 as well as the oral opinion of Craig-Hallum to our board of directors, subsequently confirmed in writing, that, as of December 12, 2013 and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be paid to the holders of shares of PT common stock for their shares of common stock (other than dissenting shares and excluded shares) in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Craig-Hallum, dated as of December 12, 2013 is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement in its entirety. See also “The Merger—Opinion of Craig-Hallum” beginning on page 40 of this proxy statement.

•	Terms of Merger Agreement; Ability to Respond to Unsolicited Proposals. Our board considered the terms and conditions of the merger agreement, including:

•	our ability to consider and respond to, under certain circumstances specified in the merger agreement, an unsolicited, written proposal for an alternative transaction from a third party prior to the receipt of shareholder approval of the merger;

•	the right of our board, under certain circumstances specified in the merger agreement, to change its recommendation that our stockholders adopt the merger agreement; and

•	the right of our board, after complying with the terms of the merger agreement, to terminate the merger agreement in order to accept a superior offer upon payment of a termination fee of $1.2 million, and the belief of our board, after discussion with our advisors, that the termination fee did not represent an unreasonable barrier to another interested party making a competing offer.

•	Stockholder Approval Requirement; Appraisal Rights. Our board considered:

•	the fact that consummation of the merger would be subject to the adoption by our stockholders of the merger agreement, and that they would be free to reject the merger agreement; and

•	the availability of statutory appraisal rights to our stockholders who comply with all the required procedures under Section 262 of the DGCL, which allow such stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. For a further discussion of statutory appraisal rights, see “Appraisal Rights” beginning on page 72 of this proxy statement.

In reaching its decision to approve the merger agreement and the merger, and to recommend that our stockholders adopt the merger agreement, our board of directors considered the following potentially negative aspects of the merger and consequences of announcing the merger, but nevertheless determined that the merger agreement and the merger are advisable and in the best interests of our stockholders:

•	No Stockholder Participation in Future Growth or Earnings. The fact that, while the merger gives our stockholders the opportunity to realize a premium over the prices at which the shares were traded prior to the meeting of our board to consider and approve the merger agreement, our stockholders, will cease to participate in our future earnings growth or benefit from any future increase in our value following the merger, and the possibility that the price of the shares might have increased in the future to a price greater than $3.75 per share.

•	No-Shop Restrictions. The restrictions contained in the merger agreement on our ability to solicit competing acquisition proposals and the requirement that we pay a termination fee of $1.2 million to Sonus in order to terminate our merger agreement with Sonus and accept a superior acquisition proposal from a third party, which may discourage third parties from making a competing proposal to acquire PT.

•	Closing Conditions. The fact that completion of the merger would require the satisfaction of closing conditions that are not within our control, including that no material adverse effect on our company has occurred.

•	Taxable Consideration. The fact that the gains from the transactions contemplated by the merger agreement would be taxable to stockholders for U.S. federal income tax purposes, and any gains from any appraisal proceeding could be taxable for U.S. federal income tax purposes to stockholders who perfect their appraisal rights.

•	Potentially Disruptive Impact of the Merger. The potentially disruptive effect the announcement and pursuit of the merger might have on management and other resources available for the continued operation of our business in the ordinary course, our ability to attract and retain key personnel, and our ability to retain and attract customers and to maintain and grow sales.

•	Risks Associated With Nonconsummation. The possibility that the merger might not be consummated and the potentially negative effect of a public announcement of the merger on our operating results and stock price, our ability to attract and retain key personnel, our ability to retain and attract customers and to maintain and grow sales, and the progress of certain projects under development.

•	Interim Restrictions on Business Pending the Consummation of the Merger. The fact that the merger agreement contains restrictions on the conduct of our business prior to the consummation of the merger, generally requiring us to conduct our business in the ordinary course and preventing us from taking certain specified actions, subject to specific limitations, all of which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger and could adversely impact us if the merger is not completed and we remain independent.

•	Potential Conflicts of Interest. The fact that our executive officers and directors have certain interests in the transaction that are different from, or in addition to, those of our other stockholders. For a further discussion of such interests, see “The Merger—Interests of PT’s Directors and Executive Officers in the Merger” on page 50 of this proxy statement.

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive, but includes the material factors considered by our board of directors. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, outside counsel and financial advisors. Individual members of our board may have given different weight to different factors.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously approved the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated thereby are fair to, advisable and in the best interests of PT’s stockholders. Accordingly, our board of directors unanimously recommends that our stockholders approve the proposal to adopt the merger agreement and that you vote “FOR” the proposal to adopt the merger agreement at the special meeting.

Opinion of Craig-Hallum Capital Group

Pursuant to an engagement letter dated November 29, 2013, PT retained Craig-Hallum Capital Group LLC to provide an opinion to its board of directors based on Craig-Hallum’s qualifications, experience, reputation and knowledge of PT’s business and affairs and the industry in which PT operates. On December 12, 2013, Craig-Hallum delivered its oral opinion to PT’s board of directors, subsequently confirmed in writing, that, as of the date of Craig-Hallum’s opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the merger consideration to be paid to the holders of PT’s common stock for their shares of common stock (other than dissenting shares and excluded shares) in the merger, was fair, from a financial point of view, to such holders.

The full text of Craig-Hallum’s written opinion, dated as of December 12, 2013 which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering the opinion, is attached as Annex C to this proxy statement. You are urged to, and should, read the opinion carefully and in its entirety. Craig-Hallum’s opinion is directed to PT’s board of directors and is intended for the benefit and use of PT’s board of directors in connection with its consideration of the merger, and addresses only the fairness, from a financial point of view, to the holders of PT’s common stock of the merger consideration to be paid to such holders for their shares of common stock (other than dissenting shares and excluded shares) in the merger, and does not address any other aspect of the merger. Craig-Hallum’s opinion is not intended to be and does not constitute a recommendation to PT’s board of directors or any stockholder of PT as to how to vote or act with respect to the merger or any related matter. Craig-Hallum assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. This summary of Craig-Hallum’s opinion is qualified in its entirety by reference to the full text of the opinion, attached as Annex C to this proxy statement.

In connection with rendering its opinion, Craig-Hallum, reviewed and considered such financial and other matters it deemed relevant, including, among other things:

•	the financial terms of an unsigned execution copy of the merger agreement dated December 10, 2013;

•	certain business, financial and other information and data of PT from publicly available sources or the internal records of PT, including audited financial statements for PT’s 2010 through 2012 fiscal years and unaudited financial statements for the first three quarters of PT’s 2013 fiscal year;

•	internal financial projections for PT on a stand-alone basis prepared by PT management, including forecasts prepared management of future utilization of PT’s net operating losses;

•	discussions with certain members of PT’s management concerning PT’s business and prospects;

•	PT’s stock price trading history and similar information for certain other companies deemed by Craig-Hallum to be comparable to PT;

•	comparisons of the financial performance of PT to financial performance of certain other publicly-traded companies deemed by Craig-Hallum to be comparable to PT;

•	the financial terms, to the extent publicly available, of certain acquisition transactions that Craig-Hallum deemed to be relevant;

•	a discounted cash flow analysis for PT on a stand-alone basis that was prepared by Craig-Hallum utilizing information prepared and furnished to Craig-Hallum by PT management;

•	premiums paid, to the extent publicly available, of merger transactions that Craig-Hallum deemed to be relevant; and

•	such other factors and analyses as Craig-Hallum deemed appropriate.

In conducting its review and rendering its opinion, Craig-Hallum, with the consent of the PT board of directors, relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with, reviewed by, provided to or otherwise made available to Craig-Hallum; did not attempt to independently verify, and assumed no responsibility for the independent verification, of such information; relied upon the assurances of PT’s management that the information provided was prepared on a reasonable basis in accordance with industry practice, and that management was not aware of any information or facts that made the information provided to Craig-Hallum incomplete or misleading; assumed that there were no material changes in PT’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Craig-Hallum prior to the date of its opinion; assumed that PT was not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger; assumed with respect to financial forecasts, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to PT and the merger reviewed by Craig-Hallum, that such information reflected the best available estimates and judgments of PT’s management at that time; and expressed no opinion as to any financial forecasts, net operating loss or other estimates or forward-looking information of PT or the assumptions on which they were based.

Craig-Hallum also assumed, with the consent of the PT board of directors, that the final executed form of the merger agreement did not differ in any material respects from the latest draft provided to Craig-Hallum, that the representations and warranties in the merger agreement are true and correct, that each party will perform all covenants and that the merger will be consummated in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on PT or alter the terms of the merger. Craig-Hallum is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of PT and its legal, tax and regulatory advisors with respect to such matters.

Craig-Hallum was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by Craig-Hallum, nor was Craig-Hallum furnished with any such verification and Craig-Hallum does not assume any responsibility or liability for the accuracy or completeness thereof. Craig-Hallum did not conduct a physical inspection of any of the properties or assets of PT. Craig-Hallum did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of PT, nor was Craig-Hallum furnished with any such evaluations or appraisals, nor did Craig-Hallum evaluate the solvency of PT under any state or federal laws.

In arriving at its opinion, Craig-Hallum was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving PT or its assets. Craig-Hallum did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to PT or the effect of any other arrangement in which PT might engage. Craig-Hallum was directed to provide its opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of PT common stock for their shares of common stock (other than dissenting shares and excluded shares) in the proposed merger. Craig-Hallum did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation in the merger or the ability of the surviving corporation to pay its obligations when they become due. Craig-Hallum expressed no opinion as to the amount, nature or fairness of consideration or compensation to be received in or as a result of the proposed merger by option holders, officers, directors, employees or any other class of such persons or relative to or in comparison with the merger consideration to be received by holders of PT common stock for their PT common stock.

Craig-Hallum’s opinion was not intended to and does not constitute a recommendation to any stockholders as to how such holder should vote with respect to the merger or any other matter, and should not be relied upon by any stockholder as such. Craig-Hallum assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Craig-Hallum’s opinion was approved by a fairness opinion committee in accordance with established procedures.

Craig-Hallum’s opinion was necessarily based on economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Craig-Hallum, as of the date of its opinion. Craig-Hallum did not express any opinion as to the prices or trading ranges at which PT common stock will trade at any time.

The merger consideration was determined through negotiations between PT and Sonus and was approved by the PT board of directors. Craig-Hallum provided its opinion to the PT board of directors as described above, but did not recommend any specific consideration to the PT board of directors or suggest that any specific consideration constituted the only appropriate consideration for the merger. In addition, Craig-Hallum’s opinion and its presentation to the board of directors were one of many factors taken into consideration by the board of directors in deciding to approve the merger. Consequently, the analyses as described below should not be viewed as determinative of the opinion of the PT board of directors with respect to the consideration to be paid to the holders of shares of PT common stock for their shares of common stock or whether the PT board of directors would have been willing to determine that different consideration was fair.

Summary of Financial Analysis

In accordance with customary investment banking practice, Craig-Hallum employed generally accepted valuation methods in reaching its financial opinion. The following is a summary of the financial analyses contained in the presentation that was made by Craig-Hallum to the board of directors on December 12, 2013, and that were utilized by Craig-Hallum in connection with providing its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Craig-Hallum, nor does the order of analyses described represent the relative importance or weight given to those analyses by Craig-Hallum. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Craig-Hallum’s financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2013, and is not necessarily indicative of current or future market conditions.

For purposes of its standalone analyses performed on PT, Craig-Hallum utilized PT’s internal financial projections for calendar years ended December 31, 2013 through December 31, 2018 prepared and furnished to Craig-Hallum by the management of PT. Information regarding the number of fully-diluted shares of common stock outstanding and net operating losses for PT was provided by management.

Selected Publicly Traded Company Analysis

For purposes of this analysis, Craig-Hallum reviewed eleven publicly traded companies that have SS7 or Diameter signaling technology and related network communications and technology, which it separated into two groups based on the enterprise value of the public company. The first group consisted of three public companies with an enterprise value below $250 million and the second group consisted of eight public companies with enterprise values above $250 million.

The three selected companies with enterprise values below $250 million were:

•	AudioCodes Ltd.

•	Dialogic, Inc.

•	Interphase Corp.

The eight selected companies with enterprise values in excess of $250 million were:

•	ADTRAN Inc.

•	Alcatel-Lucent

•	Ciena Corporation

•	Cisco Systems, Inc.

•	Ericsson

•	F5 Networks, Inc.

•	Oracle Corporation

•	Sonus Networks, Inc.

Craig-Hallum obtained financial metrics and projections for the selected companies from SEC Edgar and S&P Capital IQ. In its analysis, Craig-Hallum compared multiples of revenue to enterprise value for PT and the selected companies. Craig-Hallum deemed revenue multiples to be the most relevant valuation metric and deemed EBITDA to be not meaningful because of PT’s minimal EBITDA in the 2013 projections, lack of EBITDA in the historical periods, and the fact that some of the companies included in the comparable public company analysis and precedent M&A transaction analysis had similar minimal or negative EBITDA. For PT and each of the selected companies in both subsets, Craig-Hallum calculated the revenue multiple by dividing the applicable company’s enterprise value, calculated as fully diluted equity value using the treasury stock method, plus total debt, minority interests, preferred stock and out-of-the-money convertible securities, less cash and cash equivalents, by that company’s revenue for the trailing twelve month period and forecasted revenue for calendar year 2014. The trailing twelve month period revenue, which we refer to as “LTM Revenue,” was based on publicly-available company filings. The calendar year 2014 revenue forecast, which we refer to as “2014E Revenue,” for the selected companies was based on research analyst consensus estimates; corresponding estimates for PT were provided by PT management.

Craig-Hallum next calculated the low, median and high values among the selected companies for the LTM Revenue and 2014E Revenue multiples described above, and compared each resulting value to the corresponding implied transaction revenue multiples for PT. The table below summarizes such calculations and comparisons:

	Low		Median		High
Small Group
TEV/LTM Revenue Multiple	0.7	x	1.7	x	2.0	x
TEV/CY2014E Revenue Multiple	1.5	x	1.7	x	1.9	x
Large Group
TEV/LTM Revenue Multiple	0.7	x	1.7	x	3.8	x
TEV/CY2014E Revenue Multiple	0.6	x	1.6	x	3.6	x

Craig-Hallum then calculated a range of implied enterprise values by dividing the enterprise value for each comparable public company by the number of fully-diluted shares outstanding of PT based on the treasury-stock method as of September 30, 2013, as reported by PT to Craig-Hallum, to calculate the following ranges of implied equity values per share of PT common stock. The table below summarizes such calculations and comparisons:

	Low	Median	High
Small Group
TEV/LTM Revenue Multiple	$2.68	$4.70	$5.37
TEV/CY2014E Revenue Multiple	$4.75	$5.21	$5.68
Large Group
TEV/LTM Revenue Multiple	$2.71	$4.75	$8.91
TEV/CY2014E Revenue Multiple	$2.74	$4.99	$9.44

Craig-Hallum noted that the price range of prices of PT common stock implied by this analysis was between $2.68 and $5.68 for the small group companies and between $2.71 and $9.44 for the large group companies, compared to the consideration of $3.75 per share in cash to be paid to holders of PT common stock in the merger for their shares of common stock.

Although Craig-Hallum selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of PT, no selected company is identical to PT. In evaluating the financial multiples for the selected companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Accordingly, Craig-Hallum’s comparison of selected companies to PT and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of PT.

Selected Precedent M&A Transaction Analysis

Craig-Hallum performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of selected transactions that share some characteristics with the merger. Craig-Hallum reviewed and compared the proposed financial terms offered for PT to corresponding publicly available financial terms in nine selected acquisitions. Craig-Hallum reviewed precedent transactions that, in the exercise of its professional judgment, it believed to be relevant to its analysis and that met the following criteria: (i) a target company that focused on SS7 or Diameter signaling technology and related network communications and technologies, (ii) closed since January 1, 2009 with publicly available financial terms, (iii) a target company with implied enterprise value of less than $2 billion, and (iv) the acquisition was not of a minority interest. In its analysis, Craig-Hallum reviewed the following precedent transactions as of the date of announcement:

Announcement Date	Acquiror	Target Company
October 21, 2013	Marlin Equity Partners	Tellabs Inc.
February 4, 2013	Oracle Corporation	Acme Packet, Inc.
December 11, 2012	Trident Private Holdings	TNS Inc.
June 19, 2012	Sonus Networks, Inc.	Network Equipment Technologies Inc.
November 7, 2011	Multiple Private Equity Buyers	Tekelec, Inc.
October 26, 2010	Francisco Partners	Source Photonics, Inc.
October 12, 2010	Platinum Equity Partners	Ulticom Inc.
September 16, 2010	Calix Inc.	Occam Networks, Inc.
June 9, 2010	TEOCO Corporation	TTI Team Telecom International Ltd.

For each precedent transaction, Craig-Hallum calculated the transaction revenue multiple based on the same revenue multiple calculation described above under “Selected Publicly Traded Company Analysis”.

Craig-Hallum next calculated the low, median and high LTM Revenue multiples for the precedent transactions and compared such revenue multiples to PT’s corresponding transaction revenue multiple. The table below summarizes such calculations and comparisons:

	Low	Median	High
TEV/LTM Revenue Multiple	0.3x	0.9x	6.0x

Craig-Hallum then calculated a range of implied enterprise values by dividing the enterprise value for each precedent transaction by the number of fully-diluted shares outstanding of PT based on the treasury-stock method as of September 30, 2013, as reported by PT to Craig-Hallum, to calculate the following ranges of implied equity values per share of PT common stock. The table below summarizes such calculations and comparisons:

	Low	Median	High
TEV/LTM Revenue Multiple	$2.01	$3.26	$13.92

Craig-Hallum noted that the price range of prices of PT common stock implied by this analysis was between $2.01 and $13.92, with a median of $3.26, compared to the consideration of $3.75 per share in cash to be paid to holders of PT common stock in the merger for their shares of common stock.

No company or transaction utilized in the selected precedent transactions analysis is identical to PT or the merger. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of PT, such as the impact of competition on the business of PT or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of PT or the industry or in the financial markets in general.

Discounted Cash Flow Analysis

Craig-Hallum conducted an illustrative discounted cash flow analysis for the company on a stand-alone basis, which is designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. Craig-Hallum calculated a range of implied equity values per share of PT common stock based on forecasts of future unlevered free cash flows for fiscal 2014 through fiscal year 2018 provided by management of PT. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, plus stock-based compensation, less capital expenditures, less capitalized software, and less the amount of any increase or plus the amount of any decrease in net working capital) of PT for fiscal years 2014 to 2018, using an assumed tax rate of 36.0% (which tax rate was provided by PT). Craig-Hallum then calculated a terminal value for PT using the perpetuity growth method and the terminal value method. The terminal value for the perpetuity growth method was calculated by applying to the fiscal year 2018 estimated unlevered free cash flow a selected range of perpetuity growth rates of 2.0% to 4.0%, which is slightly above the last 10-year GDP average growth rate. The terminal value for the terminal value method was calculated by applying a range of terminal LTM Revenue multiples of 0.7x to 2.70x (which range was selected based on Craig-Hallum’s professional judgment after consideration of the comparable company multiples using the same comparable companies from the Selected Publicly Traded Company Analysis described above) to PT’s management’s forecast of LTM Revenue for fiscal year 2018 for PT. In addition, Craig-Hallum added PT’s net operating loss carryforwards expected to be utilized by PT’s management to reduce future federal and state taxes, in each case based on PT’s internal estimates of PT’s management. These unlevered free cash flows, terminal values and net operating loss carryforwards were then discounted to present values as of December 31, 2013 using a range of discount rates from 16.0% to 20.0% (which range was selected by Craig-Hallum based upon an analysis of the estimated weighted average cost of capital of PT) to calculate a range of implied total enterprise values for PT. The aforementioned implied common stock equity value ranges were then divided by the number of fully-diluted shares outstanding of PT based on the treasury-stock method as of September 30, 2013, as reported by PT to Craig-Hallum, to calculate the ranges of implied equity values per share of PT common stock. From this analysis, Craig-Hallum derived the low, median and high values produced from the discounted cash flow analysis set forth in the following table:

	Low	Median	High
Perpetuity Growth Method	$3.60	$3.94	$4.43
Terminal Value Method	$3.69	$5.27	$7.12

Craig-Hallum noted that the price range of prices of PT common stock implied by this analysis was between $3.60 and $4.43 based on the perpetuity growth method and between $3.69 and $7.12 based on the terminal value method, compared to the consideration of $3.75 per share in cash to be paid to holders of PT common stock in the merger for their shares of common stock.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, discount rates and terminal value. The valuation derived from the discounted cash flow analysis is not necessarily indicative of PT’s present or future value or results.

Premiums Paid Analysis

Craig-Hallum analyzed the premiums paid in selected transactions in three different groups. In the first group, Craig-Hallum analyzed the premium paid in 64 comparable all cash transactions completed since January 1, 2009 involving a U.S. based public company target in the information technology sector with an enterprise value range between $25 million to $250 million, where at least 80% of the target company was acquired. In the second group, Craig-Hallum analyzed the premiums paid in 41 comparable all cash transactions that were completed since September 10, 2013 involving a U.S. based public company target across all sectors with an enterprise value greater than $25 million, where at least 80% of the target company was acquired. In the third group, Craig-Hallum analyzed the premiums paid in 17 comparable all cash transactions completed since December 10, 2009 where the target company’s stock appreciated more than 100% between the average close price of the stock during the month immediately (as had PT’s common stock) preceding the transaction and the same period in the prior calendar year across all sectors with an enterprise value greater than $25 million, where at least 80% of the target company was acquired.

Craig-Hallum’s analyzed the implied premiums paid in such transactions with respect to the one-day, one-month, three-month, six-month, one-year and 52-week high close historical spot prices prior to the announcement date of the applicable transaction. The implied premiums in this analysis were calculated by comparing the transaction price to the target company’s one-day, one-month, three-month, six-month, one-year and 52-week high close historical spot price prior to the announcement date of the applicable transaction as provided below:

					Implied Per common Share
	Sonus Offer	Premiums Paid Analysis			Equity Value Reference Range
	Premium	Low	Median	High	Low	Median	High
Information Technology Premiums
1-Day Premium	25.8%	(1.8%)	40.5%	165.0%	$2.93	$4.19	$7.90
1-Month Premium	39.4%	(3.4%)	43.0%	221.1%	$2.60	$3.85	$8.64
3-Month Premium	5.9%	(7.4%)	45.6%	872.7%	$3.28	$5.15	$34.43
6-Month Premium	220.5%	(24.6%)	47.9%	268.0%	$0.88	$1.73	$4.31
1-Year Premium	374.7%	(67.2%)	35.4%	486.1%	$0.26	$1.07	$4.63
52-Week High Close Price Premium	3.6%	(67.2%)	(0.7%)	87.4%	$1.19	$3.59	$6.79
All Sectors Last 3 Months Premiums
1-Day Premium	25.8%	(20.0%)	27.2%	142.8%	$2.38	$3.79	$7.24
1-Month Premium	39.4%	(25.7%)	35.9%	127.1%	$2.00	$3.65	$6.11
3-Month Premium	5.9%	(30.4%)	46.7%	134.7%	$2.46	$5.19	$8.31
6-Month Premium	220.5%	(4.3%)	52.8%	352.8%	$1.12	$1.79	$5.30
1-Year Premium	374.7%	(24.4%)	50.4%	233.3%	$0.60	$1.19	$2.63
52-Week High Close Price Premium	3.6%	(34.6%)	11.7%	53.9%	$2.37	$4.04	$5.57
Recent Stock Appreciation Premiums
1-Day Premium	25.8%	(32.2%)	21.9%	184.1%	$2.02	$3.63	$8.47
1-Month Premium	39.4%	(28.2%)	28.2%	175.3%	$1.93	$3.45	$7.41
3-Month Premium	5.9%	(20.8%)	68.7%	778.4%	$2.80	$5.97	$31.09
6-Month Premium	220.5%	(10.3%)	144.2%	595.2%	$1.05	$2.86	$8.13
1-Year Premium	374.7%	27.1%	164.0%	831.9%	$1.00	$2.09	$7.36
52-Week High Close Price Premium	3.6%	(36.4%)	0.3%	22.2%	$2.30	$3.63	$4.42

No transaction utilized in the premiums paid analysis is identical to the proposed acquisition of PT, including the timing or size of the merger, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning PT’s financial and operating characteristics and other factors that would affect the acquisition value of companies to which PT is being compared. Mathematical analysis is not in itself a meaningful method of using selected comparable transaction data.

Conclusion

The summary set forth above describes the financial analyses performed by Craig-Hallum and does not purport to be a complete description of the financial analyses performed by Craig-Hallum or data presented by Craig-Hallum in connection with its opinion delivered to PT’s board of directors on December 12, 2013. The preparation of a financial opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to a partial analysis or summary description. In arriving at its opinion, Craig-Hallum considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Craig-Hallum believes that the summary set forth and the analyses described above must be considered as a whole and that selecting portions thereof, without considering all its analyses, would create an incomplete or misleading view of the process underlying its analyses and opinion. Craig-Hallum based its analyses on numerous assumptions with respect to general business and economic conditions and industry-specific factors and other matters, many of which are beyond the control of PT. Craig-Hallum’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, and such values may be higher or lower than those indicated. The analyses were performed solely in connection with the delivery of Craig-Hallum’s opinion to PT’s board of directors. Craig-Hallum’s analyses are not, and do not purport to be, appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

The issuance of Craig-Hallum’s opinion was approved by its fairness opinion review committee.

Fees and Expenses

Pursuant to the terms of an engagement letter dated November 29, 2013, PT agreed to pay Craig-Hallum a fee of $225,000 for rendering its opinion, which fee is not contingent upon consummation of the merger or whether its opinion is favorable or unfavorable. PT also agreed to reimburse Craig-Hallum for its reasonable out-of-pocket expenses, not to exceed $10,000, unless the company requires additional support after signing of the opinion, in which case the company will reimburse Craig-Hallum for all additional expenses. PT agreed to indemnify Craig-Hallum, its affiliates, and each of their respective shareholders, officers, directors, agents, employees and controlling persons against certain liabilities in connection with or resulting from Craig-Hallum’s engagement.

In the ordinary course of Craig-Hallum’s trading, brokerage, investment management and financing activities, Craig-Hallum or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of their customers, in debt or equity securities of PT, Sonus or Sonus affiliates or other companies or any currency that may be involved in the merger. Craig-Hallum has not otherwise had a material relationship with, nor otherwise received fees from, PT or any other party to the merger, during the two years preceding the date of its opinion. In the future, Craig-Hallum may maintain other relationships with, and provide advisory and other services to PT, Sonus and their respective affiliates, and may receive fees for the rendering of such services.

Financial Projections

PT provided Craig-Hallum with projected financial information for PT for fiscal years 2013 through 2018 in December 2013 in connection with Craig-Hallum’s preparation of its opinion, which we refer to as the “December projections,” and PT provided Sonus with projected financial information for PT for fiscal years 2013 through 2017 in August 2013, based on projections prepared by PT on July 24, 2013, which we refer to as the “July projections,” and together with the December projections, we refer to as the “projections.” The July projections do not reflect our expected financial results as they were prepared in July 2013 for use in discussions of reseller agreements with potential sales channel partners and in connection with our possible acquisition of Company A, assumed much higher and quicker adoption rates of the Diameter product line, assumed we had entered into a reseller agreement with a sales channel partner and are no longer relevant. The projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the standards established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Neither PT’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the projections.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, market and financial conditions and other future events, as well as matters specific to PT’s business, all of which are difficult to predict and many of which are beyond PT’s control. The projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including, those risks discussed on page 16 of this proxy statement under the heading “Special Note Regarding Forward-Looking Statements,” and the various risks set forth in PT’s reports filed with the SEC. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections cover multiple fiscal years and such information by its nature becomes less predictive with each successive fiscal year. In addition, the projections will be affected by PT’s ability to achieve strategic goals, objectives and targets over the applicable periods, in particular its ability to maintain a competitive Diameter product line, develop sales channels for its Diameter product line and achieve significant revenue growth for such products. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond PT’s control. The projections also reflect assumptions as to certain business decisions that are subject to change. Such projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that PT, Sonus or Sonus Merger Subsidiary, Craig-Hallum, any of their respective affiliates or representatives or anyone who received this information then considered, or now considers, it necessarily predictive of actual future events, and this information should not be relied upon as such. None of PT, Sonus, Sonus Merger Subsidiary, Craig-Hallum, any of their respective affiliates or representatives or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described below. None of PT, Sonus, Sonus Merger Subsidiary, Craig-Hallum, any of their respective affiliates or representatives intends to, and each of them disclaims any obligation to, update, revise or correct such projections if they are or become inaccurate (even in the short term).

The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the potential acquisition of PT by Sonus pursuant to the merger agreement. There can be no assurance that the announcement of the merger will not cause customers of PT to delay or cancel purchases of PT’s products and services pending the consummation of the merger or the clarification of Sonus’ intentions with respect to the conduct of PT’s business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of PT to achieve the results reflected in such projections. Further, the projections do not take into account the effect of any failure to occur of the merger and should not be viewed as accurate or continuing in that context.

The inclusion of the projections herein should not be deemed an admission or representation by PT, Sonus or Sonus Merger Subsidiary that they are viewed by PT, Sonus or Sonus Merger Subsidiary as material information of PT, and in fact PT has informed Craig-Hallum that it views the projections as non-material because of the inherent risks and uncertainties associated with such forecasts.

These internal projections are not being included in this proxy statement to influence your decision whether to adopt the proposal relating to the merger agreement or because we believe they are material, but are being included because they were made available by PT to its advisors, Sonus and to Craig-Hallum. The information from the projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding PT contained elsewhere in this proxy statement and PT’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in PT’s projections, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

December Projections

The financial projections that we provided to Craig-Hallum are summarized in the following table. These projections were prepared by our management team based on the information in its possession in early December 2013 and were based on the low-range projections in our internal 2014 forecasts that were presented to the board on November 14, 2013. As discussed in the “The Merger—Background of the Merger” on page 23 of this proxy statement, on November 14, 2013, our management team informed our board that based on updated information the financial results for 2014 would most likely be closer to the low-range of the internal 2014 forecasts because of (i) indications that the non-signaling business might not operate as profitably as represented in the mid-range forecast because of negative developments with non-signaling customers, (ii) a very significant likelihood that the non-signaling business would operate at a loss during 2014 and (iii) slower than expected adoption rates for our Diameter product line. As a result, when our management team provided Craig-Hallum with our projections in early December 2013 for fiscal years 2013 through 2018, they were based on the low-range of our internal 2014 forecasts, as such forecasts represented our view at the time of the most likely financial results for PT.

	Fiscal Year Ended
	December 31, 2013		December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2018
	(in thousands)
SS7 Revenue		$14,835	$17,285	$18,000	$17,000	$16,000	$15,000
Diameter Revenues		1,200	4,000	6,000	9,000	14,000	20,000
IPnexus Revenues		3,700	5,200	5,600	7,000	8,000	8,000
Platform Revenues		6,145	2,700	400	0	0	0
Total Revenues		25,880	29,185	30,000	33,000	38,000	43,000
Gross Profit		13,007	16,534	20,360	22,771	26,860	27,746
Operating Income (loss)		(666)	2,209	5,040	6,340	8,329	7,346
Net Income		(616)	2,259	5,090	6,390	8,379	7,396
Unlevered Free Cash Flow(1)	$		$2,439	$4,649	$5,248	$5,374	$4,815

(1)	Unlevered free cash flows is calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, plus stock-based compensation, less capital expenditures, less capitalized software, and less the amount of any increase or plus the amount of any decrease in net working capital of PT for fiscal years 2014 to 2018, using an assumed tax rate of 36.0%.

July Projections

The financial projections that we provided to Sonus are summarized in the following table. These projections were prepared by our management team on July 24, 2013. These projections were initially prepared to assist us in our discussions with Company A regarding our proposal to acquire Company A and in connection with our negotiations for reseller agreements with potential sales channel partners. We provided these projections to Sonus during our August 2, 2013 meeting where we discussed a reselling relationship with Sonus and potential sale of our signaling business. These projections were also included in a presentation prepared by Bowen that Bowen delivered to Sonus on October 3, 2013, but the projections were clearly labeled to indicate that they reflected management’s views on July 24, 2013. These projections represented management’s view of our expected financial results based on information in management’s possession in late July 2013 before intervening events caused management to adjust its expectations, including our inability to enter into a reseller agreement with a sales channel partner for our Diameter product, slower than expected adoption of Diameter product line, and the expected future reduction in SS7 signaling product sales. Sonus did not rely upon or utilize the July projections in valuing PT as it recognized the inherent uncertainties associated with these projections. Further, the July projections were prepared before management prepared our internal 2014 forecasts in October 2013 and, although these projections were not the basis for our internal 2014 forecasts, they are closer to the high-range of our internal 2014 forecasts. By October 2013, the July projections did not represent management’s views regarding the expected future financial results for PT. These projections are being provided in this proxy statement as context to shareholders, but as they were prepared in July 2013 they no longer represent management’s expectations and hence are no longer relevant.

	Fiscal Year Ended
	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017
	(in thousands)
SS7 Revenue	$14,835	$18,800	$19,500	$18,400	$18,000
Diameter Revenues	1,200	8,600	12,160	19,000	29,800
Platform Revenues	9,845	6,200	6,000	7,000	8,000
Total Revenues	25,880	33,600	37,660	44,400	55,800
Gross Profit	15,707	23,472	28,548	33,796	42,714
Adjusted EBITDA (1)	$332	$7,217	$10,733	$13,810	$19,008

(1)	Non-GAAP presentation that does not include software capitalization, software amortization or amortization of purchased intangible assets.

Interests of PT’s Directors and Executive Officers in the Merger

Change in Control Consideration. Pursuant to the merger agreement, we will make cash payments to our executive officers, Messrs. Slusser, Lamb, Rice, and Grana. The amounts of these cash payments for our named executive officers, Messrs. Slusser, Lamb and Rice and our executive officer, Mr. Grana are set forth in the “Golden Parachute Compensation” table below.

Treatment of PT Stock Options. Pursuant to the terms of their stock option awards, the vesting of PT stock options granted to our directors and certain of the stock options granted to our executive officers, Messrs. Slusser, Lamb, Rice and Grana may automatically accelerate in full upon the effective time of the merger. The value of options that are subject to automatic acceleration of vesting that are held by our named executive officers is shown in the “Golden Parachute Compensation” table below. For a discussion of the equity ownership of our directors and executive officers, please see the tabular information presented on page 76 of this proxy statement under “Security Ownership of Management and Certain Beneficial Owners.”

Prior to the closing of the merger, holders of vested PT stock options (treating as vested any stock options that vest in connection with the closing) with an exercise price that is less than the merger consideration will be permitted to conditionally exercise such vested stock options, which exercise would only be effective upon the closing of the merger. Unless prohibited by applicable law, upon closing of the merger, all PT option holders that conditionally exercise vested stock options will receive a cash payment from the merger consideration equal to $3.75 for each share of PT common stock underlying such stock option, less the amount of the applicable exercise price and any required tax withholdings.

Upon the merger becoming effective, each PT stock option that is unexercised and outstanding as of such date, whether vested or unvested, will be assumed by Sonus and converted automatically into an option denominated in shares of Sonus common stock, which we refer to as the “assumed options.” The assumed options will remain subject to the terms and conditions substantially identical to those in effect at the effective time of the merger, as provided in the applicable PT stock plan and/or stock option agreement, except that:

•	each assumed option will be exercisable for that number of whole shares of common stock, $0.001 par value per share, of Sonus equal to the product (rounded down to the next whole number of shares of Sonus common stock, with no cash being payable for any fractional share eliminated by such rounding) of (i) the number of shares of PT common stock that were issuable upon exercise of the PT stock option immediately prior to the effective time of the merger and (ii) the quotient obtained by dividing $3.75 by the average of the closing sale prices for a share of Sonus common stock as quoted on the NASDAQ Global Select Market for the ten consecutive trading days ending with the third trading day that precedes the closing date, which quotient we refer to as the “equity award exchange ratio”;

•	the per share exercise price for such assumed option will be equal to the quotient (rounded up to the next whole cent) obtained by dividing (i) the exercise price per share of PT common stock at which such assumed option was exercisable immediately prior to the effective time of the merger by (ii) the equity award exchange ratio; and

•	the vesting of each assumed option will not be accelerated as a result of the consummation of the merger or the other transactions contemplated by the merger agreement, except that as described above, PT stock options granted to our directors and certain of our executive officers of PT will automatically accelerate in full upon the effective time of the merger.

Upon the merger becoming effective, Sonus will also assume all of PT’s equity plans that are in effect as of such date, which consist of the Performance Technologies, Incorporated 2003 Omnibus Incentive Plan and the Performance Technologies, Incorporated 2012 Omnibus Incentive Plan.

Golden Parachute Compensation. The following table sets forth the information required by Item 402(t) of Regulation S-K regarding compensation and benefits that will or may be paid or provided to our named executive officers and our executive officer, John J. Grana, in connection with the merger under the circumstances described below.

Name and Title	Cash($) (1)	Equity($) (2)	Pension/ NQDC($)	Perquisites/ Benefits ($)	Tax Reimbursement($)	Other($)	Total($)
John M. Slusser
President and Chief Executive Officer	$168,550	$290,050	—	—	—	—	$458,600
Dorrance W. Lamb
Senior Vice President and Chief Financial Officer	$121,941	$172,500	—	—	—	—	$294,441
J. Patrick Rice
Senior Vice President - Sales, Marketing and Services	$107,015	$57,000	—	—	—	—	$164,015
John J. Grana
Senior Vice President, Products and Technology	$119,225	$85,500	—	—	—	—	$204,725

(1)	Represents the single-triggered cash lump-sum payment that will be paid following completion of the merger as described above under “Change in Control Consideration.”
(2)	Represents the estimated value of the accelerated vesting of PT stock options upon completion of the merger, calculated by multiplying the aggregate number of shares of PT common stock issuable upon exercise of such stock options by an amount equal to $3.75 less the applicable exercise price for such stock option. No value is assigned to either (a) vested stock options that may be exercised at any time prior to the closing of the merger or upon the closing of the merger pursuant to the conditional exercise program describe above under “Treatment of PT Stock Options” with an exercise price per share of PT common stock that is less than $3.75 per share or (b) unvested stock options that will not accelerate upon closing of the merger, which will be assumed by Sonus upon the closing of the merger, as described above under “Treatment of PT Stock Options.”

Indemnification of Directors and Executive Officers. Sonus has agreed that:

•	it will, to the fullest extent permitted by law, cause the surviving corporation, for a period of six years from the effective time of the merger, to honor all of our obligations to indemnify and hold harmless, and provide advancement of expenses to, each of our present and former directors and officers, to the extent that such obligations to indemnify and hold harmless and provide advancement of expenses arise out of or pertain to matters existing on or occurring at or prior to the effective time of the merger agreement to the extent such obligations existed on December 12, 2013 pursuant to our certificate of incorporation, bylaws, or existing indemnification agreements disclosed to Sonus; and

•	for a period of six years after the effective time of the merger, it will cause the surviving corporation to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by PT’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least favorable to such persons as PT’s existing coverage; provided, that in no event shall Sonus or the surviving corporation be required to expend in excess of 300% of the annual premium currently paid by us for such coverage, or, at Sonus’ option, to substitute a six-year prepaid “tail policy” covering such persons with coverage in amount and scope at least favorable to such persons as our existing coverage.

Employment Agreements. We have not entered into any employment agreement or arrangement with our executive officers pursuant to which an executive officer would be entitled to any benefits or compensation in connection with the merger or a termination of employment in connection with the merger, except as described above under “Change in Control Consideration.”

Sonus Employment Agreements with Executive Officers. We do not currently anticipate any executive officer of PT entering into a separate employment arrangement with Sonus prior to or in connection with the closing of the merger.

Continued Compensation and Benefits. Following the merger and until December 31, 2014, Sonus has agreed to maintain for all of our employees immediately prior to the effective time of the merger in the United States, which employees, including our executive officers, we refer to as the “continuing employees”(i) base salary or hourly wage rates as applicable, and incentive compensation opportunities in an amount no less favorable than those in effect as of December 12, 2013 and (ii) welfare and retirement benefits that are no less favorable in the aggregate than those in effect immediately before the effective time of the merger. In addition, Sonus will cause the surviving corporation and each of its subsidiaries to provide to any continuing employee whose employment is terminated prior to December 31, 2014, a severance payment that is no less than the duration of base salary called for under PT’s existing severance matrix and any other treatment that applies under the applicable PT benefit plan or practice. This obligation, however, will not apply to certain executive officers who are eligible for change in control consideration (which will instead apply for this purpose) as described above and will also not apply to individuals whose employment ends for reasons that would not have entitled them to severance under PT’s severance policies (e.g., terminations for cause) as in effect on the date of the merger agreement. PT’s executive officers currently participate, or are eligible to participate, in PT’s employee benefit plans, which include medical, dental, vision, life insurance, accidental death and dismemberment insurance, business travel accident insurance, short-term and long-term disability, employee assistance program, flexible spending accounts, and other welfare benefit plans. Sonus has further agreed to allow continuing employees, including PT’s executive officers, to participate in Sonus’s 401(k) plan, in the event that PT’s 401(k) plan is terminated prior to the effective time of the merger as soon as permitted under the terms of the Sonus 401(k) plan.

The Voting Agreement. Concurrently with the execution of the merger agreement, our Chairman of the Board of Directors, President and Chief Executive Officer, John M. Slusser entered into an agreement with Sonus pursuant to which he agreed to vote in favor of adopting the merger agreement and against any proposal that is in opposition to or in competition with the merger agreement, solely in his capacity as a stockholder of PT, as described in “The Merger—The Voting Agreement.”

Financing of the Merger

We estimate that the total amount of funds necessary to complete the merger and related transactions in connection with the merger is approximately $[•] million, representing, in the aggregate, the amounts due to holders of our outstanding common stock or vested stock options under the merger agreement, assuming that no stockholder demands and perfects appraisal rights and without taking into account our cash on hand. Such amounts are expected to be paid by Sonus from its cash on hand. The merger is not conditioned on Sonus’ ability to obtain financing.

Delisting and Deregistration of PT Common Stock

If the merger is completed, PT common stock will be removed from listing on the NASDAQ Global Market and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

The Voting Agreement

Concurrently with the execution of the merger agreement, our Chairman of the Board of Directors, President and Chief Executive Officer, John M. Slusser entered into a voting agreement with Sonus. The voting agreement expires by its terms upon the earlier of the valid termination of the merger agreement pursuant to its terms and the effective time of the merger. Pursuant to the voting agreement, Mr. Slusser, solely in his capacity as a stockholder of PT, agreed to:

•	vote in favor of the adoption of the merger agreement and against any proposal made in opposition to, or in competition with, the merger agreement, or any other extraordinary corporate actions other than the merger;

•	grant Sonus an irrevocable proxy, which automatically terminates upon the expiration of the voting agreement;

•	refrain from making any direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation or grant with respect to shares of PT common stock owned by him; and

•	refrain, in connection with any acquisition proposal, from: (i) soliciting or knowingly encouraging or facilitating the making of any proposal or offer, (ii) furnishing information regarding the company, engaging in discussions or negotiations and (iii) entering into a letter of intent or similar document.

Mr. Slusser entered into the voting agreement solely in his capacity as a stockholder or beneficial owner, as applicable, and is not restricted or limited in any way in his capacity as a director or officer of PT. Accordingly, the voting agreement does not restrict or limit Mr. Slusser from taking or omitting to take any action in his capacity as a director or officer of PT in order to fulfill his fiduciary duties to PT and its stockholders, including his rights to take or omit to take any action as a director or officer as contemplated in the merger agreement. Such exercise of his fiduciary duty will not be considered a breach of the voting agreement.

Mr. Slusser beneficially owns 274,761 shares of PT common stock and 405,000 options to purchase shares of PT common stock. The 274,761 shares of PT common stock owned by Mr. Slusser represent approximately [•]% of the shares outstanding as of the close of business on the record date and entitled to vote at the special meeting.

The foregoing description of the voting agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. The rights and obligations of the parties to the voting agreement are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this proxy statement. We urge stockholders to read the voting agreement carefully and in its entirety. This summary is qualified in its entirety by reference to the voting agreement attached hereto as Annex B.

Regulatory Approval

We are not required to obtain federal or state regulatory approval in connection with the merger, except that the adoption of the merger agreement requires the affirmative approval of the holders of a majority of the outstanding shares of PT common stock entitled to vote at the special meeting as disclosed in this proxy statement and we must file a Certificate of Merger with the Secretary of State of Delaware.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The summary of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of its terms.

The Merger

The merger agreement provides that, on the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Sonus Merger Subsidiary will be merged with and into PT and, as a result of the merger, the separate corporate existence of Sonus Merger Subsidiary will cease and PT will continue as the surviving corporation and become a wholly-owned subsidiary of Sonus. As the surviving corporation, PT will possess the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of PT and Sonus Merger Subsidiary, all as provided under Delaware law.

The merger agreement provides that the closing of the merger will occur on the second business day after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived, or at such other time as may be agreed to in writing by the parties unless the merger agreement has been terminated pursuant to its terms; provided that if all such conditions have not been satisfied or waived on such second business day, then the closing of the merger will occur on the first business day on which all such conditions have been satisfied or waived.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of merger. The merger is expected to be completed in the first quarter of 2014. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger and without any action on the part of PT, Sonus and Sonus Merger Subsidiary or the holder of any shares of capital stock of PT or capital stock of Sonus Merger Subsidiary, each share of PT common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.75 in cash, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes, other than the excluded shares and the dissenting shares.

The price to be paid for each share of PT common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of PT by reason of any stock split, reverse stock split, stock dividend, distribution, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares of PT common stock or other similar transaction, that occurs prior to the effective time of the merger.

Each share of capital stock of Sonus Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one share of the same class of common stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Sonus will select a paying agent reasonably acceptable to PT to act as agent for the payment after the effective time of the merger of the merger consideration upon surrender of certificates formerly representing PT common stock or shares of PT common stock held in book entry form immediately prior to the effective time of the merger. From time to time after the merger becomes effective, Sonus shall provide, or cause the surviving corporation to provide, to the paying agent, on a timely basis as and when needed, cash necessary for payment of the merger consideration upon surrender of stock certificates and book entry shares.

Within five business days after the effective time of the merger, the paying agent will mail to each holder of record of a certificate or of book entry shares:

•	a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to a certificate will pass, only upon delivery of the certificate to the paying agent and, in the case of book entry shares, delivery will be effected and risk of loss and title will pass only upon adherence to the procedures set forth in the letter of transmittal; and

•	instructions for use in effecting the surrender of certificates and book entry shares in exchange for the merger consideration.

Upon surrender of a certificate or book entry shares for cancellation to the paying agent or to such other agent or agents as may be appointed by Sonus, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the paying agent, the paying agent shall pay to the holder of such certificate or book entry shares (or as otherwise directed in the letter of transmittal) in exchange therefor an amount of cash equal to the merger consideration that such holder has the right to receive. The certificate or book entry shares so surrendered will then be cancelled. In the event of a transfer of ownership of PT common stock that is not registered in the stock transfer records of PT, payment may be made to a person other than the person in whose name the certificate or book entry shares so surrendered is or are registered if, in the case of a certificate, such certificate is properly endorsed or otherwise is in proper form for transfer, or, in the case of book entry shares, the person in whose name such book entry shares are registered has delivered to the paying agent instruments of transfer in such form as the paying agent may require in accordance with its customary procedures for the transfer for securities represented by book entry. In each case, the person requesting such payment must pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such certificate or book entry shares or establish to the satisfaction of Sonus that such tax has been paid or is not applicable. Until surrendered, each certificate and all book entry shares will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of PT common stock formerly represented by such certificate or book entry shares have been converted. No interest will be paid or will accrue on the cash payable upon surrender of any certificate or book entry shares.

The merger consideration paid upon the surrender of a certificate or book entry shares will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of PT common stock formerly represented by such certificate or book entry shares. Upon the effective time of the merger, the stock transfer books of PT will be closed, and there shall be no further registration of transfers on the stock transfer books of the surviving corporation of shares of PT common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificates or book entry shares are presented to the surviving corporation or the paying agent for any reason, they will be cancelled and exchanged as provided above.

Any portion of the payment fund from which the paying agent pays to PT stockholders the merger consideration that remains undistributed to the holders of certificates and book entry shares for twelve months after the effective time of the merger will be delivered by the paying agent to Sonus, upon demand, and any holder of a certificate or book entry shares who has not surrendered his or her certificate or book entry shares shall thereafter look only to Sonus for payment of the merger consideration, but will have no greater rights against Sonus than may be accorded to general unsecured creditors of Sonus under applicable law.

Sonus, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement, and pay to the appropriate taxing authority, such amounts as any of them reasonably determines are required to be deducted and withheld by any of them with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Sonus, the surviving corporation or the paying agent, such withheld amounts shall be treated for all purposes of the merger agreement as having been paid to the holder of the shares of PT common stock in respect of which such deduction and withholding was made by Sonus, the surviving corporation or the paying agent.

If any certificate has been lost, stolen or destroyed, the paying agent will pay to such holder the merger consideration, in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances as Sonus or the paying agent, in its reasonable discretion, may require of the holder of such lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by PT to Sonus and Sonus Merger Subsidiary and representations and warranties made by Sonus and Sonus Merger Subsidiary to PT. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, which include contractual standards of materiality different from that generally applicable to public disclosures to stockholders, as well as information contained in a confidential disclosure schedule provided by PT to Sonus in connection with the signing of the merger agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between PT and Sonus rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about PT or Sonus. This description of the representations and warranties is included to provide PT’s stockholders with additional information regarding the terms of the merger agreement. It is not intended to provide any other factual information about PT or Sonus.

The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information provided elsewhere in this proxy statement.

In the merger agreement, PT has made representations and warranties to Sonus and Sonus Merger Subsidiary with respect to, among other things:

•	our due incorporation, valid existence and good standing, and our corporate power to own, lease and operate our properties and assets and carry on our business as now being conducted;

•	our capital structure, including outstanding stock options and the absence of issued and outstanding shares of PT that constitute restricted stock or preferred stock;

•	our company stock plans;

•	the absence of registration rights, rights agreement or “poison pill” other than the right to purchase preferred stock under the Rights Agreement, dated as of November 1, 2000, as amended, between PT and American Stock Transfer & Trust Company, as Rights Agent, which we refer to as the “stockholder rights plan,” and the expiration of such rights immediately prior to the effective time of the merger pursuant to the stockholder rights plan;

•	our subsidiaries and their due organization, valid existence and good standing, and their power to own, lease and operate their properties and assets and carry on their business as now being conducted;

•	our power and authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against us;

•	the absence of conflicts with, creation of liens, violations or defaults under PT’s and its subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the required consents and approvals of governmental authorities and stockholders in connection with the transactions contemplated by the merger agreement;

•	our SEC filings since January 1, 2011, including the financial statements contained therein;

•	the accuracy and compliance with applicable securities laws of the information supplied by PT contained in this proxy statement;

•	the absence of undisclosed material liabilities;

•	the conduct of our business and absence of certain changes since December 31, 2012, except as contemplated by the merger agreement, including the absence of a material adverse effect on PT;

•	tax matters;

•	real property matters;

•	intellectual property and information technology matters;

•	matters with respect to our material contracts;

•	the absence of certain litigation;

•	compliance with environmental laws and regulations;

•	matters related to our employee benefit plans;

•	compliance with laws, including anti-bribery laws;

•	compliance with and effectiveness of governmental permits;

•	labor and employment matters;

•	matters related to our insurance policies;

•	the receipt by our board of directors of a fairness opinion from Craig-Hallum;

•	the inapplicability of state takeover statutes to the merger;

•	the absence of undisclosed brokers’ fees and expenses;

•	internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	government funding agreements; and

•	export control matters.

Many of the representations and warranties in the merger agreement made by PT are qualified by a “materiality” or “material adverse effect on PT” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on PT). For purposes of the merger agreement, a “material adverse effect on PT” means any change, event, circumstance, development or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of PT and its subsidiaries, taken as a whole or (ii) would prevent PT from consummating the merger and the other transactions contemplated by the merger agreement.

For purposes of clause (i) above, the definition of “material adverse effect on PT” excludes any effect resulting from or arising out of any change:

•	generally affecting the industries in which PT and its subsidiaries operate or the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, except where PT and its subsidiaries, taken as a whole, are disproportionately affected relative to other persons operating in the industries or markets in which PT and its subsidiaries operate; or

•	arising out of, resulting from or attributable to:

•	changes in law, governmental regulations or generally accepted accounting principles or accounting standards, or the interpretation or enforcement of any of the foregoing, except where PT and its subsidiaries, taken as a whole, are disproportionately affected relative to other persons operating in the industries or markets in which PT and its subsidiaries operate;

•	the announcement or pendency of the merger agreement;

•	political conditions or acts of war, sabotage or terrorism, or pandemics, earthquakes, hurricanes, tornados or other natural disasters except where PT and its subsidiaries, taken as a whole, are disproportionately affected relative to other persons operating in the industries or markets in which PT and its subsidiaries operate;

•	any decline in the market price, or change in trading volume, of any capital stock of PT (although the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect on PT);

•	any legal proceedings brought by current or former stockholders of PT in connection with the merger agreement; or

•	any failure by PT to meet any public estimates of PT’s financial performance or results of operations, or any failure by PT to meet internal budgets or forecasts of its financial performance or results of operations (although the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect on PT).

In the merger agreement, Sonus and Sonus Merger Subsidiary made representations and warranties to PT with respect to, among other things:

•	their due incorporation, valid existence, good standing and power to own, lease and operate their properties and assets and carry on their business as now being conducted;

•	their power and authority to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against them;

•	the absence of conflicts with, violations or defaults under their governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	the accuracy of the information supplied in writing by them for inclusion in this proxy statement;

•	that they will have sufficient funds to pay the merger consideration and other required payments in connection with the transactions contemplated by the merger agreement;

•	the absence of certain litigation;

•	the interim operations of Sonus Merger Subsidiary;

•	the absence of undisclosed brokers’ fees and expenses; and

•	their non-reliance on any estimates, projections, forecasts, forward-looking statements or business plans provided by PT and its subsidiaries.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Conduct of PT’s Business During the Pendency of the Merger

We have agreed that, from December 12, 2013 until the earlier of the termination of the merger agreement and the effective time of the merger, subject to certain exceptions, we will:

•	act and carry on our business in the ordinary course of business;

•	pay our debts and taxes and perform our other obligations when due (subject to good faith disputes over such debts, taxes or obligations);

•	comply in all material respects with all applicable laws, rules and regulations;

•	use reasonable best efforts, consistent with past practices, to maintain and preserve our business organization, assets, and properties; and

•	make reasonably available the services of our present officers and employees (subject to any separation or termination of employment in the ordinary course of business) and preserve our material business relationships with customers, strategic partners, suppliers, distributors and others having material business dealings with us.

In addition, we have agreed that, from December 12, 2013 until the earlier of the termination of the merger agreement and the effective time, subject to certain exceptions, we will not, and will not permit any of our subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Sonus (which, in a number of cases, Sonus has agreed will not be unreasonably withheld or conditioned):

•	declare or pay any dividends on, or make any other distributions in respect of our capital stock or split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities;

•	repurchase or otherwise acquire any shares of our capital stock or any other securities, except for the acquisition of shares of PT common stock upon the exercise of stock options in payment of the exercise price of the options, or from former employees, directors and consultants in accordance with the terms of existing agreements;

•	sell, pledge, transfer or subject to any lien or otherwise encumber or dispose of any securities of PT or any of our subsidiaries, other than the issuance of shares of PT common stock upon the exercise of stock options;

•	amend our certificate of incorporation, bylaws or other organizational documents;

•	acquire any business or entity (including by the purchase of a substantial portion of the assets or any stock of the business or entity), or any other assets that are material to us and our subsidiaries as a whole, except purchases of inventory and components in the ordinary course of business;

•	except in the ordinary course of business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of PT or of any of its subsidiaries;

•	sell, dispose of, license, or otherwise transfer any assets material to us and our subsidiaries as a whole, except (i) sales of inventory or licenses of software in the ordinary course of business and (ii) intercompany transfers with wholly-owned subsidiaries;

•	amend, alter or terminate the stockholder rights plan, make any determination that Sonus or the Merger Subsidiary are adverse persons under the stockholder rights plan, take any other action that would cause the rights granted under the stockholder rights plan not to expire immediately prior to the effective time of the merger, or adopt any new stockholder rights plan;

•	enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or disposition of all or substantially all of our assets or securities (except for a confidentiality agreement or other agreement as contemplated in the merger agreement in connection with a bona fide unsolicited acquisition proposal as described below under “—Non Solicitation; Competing Proposals”);

•	incur any indebtedness for borrowed money, or issue, sell or amend any debt securities, or make any loans or advances (other than routine advances to employees in the ordinary course of business) or capital contributions to any other person or entity;

•	enter into any hedging agreement;

•	make any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate;

•	make any material change in accounting methods, principles or practices, unless required by a change in generally accepted accounting principles;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business or in accordance with their terms as in effect on the date of the merger agreement;

•	materially modify, materially amend or terminate any contract that is material to us and our subsidiaries as a whole, or waive, release or assign any material rights or claims;

•	enter into any contract that is material to us and our subsidiaries as a whole, except in connection with the sale of inventory, provision of services or licensing of software to end user customers pursuant to outbound license agreements in each case in the ordinary course of business;

•	adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan or any collective bargaining agreement, except as required by law or contemplated by the merger agreement;

•	increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, or amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock;

•	pay any material benefit not provided for as of the date of the merger agreement under any employee benefit plan;

•	take any action other than in the ordinary course of business to fund or secure the payment of compensation or benefits under any employee benefit plan;

•	hire any new employees, except to fill a vacancy;

•	make or change any tax election, change any accounting period, file any amendment to any tax return, waive or extend any statute of limitations with respect to taxes, settle or compromise any tax liability, or surrender any right to claim a refund of taxes;

•	initiate, compromise or settle any material litigation or arbitration proceeding other than in the ordinary course of business;

•	open or close any facility or office or enter into or amend any lease for real property;

•	fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

•	fail to pay accounts payable and other obligations in the ordinary course of business; or

•	authorize, commit or agree to take any of the actions described above or any action that would materially impair the ability to satisfy any condition to effect the merger.

PT Stockholders Meeting

Pursuant to the terms of the merger agreement, we have agreed to, as promptly as practicable after the date of the merger agreement, and not later than the 45th calendar day immediately following the date of the mailing of this proxy statement, call, give notice of, convene and hold the special meeting to which this proxy statement relates, provided that there is no legal restraint that prevents such action, and provided further that any notice period to Sonus following any notification by us to Sonus of our receipt of a superior proposal (as defined below in “—Non Solicitation; Competing Proposals”) has expired. Sonus has agreed to vote all of the shares of PT common stock then owned of record by Sonus or Sonus Merger Subsidiary or with respect to which they otherwise have voting power in favor of the adoption of the merger agreement.

Non-Solicitation; Competing Proposals

No Solicitation. Under the terms of the merger agreement, subject to certain exceptions, we have generally agreed not to, directly or indirectly:

•	solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (as defined below in this section); or

•	enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any acquisition proposal.

Acquisition Proposal. An “acquisition proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving us, (ii) any proposal for the issuance by us of over 15% of our outstanding equity securities or (iii) any proposal or offer to acquire more than 15% of our outstanding equity securities or consolidated total assets, in each case other than the merger and the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, prior to the approval of the merger by our stockholders, we may, in response to a bona fide, unsolicited written proposal that did not result from a breach of the above restrictions on solicitation, and where our board of directors determines in good faith after consultation with its outside counsel and independent financial advisor that such proposal is, or could reasonably be likely to lead to, a “superior proposal” (as defined below in this section) and that the failure to take such action would be inconsistent with the board’s fiduciary obligations, and not earlier than 24 hours after providing notice to Sonus:

•	furnish information or data with respect to PT to the person making such acquisition proposal pursuant to a customary confidentiality agreement with terms that are not materially less restrictive of the other party than the terms of the confidentiality agreement between us and Sonus; and

•	participate in and facilitate discussions or negotiations with such person regarding such proposal.

A “superior proposal” means any unsolicited, bona fide written proposal made by a third party to acquire 50% or more of our outstanding equity securities or substantially all of our assets, pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of our assets:

•	on terms which our board determines in its good faith judgment to be more favorable from a financial point of view to the holders of PT common stock than the merger and the other transactions contemplated by the merger agreement (after consultation with its independent financial advisor) taking into account all the terms and conditions of the proposal and the merger agreement; and

•	that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and does not involve any financing required to consummate the acquisition proposal that is not committed.

We have agreed to promptly (and in any event within one business day of receipt) advise Sonus of any acquisition proposal or any request for nonpublic information in connection with any acquisition proposal, or any inquiry that could reasonably be expected to lead to any acquisition proposal, the material terms of any such acquisition proposal or inquiry and the identity of the person making any such acquisition proposal or inquiry. We have also agreed to keep Sonus reasonably informed of any material change in any such acquisition proposal or inquiry, to provide Sonus copies of all material documents relating to any such acquisition proposal, and to consider in good faith any counterproposal made by Sonus relating to any such acquisition proposal.

Change in Board Recommendation. We have agreed that neither our board nor any committee thereof will (i) withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to Sonus, the recommendation that our stockholders adopt the merger agreement, which we refer to as the “board recommendation,” (ii) cause or permit PT to enter into any agreement relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement as described above in this section) or (iii) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any acquisition proposal. Notwithstanding the foregoing, our board of directors may withdraw or modify the board recommendation in circumstances where PT’s board of directors has determined that a superior proposal is outstanding, if:

•	we have complied with our obligations described above under “—No Solicitation”;

•	our board determines in good faith, after consultation with its outside counsel and an independent financial advisor, that its fiduciary obligations require it to do so, but only prior to the approval of the merger by our stockholders, and provided that we have given Sonus two business days advance notice of our board’s desire to withdraw or modify the board recommendation and provided Sonus with (i) a summary of the material terms and conditions of the superior proposal and (ii) a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement and negotiated in good faith with Sonus with respect thereto during such two day notice period;

•	such withdrawal or modification is due to the existence of a superior proposal, and PT has complied with its notification requirements with respect thereto; and

•	if Sonus shall have, at or prior to the end of the notice period described above, made a binding offer to make adjustments in the terms and conditions of the merger agreement, our board determines in good faith, after consultation with its financial and legal advisors, that such superior proposal continues to be a superior proposal.

Any material changes to the financial terms or any material change to other material terms of such superior proposal occurring prior to our board effecting a change in the board recommendation shall require us to provide to Sonus a new two day notice period.

In addition, and notwithstanding the foregoing, at any time prior to our stockholders’ approval of the merger, our board may, in response to a material development or change in circumstances occurring or arising after the date of the merger agreement that was neither known to our board nor reasonably foreseeable as of or prior to the date of the merger agreement (and not relating to any acquisition proposal), withdraw or modify the board recommendation if our board concludes in good faith, after consultation with its outside counsel and independent financial advisor, that, in light of such material development or change, the failure to take such action would be inconsistent with the board’s fiduciary obligations. However, the board shall not be entitled to take such action unless we have (i) provided to Sonus at least three business days’ prior written notice advising Sonus that our board intends to take such action and specifying the reasons therefor in reasonable detail and (ii) during such three business day period, if requested by Sonus, engaged in good faith negotiations with Sonus to amend the merger agreement in such a manner that obviates the need for taking such action.

Nothing contained in the merger agreement will prohibit us or our board from taking and disclosing to our stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any required disclosure to our stockholders if, in the good faith judgment of our board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law.

Treatment of PT Stock Options

Upon the merger becoming effective, each PT stock option that is unexercised and outstanding as of such date, whether vested or unvested, will be assumed by Sonus and converted automatically into an option denominated in shares of Sonus common stock, which we refer to as the “assumed options.” The assumed options will remain subject to the terms and conditions substantially identical to those in effect at the effective time of the merger, as provided in the applicable PT stock plan and/or stock option agreement, except that:

•	each assumed option will be exercisable for that number of whole shares of common stock, $0.001 par value per share, of Sonus equal to the product (rounded down to the next whole number of shares of Sonus common stock, with no cash being payable for any fractional share eliminated by such rounding) of (i) the number of shares of PT common stock that were issuable upon exercise of the PT stock option immediately prior to the effective time of the merger and (ii) the quotient obtained by dividing $3.75 by the average of the closing sale prices for a share of Sonus common stock as quoted on the NASDAQ Global Select Market for the ten consecutive trading days ending with the third trading day that precedes the closing date, which quotient we refer to as the “equity award exchange ratio”;

•	the per share exercise price for such assumed option will be equal to the quotient (rounded up to the next whole cent) obtained by dividing (i) the exercise price per share of PT common stock at which the assumed option was exercisable immediately prior to the effective time of the merger by (ii) the equity award exchange ratio; and

•	the vesting of each assumed option will not be accelerated as a result of the consummation of the merger or the other transactions contemplated by the merger agreement, except that under the terms of their stock option awards, PT stock options granted to directors and certain executive officers of PT will automatically accelerate in full upon the effective time of the merger as described above in “The Merger— Interests of PT’s Directors and Executive Officers in the Merger.”

Upon the merger becoming effective, Sonus will also assume all of PT’s equity plans that are in effect as of such date, which consist of the Performance Technologies, Incorporated 2003 Omnibus Incentive Plan and the Performance Technologies, Incorporated 2012 Omnibus Incentive Plan. Sonus will prepare and file with the SEC one or more registration statements on Form S-8 covering the shares of Sonus common stock issuable upon the exercise of the assumed options.

PT Employee Compensation and Benefits

From and after the effective time of the merger and until December 31, 2014, Sonus has agreed:

•	to maintain or cause its subsidiaries to maintain for all of our employees immediately prior to the effective time of the merger in the United States (the “continuing employees”) (i) base salary or hourly wage rates as applicable, and incentive compensation opportunities in an amount no less favorable than those in effect as of December 12, 2013 and (ii) welfare and retirement benefits that are no less favorable in the aggregate than those in effect to the continuing employees immediately before the effective time of the merger; and

•	to cause the surviving corporation to provide to any continuing employee whose employment is terminated during such period a severance payment no less than the duration of base salary called for under PT’s existing severance matrix, and such other treatment as applies under the applicable Sonus employee benefit plan or practice, provided that certain executive officers covered by PT’s severance guidelines will instead be paid the change in control consideration discussed in “The Merger— Interests of PT’s Directors and Executive Officers in the Merger.” These provisions also will not apply to individuals whose employment ends for reasons that would not have entitled them to severance under PT’s severance policies. If the employment of any continuing employee in Canada is terminated after the closing, Sonus and/or the surviving corporation will be responsible for any severance pay policy, arrangement or contractual obligation in force immediately following the closing, which will be in accordance with Canadian law.

We have agreed, if requested by Sonus prior to the effective time of the merger, to terminate our 401(k) plan effective as of the day prior to the effective time of the merger. If our 401(k) plan is so terminated Sonus has agreed that, at the effective time of the merger, each continuing employee will be eligible to participate in Sonus’ 401(k) plan, and has agreed to take all steps reasonably necessary to permit each continuing employee who has an outstanding loan under our 401(k) plan to roll over such loan into an account under Sonus’ 401(k) plan.

To the extent that any continuing employee becomes a participant in any Sonus employee benefit plan after the effective time of the merger, Sonus will, or will cause the surviving corporation to, recognize all service of such continuing employee with PT or its subsidiaries, as the case may be, to the extent recognized by PT or its subsidiaries, for vesting, eligibility, entitlement to contributions under a defined contribution plan for the plan year of the closing and subsequent plan years and vacation and severance accrual purposes (but not for accrual purposes under any defined benefit plan) in any Sonus employee benefit plan in which such continuing employees may be eligible to participate (in each case except to the extent such service credit would result in a duplication of benefits or where such crediting is not permitted by the terms of the plan).

Sonus has agreed, to the extent permitted under the applicable Sonus employee benefit plans, to waive any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any Sonus employee benefit plan in which the continuing employees (and their eligible dependents) will be eligible to participate from and after the effective time of the merger, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable PT employee plan immediately prior to the effective time of the merger.

Employees of PT or its subsidiaries employed outside of the United States will be treated in a manner consistent with applicable local law.

Access to Information

Under the merger agreement, we have agreed to afford to Sonus and its representatives reasonable access, at all reasonable times, during the period prior to the effective time of the merger, to all of our properties, books, records, contracts, commitments and personnel, and to furnish to Sonus all financial, operating and other data and information as Sonus may reasonably request.

Notwithstanding the obligations described above, we may restrict the foregoing access or disclosure where such access or disclosure would contravene any agreement, applicable law or order, decree or ruling of a governmental entity, or would reasonably be expected to violate or result in the loss or impairment of any attorney-client or work product privilege. The parties will use reasonable best efforts to make appropriate substitute disclosure arrangement under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, Sonus shall not initiate contact with any of PT’s customers, suppliers, other business partners or consultants regarding PT or its business, unless in each case Sonus obtains the prior written consent of PT, which shall not be unreasonably withheld or conditioned. However, Sonus is free to respond to inquiries it receives from any of PT’s customers, suppliers, other business partners or consultants.

Indemnification of Directors and Officers

Sonus has agreed that:

•	it will, to the fullest extent permitted by law, cause the surviving corporation, for a period of six years from the effective time of the merger, to honor all of our obligations to indemnify and hold harmless, and provide advancement of expenses to, each of our present and former directors and officers, to the extent that such obligations to indemnify and hold harmless and provide advancement of expenses arise out of or pertain to matters existing on or occurring at or prior to the effective time of the merger agreement to the extent such obligations existed on December 12, 2013 pursuant to our certificate of incorporation, bylaws, or existing indemnification agreements disclosed to Sonus; and

•	for a period of six years after the effective time of the merger, it will cause the surviving corporation to maintain in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by PT’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least favorable to such persons as PT’s existing coverage; provided, that in no event shall Sonus or the surviving corporation be required to expend in excess of 300% of the annual premium currently paid by us for such coverage, or, at Sonus’ option, to substitute a six-year prepaid “tail policy” covering such persons with coverage in amount and scope at least favorable to such persons as our existing coverage.

Third Party Consents, Notices

Subject to the terms of the merger agreement, we and Sonus have each agreed to use reasonable best efforts to obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained in connection with the merger agreement and the consummation of the transactions contemplated thereby, and to promptly make all necessary filings and required submissions with respect to the merger agreement and the merger under applicable laws.

We and Sonus have each agreed to give the other prompt notice:

•	if any representation or warranty of such party contained in the merger agreement ceases to being true and accurate in any material respect;

•	if such party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	of any written notice from any person alleging that the consent of such person is or may be required in connection with the merger or any of the other transactions contemplated by the merger agreement;

•	of any written notice from any governmental entity in connection with the merger or any of the other transactions contemplated by the merger agreement; or

•	of, in the case of PT only, any pending or threatened litigation that would reasonably be expected to have a material adverse effect on us and our subsidiaries, taken as a whole, or that relates to the transactions contemplated by the merger agreement.

Settlements with Governmental Entities

Neither PT or any of its affiliates may make any settlement offers or, except as directed by Sonus, negotiate any consent decree or consent order with any governmental entity relating to the merger or any of the other transactions contemplated by the merger agreement. Sonus alone shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any governmental entity relating to the merger and the other transactions contemplated by the merger agreement. Sonus shall promptly communicate to PT if any governmental entity suggests or proffers any settlement, consent decree or consent order, including the material terms thereof (and any written documentation provided by such governmental entity reflecting the same). Sonus may accept or reject any settlement, consent decree or consent order proposed by any governmental entity in its sole discretion.

State Takeover Laws

If any anti-takeover laws become applicable to the merger, we will grant such approvals and take such actions as are necessary so that the merger may be consummated.

Litigation

Until the earlier of the termination of the merger agreement in accordance with its terms or the merger agreement becoming effective, PT shall give Sonus the opportunity to participate in the defense or settlement of any stockholder litigation against PT or PT’s board of directors relating to the merger or any of the other transactions contemplated by the merger agreement. PT shall not settle any such litigation without Sonus’ prior written consent, which consent shall not be unreasonably withheld or conditioned.

Continuation of Security Clearances

PT and Sonus shall, and shall cause each of their respective subsidiaries to, use its reasonable best efforts to pursue, and cooperate with the other party in pursuing, a continuation of each security clearance maintained by PT or any of its subsidiaries with any governmental entity.

Conditions to the Merger

Conditions to each Party’s Obligations. The obligations of Sonus and Sonus Merger Subsidiary, on the one hand, and PT, on the other hand, to consummate the merger are subject to the satisfaction at or prior to the closing of the merger of the following conditions:

•	approval and adoption of the merger agreement by an affirmative vote of the holders of a majority of the outstanding shares of PT common stock;

•	no governmental authority with jurisdiction over any party will have issued any order, stay, judgment or injunction (whether preliminary or permanent) or statute, rule or regulation restraining, enjoining or otherwise prohibiting the consummation of the merger; and

•	no pending suit, action or proceeding shall have been instituted by a governmental authority with jurisdiction over any party seeking to restrain or prohibit the merger or seeking material damages from PT, Sonus or Sonus Merger Subsidiary, or any of their affiliates.

Conditions to Sonus’ and Sonus Merger Subsidiary’s Obligations. The obligations of Sonus and Sonus Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of PT made in the merger agreement relating to (i) our due incorporation, valid existence, good standing and power, (ii) corporate authority to enter into the merger agreement and consummate the merger and other transactions contemplated thereby and (iii) the absence of changes in the conduct of its business will be true and correct as of the closing date, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date;

•	the representations and warranties of PT concerning its capitalization will be true and correct as of the closing date, except for any de minimis inaccuracy therein, and except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties will be true and correct, except for any de minimis inaccuracy therein, as of such date;

•	all other representations and warranties of PT will be true and correct as of the closing date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (disregarding materiality or material adverse effect qualifications has not had, and would not reasonably be expected to result in, a material adverse effect on PT;

•	PT will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•	the non-occurrence of any material adverse effect or any change that would reasonably be expected to result in any material adverse effect on PT; and

•	there will not be pending any suit, action or proceeding by a government entity under any applicable antitrust or competition law (i) seeking to prohibit or materially limit the ownership or operation by PT, Sonus or Sonus Merger Subsidiary of all or any material portion of the business or assets of PT and its subsidiaries or of Sonus and its affiliates, (ii) seeking to compel PT, Sonus or Sonus Merger Subsidiary to dispose of or to hold separate all or any material portion of the business or assets of PT or any of its subsidiaries or of Sonus or any of its affiliates, (iii) seeking to impose any material limitation on the ability of PT, Sonus or Sonus Merger Subsidiary to conduct the business or own the assets of PT or any of its subsidiaries or of Sonus or any of its affiliates, (iv) seeking to impose material limitations on the ability of Sonus or Sonus Merger Subsidiary to acquire or hold, or to exercise full rights of ownership of any shares of PT common stock or (v) seeking to require divestiture by Sonus or Sonus Merger Subsidiary of all or any of the shares of PT common stock.

Conditions to PT’s Obligations. The obligations of PT to consummate the merger are subject to the satisfaction or waiver of the additional following conditions:

•	the representations and warranties of Sonus and Sonus Merger Subsidiary concerning (i) corporate organization, existence and power and (ii) corporate authority to enter into the merger agreement and consummate the merger and the other transactions contemplated thereby will be true and correct as of the closing date, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date;

•	all other representations and warranties of Sonus and Sonus Merger Subsidiary made in the merger agreement will be true and correct as of the closing date, except (i) to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties will be true and correct as of such date, and (ii) where the failure to be true and correct (disregarding materiality qualifications) would not reasonably be expected to materially impair the ability of Sonus or Sonus Merger Subsidiary to consummate the merger; and

•	Sonus and Sonus Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time by mutual written consent of us, Sonus and Sonus Merger Subsidiary. In addition, we or Sonus may terminate the merger agreement if:

•	the merger is not consummated on or before June 30, 2014 (unless the failure of the party seeking to so terminate to fulfill any obligations under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before such date);

•	if any governmental entity issues a nonappealable final order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	if our stockholders do not approve the merger at the stockholder meeting (unless the failure of the party seeking to so terminate to fulfill its obligations under the merger agreement has been the primary cause of, or the primary factor that resulted in, our stockholders failing to approve the merger).

The merger agreement may be terminated by Sonus if:

•	(i) our board fails to recommend to our stockholders to approve the merger or withdraws, qualifies or modifies its board recommendation in favor of the adoption of the merger agreement in a manner adverse to Sonus; (ii) our board of directors fails to reaffirm its recommendation within ten business days of a request by Sonus to provide such reaffirmation following the date that any person has made an competing acquisition proposal for PT; (iii) our board approves, endorses or recommends to our stockholders competing acquisition proposal for PT; (iv) a tender offer or exchange offer for our common stock is commenced and our board recommends in favor of, or fails to recommend against, such offer within ten business days after the commencement of the offer; or (v) our board or any committee thereof authorizes or publicly resolves to do any of the foregoing each of which we refer to as a “company adverse recommendation change”;

•	we breach or fail to perform in any material respect any of our representations, warranties or covenants such that the related condition to closing would not be satisfied, which breach or failure cannot be or has not been cured within 20 days following notice, or, if such breach or failure is capable of being cured, which we have not commenced to cure within 10 days following notice; or

•	we breach in any material respect our covenants to not solicit competing acquisition proposals (as described above in “—Non Solicitation; Competing Proposals”) or our covenant to hold the special meeting to which this proxy statement relates within 45 calendar days after the mailing of this proxy statement, provided there are no legal restraints on the holding of such stockholder meeting.

We may terminate the merger agreement if:

•	Sonus or Sonus Merger Subsidiary breaches or fails to perform in any material respect any of their respective representations, warranties or covenants in a manner that materially impairs their ability to consummate the merger, which cannot be or has not been cured within 20 days following notice, or, if such breach or failure is capable of being cured, which Sonus or Sonus Merger Subsidiary has not commenced to cure within 10 days following notice; or

•	prior to our stockholders’ approval of the merger, our board shall have effected a company adverse recommendation change as a result of an outstanding superior proposal, and we enter into an agreement with respect to such superior proposal and pay Sonus a $1.2 million termination fee on the date of such termination.

Termination Fees and Expenses

Except for the payment of the termination fee described below, each party has agreed to pay all fees and expenses incurred by it in connection with the negotiation and performance of the merger agreement, and neither party may recover any such fees and expenses from the other party upon any termination of the merger agreement.

We will be obligated to pay to Sonus a termination fee of $1.2 million in cash if:

•	the merger agreement is terminated by Sonus because of a company adverse recommendation change;

•	the merger agreement is terminated by Sonus because of an intentional material breach of our covenant not to solicit competing acquisition proposals (as described above in “—Non Solicitation; Competing Proposals”) or our covenant to hold the special meeting to which this proxy statement relates within 45 calendar days after the mailing of this proxy statement, provided there are no legal restraints on the holding of such stockholder meeting;

•	the merger agreement is terminated by us because our board has effected a company adverse recommendation change as a result of an outstanding superior proposal, and we enter into an agreement with respect to such superior proposal; or

•	(i) an acquisition proposal relating to 50% or more of our equity or total consolidated assets has been publicly announced and has not been expressly and bona fide publicly withdrawn at least two business days prior to the special meeting to which this proxy relates, (ii) the merger agreement is terminated (a) because the merger was not consummated on or before June 30, 2014 or because the merger did not receive the approval of our stockholders at the special meeting to which this proxy relates, or (b) by Sonus due to our material breach, and (iii) within one year of such termination, we enter into a definitive agreement to consummate, or consummate, any acquisition proposal relating to 50% or more of our equity or total consolidated assets.

Governing Law

The merger agreement is governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any choice or conflict of law provision or rule of such state.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of PT common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that the shares of PT common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s unique investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, partnerships, United States expatriates, controlled foreign corporations, passive foreign investment companies, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, stockholders who hold shares of PT common stock as part of a hedging, “straddle,” conversion or other integrated transaction, “non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of PT common stock, stockholders who acquired their shares of PT common stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion does not address any aspect of state, local, alternative minimum, estate, gift or non-United States taxation that may be applicable to a particular stockholder.

We intend this discussion to provide only a general summary of certain material United States federal income tax consequences of the merger to PT stockholders. We do not intend it to be a complete analysis or description of all potential United States federal income tax consequences of the merger. The United States federal income tax laws are complex and subject to varying interpretations. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

PT stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of PT common stock pursuant to the merger (including the application and effect of any state, local or non-United States income and other tax laws).

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of PT common stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding PT common stock, you should consult your own tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of PT common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of PT common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the merger generally will be a taxable transaction to U.S. holders for United States federal income tax purposes. Generally, a U.S. holder of shares of PT common stock will recognize gain or loss equal to the difference between the amount of cash received in the merger and such holder’s adjusted tax basis in the shares of PT common stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of PT common stock have been held for more than one year at the effective time of the merger, the gain or loss generally will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitation.

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be either $125,000 or $250,000 depending on the individual’s filing status). Net investment income generally includes dividends and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult his, her or its tax advisor regarding the applicability of the Medicare tax to his, her or its gain in respect of his, her or its receipt of cash in the merger.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, the exchange agent generally will be required to withhold 28% of all payments to which a U.S. holder is entitled in the merger, unless the U.S. holder (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a holder’s United States federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code), and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder will be subject to information reporting, and, in certain circumstances, backup withholding may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a properly executed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each non-U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of certain material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of PT common stock, and no holder may rely on any statement in this discussion to avoid penalties that may be imposed on such holder. You should consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-United States income and other tax laws) of the receipt of cash in exchange for shares of PT common stock pursuant to the merger.

LITIGATION RELATING TO THE MERGER

On December 18, 2013, two purported shareholders of the company filed a putative class action complaint against PT, members of PT’s board of directors, Sonus and Sonus Merger Subsidiary in connection with the proposed merger. The action is captioned Mordecai and Bradleigh Kolko v. Performance Technologies Inc. et al., Case No. 9171, and is pending in the Court of Chancery of the State of Delaware. On December 19, 2013, a purported shareholder of the company filed a putative class action complaint against PT, members of PT’s board of directors and management, Sonus and Sonus Merger Subsidiary in connection with the proposed merger. The action is captioned Albert C. Banfe, Jr. v. Performance Technologies Services, Inc. et al., Case No. 13/14391 and is pending in the Supreme Court of the State of New York, Monroe County. The complaints allege that the defendants breached and/or aided and abetted the breach of the defendant directors’ fiduciary duties to our shareholders, by seeking to sell our company through an allegedly unfair process and allegedly for an unfair price and on unfair terms. The complaints seek, among other things, class action certification, equitable relief that would enjoin the merger, rescission and damages, as well as attorneys’ and expert fees and costs. As is common in this type of litigation, additional lawsuits based upon similar allegations concerning the proposed merger may be filed in the future, in the same or other courts. We believe the complaints’ allegations have no merit, and we intend to defend against them vigorously. However, all litigation is inherently uncertain, and there can be no assurance that our defense of these or similar actions will be successful.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of PT common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration by following the procedures set forth in Section 262 of the DGCL. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of PT common stock.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex D. Any holder of PT common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex D carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must deliver to PT a written demand for appraisal before the vote on the merger agreement at the special meeting.

•	The stockholder must not vote in favor of the proposal to approve the merger agreement. Because a properly executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or vote to abstain.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•	As described below, a stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of PT common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform PT of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its PT common stock. If the shares of PT common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL must mail or deliver a written demand to:

Performance Technologies, Incorporated

140 Canal View Boulevard

Rochester, New York 14623

Attn: Secretary

If the merger is completed, PT will give written notice of the effective time of the merger within 10 days after such effective time to each former PT stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of PT common stock held by all dissenting stockholders. A person who is the beneficial owner of shares of PT common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which PT has received demands for appraisal, and the aggregate number of holders of those shares. A person who is the beneficial owner of shares of PT common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the surviving corporation the statement described in the previous sentence. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of PT common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest if any, to be paid on the amount determined to be fair value. Such interest rate shall be calculated as of effective time of the merger through the date of payment of the judgment, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment for his, her or its shares pursuant to the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal only with the written consent of the surviving corporation. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A PT STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR. IN ADDITION, PT STOCKHOLDERS CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR OWN TAX ADVISOR WITH REGARD TO THE TAX CONSEQUENCES OF SUCH ACTIONS.

PT STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

PT STOCKHOLDERS WHO PERFECT THEIR APPRAISAL RIGHTS WILL BE ENTITLED TO NO CONSIDERATION UNDER THE MERGER AGREEMENT.

CURRENT MARKET PRICE OF COMMON STOCK

PT common stock is listed on the NASDAQ Global Market under the trading symbol “PTIX.” The following table sets forth the high and low closing prices of PT common stock, as reported by the NASDAQ Global Market, for each of the periods listed.

Fiscal 2013	Low	High
First quarter	$0.79	$1.00
Second quarter	$0.81	$1.36
Third quarter	$1.15	$3.54
Fourth quarter (to date)	$2.49	$3.73

Fiscal 2012	Low	High
First quarter	$1.74	$2.58
Second quarter	$1.85	$2.56
Third quarter	$1.36	$2.25
Fourth quarter	$0.73	$1.47

The following table sets forth the closing prices per share of PT common stock, as reported on the NASDAQ Global Market on December 12, 2013, the last full trading day before the public announcement of the proposed merger, and on January [•], 2014, the latest practicable date before the printing of this proxy statement:

December 12, 2013		$2.98
January[•], 2014	$	[•]

PT has never declared or paid dividends on our capital stock and does not intend to pay dividends in the foreseeable future. If the merger is consummated, each share of PT common stock will be converted into the right to receive $3.75 in cash, without interest and less any applicable withholding taxes, and PT common stock will be removed from quotation on the NASDAQ Global Market and there will be no further public market for shares of PT common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below presents certain information as of [•] about shares of our common stock held by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares
Beneficial Owners
Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	1,437,591 (2)	[•]
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road, Austin TX 78746	882,043 (3)	[•]
Harris B. Leviton 91 Revere Street, Boston, MA 02114	600,600 (4)	[•]

Directors and Executive Officers
Dennis C. Connors	50,000 (5)	[•]
Charles E. Maginness	651,242 (6)	[•]
Stuart B. Meisenzahl	53,250 (7)	[•]
John M. Slusser	679,761 (8)	[•]
Robert L. Tillman	75,000 (9)	[•]
Dorrance W. Lamb	290,668(10)	[•]
J. Patrick Rice	167,500(11)	[•]
All Executive Officers and Directors as a group (8 persons)	2,197,071	[•]

(1)	The percentage of common stock beneficially owned is based on [•] shares of common stock issued and outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which would increase the number of shares owned by such person and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and sole investment power with respect to the all of the shares shown as owned by the stockholder. We have omitted percentages of less than 1% from the table.
(2)	This information is based on an amendment to Schedule 13G dated February 12, 2013 filed by Ameriprise Financial, Inc. (“AFI”), Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Small Cap Core Fund (the “Fund”). The address of CMIA and the Fund is 225 Franklin Street, Boston, MA 02110. AFI and CMIA report shared voting power with respect to 898,717 shares and shared dispositive power with respect to all 1,437,591 shares; the Fund reports sole voting and shared dispositive power with respect to 643,041 shares. CMIA and AFI do not directly own any shares of our common stock. As the investment adviser to the Fund and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the shares reported by the Fund. Accordingly, the shares reported by CMIA include those shares separately reported by the Fund. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares reported by CMIA. Accordingly, the shares reported by AFI include those shares separately reported by CMIA. Each of AFI and CMIA disclaims beneficial ownership of any shares reported in the amended Schedule 13G. As of December 31, 2012, only the Fund owned more than 5% of the class of securities reported in the amended Schedule 13G. Any remaining shares reported by CMIA are held by various other funds or accounts managed by CMIA. To CMIA’s knowledge, none of these other funds or accounts own more than 5% of the outstanding shares of the issuer as December 31, 2012.
(3)	This information is based on an amendment to Schedule 13G dated February 8, 2013 filed by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reports sole voting power with respect to 869,384 shares and sole dispositive power with respect to all 882,043 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts are collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in the amended Schedule 13G are owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

(4)	This information is based on an amendment to Schedule 13G dated February 6, 2013 filed by Harris B. Leviton. Mr. Leviton reports sole voting and dispositive power with respect to 598,750 shares and shared voting and dispositive power with respect to 1,850 shares.
(5)	The amount shown represents presently exercisable options to purchase 40,000 shares and assumes the accelerated vesting of an option to purchase 10,000 shares upon the effectiveness of the merger.
(6)	The amount shown (i) includes presently exercisable options to purchase 40,000 shares; (ii) assumes the accelerated vesting of an option to purchase 10,000 shares upon the effectiveness of the merger; and (iii) includes 93,247 shares owned of record by Mr. Maginness’ wife. Mr. Maginness disclaims beneficial ownership of the shares owned by his wife.
(7)	The amount shown includes presently exercisable options to purchase 40,000 shares and assumes the accelerated vesting of an option to purchase 10,000 shares upon the effectiveness of the merger.
(8)	The amount shown (i) includes presently exercisable options to purchase 272,083 shares; (ii) assumes the accelerated vesting of certain options to purchase 132,917 shares upon the effectiveness of the merger; and (iii) includes 10,000 shares owned of record by Mr. Slusser’s wife. Mr. Slusser disclaims beneficial ownership of the shares owned by his wife.
(9)	The amount shown (i) includes 25,000 shares held by Mr. Tillman as Trustee of the Tillman Family Revocable Trust; (ii) includes presently exercisable options to purchase 40,000 shares; and (iii) assumes the accelerated vesting of an option to purchase 10,000 shares upon the effectiveness of the merger.
(10)	The amount shown includes presently exercisable options to purchase 114,250 shares and assumes the accelerated vesting of options to purchase 78,750 shares upon the effectiveness of the merger.
(11)	The amount shown includes presently exercisable options to purchase 140,000 shares and assumes the accelerated vesting of options to purchase 19,167 shares upon the effectiveness of the merger.

STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at the special meeting must be received by us a reasonable time before we begin to print and send our proxy materials pursuant to Rule 14a-8 under the Exchange Act.

FUTURE STOCKHOLDER PROPOSALS

We will hold our 2014 annual meeting of stockholders only if the merger is not completed because, if the merger is completed, PT will cease to be an independent public company and will be wholly-owned by Sonus and you will no longer have an ownership interest in PT.

If the merger agreement is not adopted and we hold an annual meeting of stockholders in 2014 (the “2014 Annual Meeting”) within 30 days before or after the date of our 2013 annual meeting of stockholders, proposals of stockholders that are intended to be presented at the 2014 Annual Meeting must have been received by us no later than December 23, 2013 in order to be included, if appropriate in the proxy statement and proxy relating to the 2014 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. We did not receive any stockholder proposals prior to December 23, 2013.

Stockholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before the 2014 Annual Meeting of Stockholders only if written notice of the proposal is delivered to our Secretary no earlier than February 22, 2014, and no later than March 24, 2014, and if the stockholder complies with all of the other provisions of Article II, Section 12 of our By-laws.

Any such proposals or notices should be directed to the attention of Stuart B. Meisenzahl, Secretary of Performance Technologies, Incorporated, 140 Canal View Boulevard, Rochester, New York 14623.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

If you have any questions about this proxy statement, the special meeting or the acquisition by Sonus after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact us at:

Dorrance W. Lamb

140 Canal View Boulevard

Rochester, New York 14623

(585) 256-0200

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY [•], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Sonus Networks, Inc.,

Purple Acquisition Subsidiary, Inc.

and

Performance Technologies, Incorporated

Dated as of December 12, 2013

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	1
1.4	Effects of the Merger	2
1.5	Certificate of Incorporation and By-Laws	2
1.6	Directors and Officers	2

ARTICLE II	CONVERSION OF SECURITIES	2
2.1	Effect of Merger on Capital Stock	2
2.2	Exchange of Certificates	4
2.3	Lost Certificates	6
2.4	Adjustment of Merger Consideration	6

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
3.1	Organization, Standing and Power	7
3.2	Capitalization	8
3.3	Subsidiaries	10
3.4	Authority; No Conflict; Required Filings and Consents	11
3.5	SEC Filings; Financial Statements; Information Provided	13
3.6	No Undisclosed Liabilities	14
3.7	Absence of Certain Changes or Events	14
3.8	Taxes	14
3.9	Owned and Leased Real Properties	18
3.10	Intellectual Property	18
3.11	Contracts	24
3.12	Litigation	25
3.13	Environmental Matters	26
3.14	Employee Benefit Plans	27
3.15	Compliance With Laws, Including Anti-Bribery Laws	31
3.16	Permits	32
3.17	Labor Matters	32
3.18	Insurance	35
3.19	Rights Agreement	35
3.20	Opinion of Financial Advisor	35
3.21	Section 203 of the DGCL Not Applicable	35
3.22	Brokers; Schedule of Fees and Expenses	35
3.23	Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002	36
3.24	Government Funding Agreements	37
3.25	Export Control	40

A-i

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB	41
4.1	Organization, Standing and Power	41
4.2	Authority; No Conflict; Required Filings and Consents	41
4.3	Information Provided	42
4.4	Sufficient Funds	42
4.5	Litigation	42
4.6	Interim Operations of the Merger Sub	42
4.7	Brokers	43
4.8	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	43

ARTICLE V	CONDUCT OF BUSINESS	43
5.1	Conduct Prior to Effective Time	43
5.2	Confidentiality	46

ARTICLE VI	ADDITIONAL AGREEMENTS	46
6.1	No Solicitation	46
6.2	Proxy Statement	50
6.3	Nasdaq Quotation	51
6.4	Access to Information	51
6.5	Stockholders Meeting	51
6.6	Legal Conditions to the Merger	52
6.7	Notification of Certain Matters	53
6.8	Public Disclosure	54
6.9	Indemnification	54
6.10	Treatment of Company Stock Options; Assumption of Company Stock Plans	55
6.11	401(k) Plan	56
6.12	Stockholder Litigation	57
6.13	Parent Guaranty	57
6.14	FIRPTA Certificate	57
6.15	Obligations of Merger Sub and the Surviving Corporation	57
6.16	Employee Benefits Matters	57
6.17	Continuation of Security Clearances	59
6.18	Change in Control Consideration	59

ARTICLE VII	CONDITIONS	59
7.1	Conditions to Obligation of Each Party to Effect the Merger	59
7.2	Conditions to the Parent’s and the Merger Sub’s Obligation to Effect the Merger	60
7.3	Conditions to the Company’s Obligation to Effect the Merger	61

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	62
8.1	Termination	62
8.2	Effect of Termination	64
8.3	Fees and Expenses	64
8.4	Amendment	65
8.5	Extension; Waiver	65
8.6	Procedure for Termination, Amendment, Extension or Waiver	65

A-ii

ARTICLE IX	MISCELLANEOUS	65
9.1	Nonsurvival of Representations and Warranties	65
9.2	Notices	65
9.3	Entire Agreement	66
9.4	No Third Party Beneficiaries	66
9.5	Assignment	67
9.6	Severability	67
9.7	Counterparts and Signature	67
9.8	Interpretation	67
9.9	Governing Law	68
9.10	Remedies	68
9.11	Submission to Jurisdiction	69
9.12	WAIVER OF JURY TRIAL	69
9.13	No Personal Liability of Directors, Officers, Owners, Etc.	69
9.14	Rules of Construction	69

EXHIBIT A	Form of Certificate of Incorporation of the Surviving Corporation

A-iii

TABLE OF DEFINED TERMS

Acquisition Agreement	6.1(b)(ii)
Acquisition Proposal	6.1(f)
Adverse Recommendation Notice	6.1(b)
Affiliate	3.2(e)
Agent	3.15(c)(i)
Agreement	Introduction
Anti-Bribery Laws	3.15(c)(ii)
Bankruptcy and Equity Exception	3.4(a)
Book Entry Shares	2.1(a)(iii)
Certificate of Merger	1.3
Certificate	2.1(a)(iii)
Change	3.1(a)
Closing	1.2
Closing Date	1.2
Code	2.2(g)
Company	Introduction
Company Adverse Recommendation Change	8.1(c)(i)
Company Balance Sheet	3.5(b)
Company Board	3.4(a)
Company Capital Stock	2.2(c)
Company Common Stock	2.1(a)(ii)
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company Executive Severance Policy	6.16(e)
Company Intellectual Property	3.10(n)(i)
Company Leases	3.9(b)
Company Licensed Intellectual Property	3.10(n)(ii)
Company Material Adverse Effect	3.1(a)
Company Material Contracts	3.11(a)
Company Meeting	3.4(d)
Company Owned Intellectual Property	3.10(n)(iii)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company Registrations	3.10(n)(iv)
Company Rights Plan	3.2(e)
Company SEC Documents	3.5(a)
Company Source Code	3.10(i)
Company Stockholder Approval	3.4(a)
Company Stock Options	2.1(c)
Company Stock Plans	3.2(c)
Company Subleases	3.9(c)
Company Voting Proposal	3.4(a)
Confidentiality Agreement	5.2
Contamination	3.13(c)

- A-ii -

Continuing Employees	6.16(a)
Copyrights	3.10(n)(v)
Customer Offerings	3.10(n)(vi)
Delaware Secretary of State	1.3
DGCL	Introduction
Dissenting Shares	2.1(b)
Documentation	3.10(n)(vii)
Effective Time	1.3
Environmental Law	3.13(b)
Equity Award Exchange Ratio	6.10(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
ESA	3.16(e)
Exchange Act	3.4(c)
Export Control Laws	3.25(a)
Financial Advisor	3.20
GAAP	3.5(b)
Government Funding Agreement	3.24(a)(i)
Government Funding Proposal	3.24(a)(ii)
Governmental Entity	3.4(c)
Hazardous Substance	3.13(e)
Indemnified Parties	6.9(a)
Insurance Policies	3.18
Intellectual Property	3.10(n)(viii)
Intellectual Property Registrations	3.10(n)(ix)
Intervening Event	6.1(b)
IRS	3.14(b)
Knowledge	9.8
Liens	3.4(b)
Mask Works	3.10(n)(x)
Merger	Introduction
Merger Consideration	2.1(a)
Merger Sub	Introduction
non-U.S. Plan	3.14(l)
Notice Period	6.1(b)
Open Source Material	3.10(n)(xi)
Ordinary Course of Business	3.6
Outbound License Agreements	3.10(n)(xii)
Outside Date	8.1(b)(i)
Parent	Introduction
Parent 401(k) Plan	6.16(b)
Parent Common Stock	6.10(a)
Parent Plans	6.16(d)
Patent Rights	3.10(n)(xiii)
Paying Agent	2.2(a)
Payment Fund	2.2(a)

- A-iii -

person	9.8
Property	3.24(j)
Proxy Statement	3.5(d)
Release	3.13(d)
Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
SEC	3.4(c)
Securities Act	3.2(e)
Section 262	2.1(b)
Software	3.10(n)(xiv)
Specified Time	6.1(a)
Subsidiary	3.3(a)
Superior Proposal	6.1(f)
Surviving Corporation	1.1
Taxes	3.8(q)(i)
Tax Returns	3.8(q)(ii)
Trademarks	3.10(n)(viii)(B)
WARN Act	3.17(h)

- A-iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2013, is among Sonus Networks, Inc., a Delaware corporation (the “Parent”), Purple Acquisition Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Performance Technologies, Incorporated, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of the Parent, the Merger Sub and the Company have determined that it would be advisable and in the best interests of their respective stockholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement;

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Parent;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time (as defined below). At the Effective Time, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with the DGCL.

1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., eastern time, on the second business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, or at such other time, date or place agreed to in writing by the Parent and the Company; provided that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by applicable law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by applicable law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.5 Certificate of Incorporation and By-Laws. The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended at the Effective Time in its entirety to read as set forth in Exhibit A until thereafter amended as provided under the DGCL. The By-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided under the DGCL.

1.6 Directors and Officers. The directors of the Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or designated and qualified, or until their earlier death, resignation or removal from office. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company (and, to the extent requested by the Parent, each of the Company’s Subsidiaries) effective upon the Effective Time.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Effect of Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(i) each share of the Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation;

(ii) each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is owned by the Parent, the Merger Sub or the Company or any direct or indirect wholly owned subsidiary of the Parent, the Merger Sub or the Company, including all shares of Company Common Stock held by the Company as treasury stock, shall automatically be cancelled, and no payment shall be made with respect thereto; and

(iii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to clause (ii) above and any Dissenting Shares (as defined in Section 2.1(b) hereof)) shall be automatically converted into and become the right to receive the Merger Consideration (as defined in this Section 2.1(a)). When so converted, all such shares of Company Common Stock shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each holder of any such shares of Company Common Stock held in book entry form immediately prior to the Effective Time (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a)(iii) upon surrender of such Certificate or such Book Entry Shares in accordance with Section 2.2, without interest and subject to any applicable withholding rights in accordance with Section 2.2(g).

As used in this Agreement, the “Merger Consideration” shall mean $3.75.

(b) Notwithstanding anything in this Agreement to the contrary, shares of the Company’s Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) and who have not withdrawn or lost the right to appraisal (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a)(iii), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(a)(iii), without interest. The Company shall give the Parent and the Merger Sub prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to shares of Company Common Stock, and the Parent and the Merger Sub shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent and the Merger Sub, make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do any of the foregoing.

(c) At and immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock (“Company Stock Options”) shall be treated in the manner set forth in Section 6.10.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. Prior to the Effective Time, the Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Merger Consideration upon surrender of Certificates or Book Entry Shares. From time to time after the Effective Time, the Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent, on a timely basis as and when needed, cash necessary for payment of the Merger Consideration pursuant to Section 2.1(a)(iii) upon surrender of Certificates and Book Entry Shares (such cash being hereinafter referred to as the “Payment Fund”).

(b) Exchange Procedures. As soon as reasonably practicable (and in any event within five (5) business days) after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or of Book Entry Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate to the Paying Agent and, in the case of Book Entry Shares, delivery shall be effected and risk of loss and title shall pass only upon adherence to the procedures set forth in the letter of transmittal, and which letter of transmittal shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates and Book Entry Shares in exchange for the Merger Consideration. Surrender of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the Paying Agent shall pay to the holder of such Certificate or Book Entry Shares (or as otherwise directed in the letter of transmittal) in exchange therefor an amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.1(a)(iii), and the Certificate or Book Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book Entry Shares so surrendered is or are registered if, in the case of a Certificate, such Certificate shall be properly endorsed or otherwise be in proper form for transfer, or, in the case of Book Entry Shares, the person in whose name such Book Entry Shares are registered shall have delivered to the Paying Agent instruments of transfer in such form as the Paying Agent may require in accordance with its customary procedures for the transfer for securities represented by book entry, and, in each case, the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book Entry Shares or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and all Book Entry Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares have been converted pursuant to Section 2.1(a)(iii). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book Entry Shares.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender of a Certificate or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the capital stock of the Company (the “Company Capital Stock”) formerly represented by such Certificate or Book Entry Shares. Upon the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Book Entry Shares for twelve months after the Effective Time shall be delivered by the Paying Agent to the Parent, upon demand, and any holder of a Certificate or Book Entry Shares who has not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the Merger Consideration, but shall have no greater rights against the Parent than may be accorded to general unsecured creditors of the Parent under applicable law.

(e) No Liability. None of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or any Book Entry Shares have not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate or Book Entry Shares would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4)), any such cash in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investments of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Parent, provided that any such investment shall be limited to (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof or (ii) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clause (i). Any interest and other income resulting from such investments shall be paid to and be the property of the Parent.

(g) Withholding Rights. The Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, and pay to the appropriate taxing authority, such amounts as any of them reasonably determines are required to be deducted and withheld by any of them with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent, the Surviving Corporation or the Paying Agent.

2.3 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 2.1(a)(iii), in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Parent or Paying Agent, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate.

2.4 Adjustment of Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding shares of Company Common Stock shall have been changed into a different number of shares of Company Common Stock or a different class of capital stock of the Company by reason of any stock split, reverse stock split, stock dividend, distribution, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares of Company Common Stock or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of shares of Company Common Stock, in the aggregate, the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct as of the date hereof subject to such exceptions as are disclosed herein, as set forth in the disclosure schedule delivered by the Company to the Parent on or before the date of this Agreement (the “Company Disclosure Schedule”) or in the Company SEC Documents filed with or furnished to the SEC on or following March 7, 2013 (but excluding any disclosures contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements,” and any other disclosures contained or referenced therein of a similar general cautionary nature, in each case, other than any specific factual historical statements contained therein). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraphs in this Article III and (2) the other paragraphs in this Article III only to the extent that it is readily apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

3.1 Organization, Standing and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance, development or effect (each, a “Change”) that, individually or in the aggregate with all other Changes occurring or existing prior to the determination of a Company Material Adverse Effect, (i) has a material adverse effect on the business, assets, liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would prevent the Company from consummating the Merger and the other transactions contemplated by this Agreement; provided that, solely for purposes of clause (i) above, none of the following, and no effect arising out of or resulting from the following, in each case to the extent arising after the date of this Agreement, shall constitute (in and of itself) a Company Material Adverse Effect or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (except, in the cases of clauses (x) and (y)(A), (C) and (D), where the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other persons operating in the industries or markets in which the Company and its Subsidiaries operate): (x) any Change generally affecting (A) the industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (y) any Change arising out of, resulting from or attributable to (A) changes or prospective changes in law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, (B) the announcement or pendency of this Agreement, (C) political conditions (or developments or changes in such conditions) or acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any decline in the market price, or change in trading volume, of any capital stock of the Company (it being understood, in each case, that the facts or occurrences giving rise or contributing to such decline or change may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (F) any legal proceedings brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or in connection with this Agreement, any of the transactions contemplated by this Agreement or any action taken by the Company or the Company Board in connection with this Agreement or (G) any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect). For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph.

(b) The Company has made available to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”) of which 25,000 shares have been designated as Series A Junior Participating Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of December 9, 2013, (i) 13,304,596 shares of Company Common Stock were issued and outstanding, (ii) 2,147,516 shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were designated, issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the vesting will be accelerated in any way by the Merger or the other transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) As of December 9, 2013, the Company had outstanding Company Stock Options to purchase 2,050,667 shares of Company Common Stock. From November 12, 2013 until the date of this Agreement, no Company Stock Options have been granted or issued. The Company has made available to the Parent complete and accurate copies of all stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) and all forms of stock option agreements evidencing Company Stock Options.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of:

(i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock subject to outstanding options; and

(ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

(e) Except (i) as set forth in this Section 3.2, (ii) as reserved for future grants under Company Stock Plans and (iii) the rights to purchase one one-thousandth of a share of Company Preferred Stock issued and payable under the Rights Agreement dated as of November 1, 2000, as amended, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (as so amended, the “Company Rights Plan”), (A) there are no securities (including, for the avoidance of doubt, any debt securities) convertible into or exchangeable or exercisable for Company equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, debt securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries (including in connection with or as a result of the consummation of the transactions contemplated by this Agreement) to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, debt security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock or similar rights or obligations. Neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or described in this Section 3.2, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound, with respect to any equity security of any class of the Company.

(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Sections 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(g) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity.

(h) No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Sections 2.1(c) and 6.10.

(i) There are no outstanding debt securities convertible into or exchangeable or exercisable for Company Capital Stock or any other security of the Surviving Corporation or Parent.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (C) the right to elect a majority or more of the board of directors (or similar governing body) of such entity.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of Subsidiaries of the Company incorporated outside of the United States, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has made available to the Parent complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject only to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the board of directors of the Company (the “Company Board”), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger and this Agreement and declared their advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (iv) to the extent necessary, adopted resolutions having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to this Agreement, the Merger or any other transactions contemplated by this Agreement, in each case which resolutions, except after the date hereof to the extent expressly permitted by Section 6.1(b), have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature, whether arising by contract or by operation of law (“Liens”), on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any United States or foreign federal, state, county or local, or any supranational or non-U.S., government, political subdivision, governmental, legislative, regulatory or administrative authority, body, instrumentality, department, office agency, commission, self-regulatory organization (including any stock market or stock exchange on which shares of Company Common Stock are listed for trading), or any court, tribunal or judicial or arbitral body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (v) such filings as may be required by the rules and regulations of The Nasdaq Stock Market and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities, whether debt securities or equity securities, necessary for the adoption of this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2011. All such registration statements, forms, reports, certifications and other documents are referred to herein as the “Company SEC Documents.” To the extent that the form of any Company SEC Document available on the SEC’s EDGAR system reflects the redaction of any of such Company SEC Document’s terms, the Company has made available to Parent an unredacted copy of such Company SEC Document. The Company has made available to the Parent copies of all comment letters received by the Company from the staff of the SEC since January 1, 2011 and all responses to such comment letters by or on behalf of the Company. The Company SEC Documents at the time filed, or as amended prior to the date of this Agreement, were prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Documents at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount or effect. The consolidated, audited balance sheet of the Company as of December 31, 2012 is referred to herein as the “Company Balance Sheet.”

(c) Pricewaterhouse Coopers LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company within the meaning of Regulation S-X and (y) to the Company’s Knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) The proxy statement to be sent to the stockholders of the Company with respect to the Company Meeting (including the information included in or incorporated by reference therein) (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading, provided that the Company makes no representation with respect to any information supplied in writing by or on behalf of the Parent or its Affiliates for inclusion in the Proxy Statement. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Parent of such fact or event.

3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any material obligations or liabilities (whether or not accrued, contingent or otherwise, and whether or not required to be reflected in financial statements in accordance with GAAP), except for: (i) liabilities disclosed in the financial statements (or the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on the SEC’s EDGAR system on November 12, 2013; (ii) liabilities incurred in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”) since the date of the Company Balance Sheet; (iii) liabilities (other than any liabilities for breach) pursuant to agreements (A) required to be disclosed in the Company Disclosure Schedule and so disclosed or (B) not required to be disclosed in the Company Disclosure Schedule; and (iv) liabilities set forth in Section 3.6 of the Company Disclosure Schedule.

3.7 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any Change that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

3.8 Taxes.

(a) Each of the Company and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and each of its Subsidiaries through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each of its Subsidiaries for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any of its Subsidiaries (i) has any actual or potential liability for the Taxes of any person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation or otherwise, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, except as between the Company and its Subsidiaries. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity and each of the Company and each of its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

(b) The Company has delivered or made available to the Parent (i) complete and correct copies of all Tax Returns of the Company and each of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company or any of its Subsidiaries, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction in which the Company or any of its Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority which is still in effect.

(c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or Taxes that are being diligently contested in good faith by appropriate proceedings, and with respect to which an appropriate reserve has been made.

(d) Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(e) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(g) Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger or any of the other transactions contemplated by this Agreement.

(h) Section 3.8(h) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any of its Subsidiaries files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or any Subsidiary’s nexus with such jurisdiction.

(i) Neither the Company nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code, (iii) is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or (iv) is a stockholder in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(j) Neither the Company nor any of its Subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(k) Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(l) Neither the Company nor any of its Subsidiaries (i) has been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b), (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or to reduce any attributes under Treasury Regulation Section 1.1502-36(d), or (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(m) None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(n) Neither the Company nor any of its Subsidiaries has or has had a permanent establishment in any foreign country as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(o) All related party transactions involving the Company or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of the Company and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies and transfer pricing agreements) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.

(p) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local law. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(q) As used in this Agreement:

(i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including without limitation, income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and

(ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations or statements relating to Taxes, including any schedule or attachment thereto, including any amendment thereof filed with or submitted to any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax, and including, for the avoidance of doubt, U.S. Department of the Treasury Form TD F 90-22.1.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any of its Subsidiaries has ever owned any real property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries, all contracts under which such real property is leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the “Company Leases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease, is in material default under any of the Company Leases. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and shall not cease to be in full force and effect as a result of the Merger or the other transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Leases.

(c) Section 3.9(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property subleased or licensed by the Company or any of its Subsidiaries to any other person (other than another Subsidiary of the Company) (collectively, the “Company Subleases”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Sublease, is in material default under any of the Company Subleases. Each of the Company Subleases is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and shall not cease to be in full force and effect as a result of the Merger and the other transactions contemplated by this Agreement. The Company has made available to the Parent complete and accurate copies of all Company Subleases.

3.10 Intellectual Property.

(a) Sections 3.10(a)(1) and (2) of the Company Disclosure Schedule lists all Company Registrations, in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. To the Company’s Knowledge, all assignments of Company Registrations to the Company or any of its Subsidiaries have been properly executed and recorded, except for such deficiencies as would not materially affect the enforceability thereof. To the Company’s Knowledge, all Company Registrations are valid and enforceable. To the Company’s Knowledge, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations have been timely paid by or on behalf of the Company or the relevant Subsidiary.

(b) To the Company’s Knowledge, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked with respect to any Patent Rights included in the Company Registrations, or threatened (excluding, for the avoidance of doubt, office actions issued by Governmental Entities with respect to applications for Company Registrations). To the Company’s Knowledge, the Company and its Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all Company Registrations filed by or on behalf of the Company or any of its Subsidiaries and have made no material misrepresentation in such applications.

(c) Each item of Company Owned Intellectual Property will be owned or available for use by the Company and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. There are no third party joint owners of any Company Owned Intellectual Property and the Company or one of its Subsidiaries is the sole and exclusive owner of all Company Owned Intellectual Property, including the Company Registrations, free and clear of any Liens other than Outbound License Agreements. The Company Intellectual Property constitutes all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. The foregoing representation and warranty is not intended to be a representation regarding infringement or misappropriation, which is exclusively addressed in Section 3.10(e).

(d) The Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence and protect the proprietary nature of all material trade secrets and confidential information comprising a part of the Company Owned Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to maintain, protect and preserve the confidentiality of their confidential information. The Company and each of its Subsidiaries have complied in all material respects with the Company’s policy pertaining to information privacy and security. To the Knowledge of the Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of the Company or any of its Subsidiaries, or (ii) material breach of the Company’s or any of its Subsidiaries’ security or information privacy procedures relating to the Company Owned Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to (A) police the quality of all goods and services sold, distributed or marketed under each of their Trademarks and (B) enforce adequate quality control measures to ensure that no Trademarks that they have licensed to others have been abandoned.

(e) Neither the conduct of the business of the Company and its Subsidiaries, as currently conducted, nor the sale or use of any product or service offered by the Company or any of its Subsidiaries infringes or violates or constitutes a misappropriation of, any Intellectual Property Registrations of any third party. Section 3.10(e) of the Company Disclosure Schedule lists any written complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company or any of its Subsidiaries since January 1, 2008 alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company or any of its Subsidiaries from any third party. The Company and Subsidiaries have made available to Parent copies of all such complaints, claims, notices, requests, demands or threats.

(f) To the Knowledge of the Company, no person or entity (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property. The Company and its Subsidiaries have made available to Parent copies of all correspondence, complaints, claims, notices or threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property sent by the Company or any of its Subsidiaries to any third party since January 1, 2008.

(g) Section 3.10(g) of the Company Disclosure Schedule identifies each material license, covenant or other agreement pursuant to which the Company or any of its Subsidiaries has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person or entity, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property, other than Outbound License Agreements. Neither the Company nor any of its Subsidiaries has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any products or services offered by the Company or any of its Subsidiaries or any third party Intellectual Property rights other than indemnification obligations of the Company or any of its Subsidiaries pursuant to Outbound License Agreements. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company or one of its Subsidiaries is obligated to license any existing or future Company Owned Intellectual Property to any person or entity.

(h) Section 3.10(h) of the Company Disclosure Schedule identifies each item of material Company Licensed Intellectual Property and the license or agreement pursuant to which the Company or a Subsidiary obtained a license under such Company Licensed Intellectual Property (excluding generally commercially available, off-the-shelf software programs). To the Knowledge of the Company, the consummation of the Transaction will not result in the loss or impairment of any rights under any Company Licensed Intellectual Property that is material to the operations of the Business as conducted at Closing; provided, however, that the foregoing representation does not address any loss or impairment that results from any fact or circumstance unique or related to the Parent, its affiliates or their businesses.

(i) Neither the Company nor any of its Subsidiaries, nor any of their employees, has licensed, distributed or disclosed the source code, other than as required by Open Source Material license agreements, for any Software included in the products or services offered by the Company or any of its Subsidiaries or other confidential information constituting, embodied in or pertaining to such Software (collectively, “Company Source Code”) to any person, other than escrow agents, and the Company and its Subsidiaries have taken commercially reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of Company Source Code by Company, any of its Subsidiaries or escrow agent(s) or any other person to any third party.

(j) Other than commercially reasonable prohibitions to unauthorized use, to the Knowledge of the Company, the products and services offered by the Company or any of its Subsidiaries, and the Software and internal computer systems used by the Company and its Subsidiaries do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

(k) Section 3.10(k) of the Company Disclosure Schedule lists all Open Source Materials that the Company or its Subsidiaries have incorporated in any way in the Customer Offerings or the internal systems directly used in the providing or delivery of Customer Offerings and specifies whether the Open Source Materials have been distributed by the Company or the Subsidiaries. Neither the Company nor its Subsidiaries has used Open Source Materials, in each case in a manner that grants, to any third party, any rights or immunities under Company Owned Intellectual Property (including using any Open Source Materials that require, as a condition of exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l) Each employee of the Company or any of its Subsidiaries and each independent contractor of the Company or any of its Subsidiaries has executed a valid and binding written agreement expressly assigning to the Company or its relevant Subsidiary all right, title and interest in any inventions, discoveries, improvements and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such contractor’s work for the Company or its relevant Subsidiary and related to the work performed by such person for the Company or its relevant Subsidiary, and all Intellectual Property rights therein. All of the agreements referenced in the preceding sentence will continue to be in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

(m) To the Company’s Knowledge, no material support, funding, resources or assistance from any Governmental Entity has been received by the Company or any of its Subsidiaries during the six years prior to the date of this Agreement in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered, or contemplated to be offered, by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all of the applicable terms of any such support, funding, resources or assistance, and are in material compliance with all applicable law in connection therewith, including in respect of Patent Rights arising out of, relating to, or developed in connection with any such support, funding, resources or assistance.

(n) Definitions.

(i) “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(ii) “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or any of its Subsidiaries by any third party.

(iii) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part.

(iv) “Company Registrations” means all Intellectual Property Registrations that are currently registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others. “Company Registrations” does not include any Intellectual Property Registrations that have expired, been invalidated, been abandoned or which are not in force.

(v) “Copyrights” means copyrights, registrations and applications for registration thereof, including moral rights of authors, and all works of authorship, including Software.

(vi) “Customer Offerings” means (A) the products (including Software and Documentation) that the Company or its Subsidiaries (1) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (2) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six (6) years and (B) the services that the Company or its Subsidiaries (1) currently provides or makes available to third parties, or (2) has provided or made available to third parties within the previous six (6) years.

(vii) “Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

(viii) “Intellectual Property” means the following subsisting anywhere in the world:

(A) Patent Rights;

(B) registered trademarks and service marks, logos, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (“Trademarks”), and all goodwill in the foregoing;

(C) Copyrights;

(D) Mask Works;

(E) inventions, invention disclosures, statutory invention registrations, trade secrets, and know-how whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(F) internet domain names.

(ix) “Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registrations and applications for Copyrights and registrations and applications for Mask Works.

(x) “Mask Works” means mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction.

(xi) “Open Source Material” means any Software, Documentation or other material that (A) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or (B) is distributed subject to a requirement that, as a condition of the modification, distribution or other use of such material, the licensee of such material grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property owned by such licensee (including that require, as a condition of the modification, distribution or other use of such material, that any Software, Documentation or other material incorporated into, derived from or distributed with such material be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge or minimal charge).

(xii) “Outbound License Agreements” means (a) non-exclusive licenses to the object code or non-confidential source code of Software (A) included in any product or service offered by the Company or any of its Subsidiaries or (B) to use any product or service offered by the Company or any of its Subsidiaries as a service, in each case (A) or (B), granted to customers (directly by the Company or its Subsidiaries or indirectly through third person partners acting as sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind), sublicensors, value added resellers, systems integrators, original equipment manufacturers, or other distributors or resellers of any kind, by the Company or any of its Subsidiaries in the Ordinary Course of Business, (b) licenses or other rights of use in respect of Trademarks to refer to a party as a customer or reseller and rights granted as part of corporate sponsorships, which licenses or rights are not material, and (c) confidentiality agreements that do not separately license any Intellectual Property but facilitate disclosure by the Company or a Company Subsidiary of confidential information and use of such confidential information by a third party for the limited purposes set forth in such confidentiality agreement.

(xiii) “Patent Rights” means all unexpired patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(xiv) “Software” means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form.

3.11 Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Material Contracts. As used in this Agreement, “Company Material Contract” means (i) any agreement or contract pursuant to which the Company and its Subsidiaries is reasonably likely to spend, in the aggregate, more than $250,000 with respect to any such agreement or contract during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business material to the Company and its Subsidiaries, taken as a whole, anywhere in the world, (iii) any agreement or contract to which the Company or any of its Subsidiaries is a party involving research, development or the license of any Company Intellectual Property (other than non-exclusive licenses of Company Intellectual Property made in the Ordinary Course of Business), (iv) any agreement or contract to which the Company or any of its Subsidiaries is a party granting a right of first refusal, or right of first offer or comparable right with respect to any material Company Intellectual Property, (v) any agreement or contract to which the Company or any of its Subsidiaries is a party relating to a material joint venture, partnership or other material arrangement involving a sharing of profits, losses, costs or liabilities with another person, (vi) any agreement or contract which would be binding on an Affiliate of the Company or the Buyer or an Affiliate of the Buyer and (vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries filed with the SEC on or following March 7, 2013 or included in the Exhibit List filed with the Company’s Form 10-K filed on the SEC’s EDGAR system on March 7, 2013. The Company has made available to the Parent a complete and accurate copy of each Company Material Contract. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in material violation of or in material default under (nor does there exist any condition, which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under), nor will the consummation of the Merger and the other transactions contemplated by this Agreement result in any material violation of or material default under (x) any loan or credit agreement, note, bond, mortgage or indenture to which it is a party or by which it or any of its properties or assets is bound or (y) any Company Material Contract.

(b) Other than such agreements that the Company has filed with or furnished to the SEC that are available in unredacted form on the SEC’s EDGAR system, Section 3.11(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each agreement to which the Company or any of its Subsidiaries is a party or bound with any Affiliate of the Company (other than any person that is a direct or indirect wholly owned Subsidiary of the Company). Complete and accurate copies of all the agreements listed in Section 3.11(b) of the Company Disclosure Schedule have heretofore been made available to the Parent. Neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that has not been included in any Company SEC Documents filed prior to the date hereof and that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

(c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of the Company or any of its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is now, or following the Effective Time the Parent or any of the Parent’s Affiliates (including the Company or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business, provided, that the foregoing shall not include any obligations of the Parent or any of the Parent’s Affiliates solely arising under agreements entered into prior to the Effective Time by the Parent or any of the Parent’s Affiliates (excluding the Company and its Subsidiaries).

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of the Parent or any of the Parent’s Affiliates following the Closing, provided, that the foregoing shall not include any obligations of the Parent or any of the Parent’s Affiliates arising solely under agreements entered into prior to the Effective Time by the Parent or any of the Parent’s Affiliates (excluding the Company and its Subsidiaries).

3.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets or operations, including related to employees or benefits which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or any of their respective properties, assets or operations which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.13 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a material liability to the Company and any of its Subsidiaries as a whole:

(i) the Company and each of its Subsidiaries have at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

(ii) there is no Contamination of or at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

(iii) there was no Contamination caused by the Company or any of its Subsidiaries at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries;

(iv) neither the Company nor any of its Subsidiaries are subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

(v) neither the Company nor any of its Subsidiaries have Released any Hazardous Substance into the environment that requires cleanup or remediation by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries would have other liability under applicable Environmental Laws;

(vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information except as has been resolved prior to the date of this Agreement, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of or liable under any applicable Environmental Law;

(vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any applicable Environmental Law or relating to Hazardous Substances (excluding any such indemnity or agreement set forth in any Company Lease);

(b) For purposes of this Agreement, “Environmental Law” means any federal, state or local law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (i) the protection, investigation or restoration of the environment, including as it relates to human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, “Contamination” means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

(d) For purposes of this Agreement, “Release” or “Released” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term “Release” shall include any threatened release.

(e) For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) any infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens; or (iv) any other substance which is the subject of regulatory action by any governmental jurisdiction pursuant to any Environmental Law.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (1) otherwise exempt from ERISA by that or another section, (2) maintained outside the United States or (3) individually negotiated or applicable only to one person, (ii) any other benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated at minimal cost to the Company and the Company’s Subsidiaries or non-U.S. agreements that provide only what is legally required by applicable local law), severance agreements or pay policies, stay or retention bonuses or compensation, incentive programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements in respect of any employees, directors, officers or shareholders of the Company or any Subsidiary of the Company, in each case that are sponsored or maintained by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the

Company has, within the last six years, made or been required to make payments, transfers or contributions or has or reasonably may be expected to have any liability (all of the above being hereinafter individually or collectively referred to as “Company Employee Plan” or “Company Employee Plans,” respectively). For purposes of this Agreement, (A) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (B) “ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or, within the last six years, included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the three most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies that relate to employees, (vi) all employee handbooks for employees, (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code for the past two plan years and (viii) all correspondence to or from any Governmental Entity with respect to any Company Employee Plan within the last five years.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable domestic and foreign laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the IRS or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, to the Knowledge of the Company, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under ERISA, the Code or any other applicable law, other than to make contributions with respect to any Company Employee Plans in accordance with their terms and to pay benefits as required by the terms of any self-funded Company Employee Plans.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Company Employee Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination, advisory or opinion letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination, advisory or opinion letter has been revoked and revocation has not been threatened, and such determination letter, opinion letter or advisory letter has not expired as of the date hereof (or, in the case of an expired determination letter, the Company Employee Plan’s sponsor has a timely filed application for an updated determination letter pending with the Internal Revenue Service) and, to the Knowledge of the Company, no act or omission has occurred, that would materially and adversely affect its qualification or materially increase its cost.

(f) None of the Company, the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan that was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “Multiemployer Plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan subject to ERISA holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates. No Company Employee Plan is or is intended to be a “registered retirement savings plan,” “registered pension plan,” “deferred profit sharing plan,” or a “retirement compensation arrangement” as such terms are defined in the Income Tax Act (Canada).

(g) Each Company Employee Plan (other than individual employment agreements, if any) is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries that are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a sales charge, surrender fee or other similar expense.

(h) No Company Employee Plan or other contract, agreement, plan or arrangement covering any one or more individuals contains any provision or is subject to any applicable law that, as a result of the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination, (i) would increase, accelerate or vest any compensation or benefit, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any indebtedness, (v) require or provide any payment or compensation that may be treated as an “excess parachute payment” under Section 280G of the Code (and no such payment or compensation has previously been made), (vi) promise or provide any tax gross ups or indemnification, whether under Sections 280G or 409A of the Code or otherwise or (vii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby. The Company has made available to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the Merger or any of the other transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the Merger or any of the other transactions contemplated by this Agreement.

(i) No employee, director or manager, or former employee, director or manager (or beneficiary of any of the foregoing) of the Company or any of its Subsidiaries is entitled to receive any welfare benefits, other than severance benefits and death benefits provided under a qualified retirement plan but including other death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as required by applicable law and there have been no written or oral commitments inconsistent with the foregoing.

(j) Each Company Employee Plan and any other payment or arrangement subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005 and has been in documentary compliance with Section 409A of the Code since January 1, 2009, and no person has a right to any gross up or indemnification from the Company or any of its Subsidiaries with respect to any such Company Employee Plan, payment or arrangement subject to Section 409A of the Code. No stock option or equity unit option granted under any Company Stock Plan had an exercise price that was less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. The Company’s past and current stock option grant practices (i) have complied with all applicable Company Stock Plans, stock exchange rules, and applicable laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements, and (iii) are not and have not been the subject of any internal investigation, review, or inquiry. The Company has not granted, and there is no and has been no Company policy or practice to grant, stock options prior to, or otherwise coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or their financial results or prospects.

(k) There are no pending claims (other than routine benefit claims and proceedings with respect to qualified domestic relations orders) or lawsuits that have been asserted or instituted by, against or relating to, any Company Employee Plans (including any such claim or lawsuit against any fiduciary of any such Company Employee Plan), nor, to the Knowledge of the Company, is there any basis for any such claim or lawsuit. No Company Employee Plans are or have been under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity (including the IRS and the United States Department of Labor) since January 1, 2011. No voluntary or required corrections procedures are in progress, under internal or governmental review, or contemplated, and no corrections procedures have been filed with any Governmental Entity since January 1, 2011.

(l) With respect to each Company Employee Plan that is subject to the laws of any jurisdiction outside of the United States (a “non-U.S. Plan”), the non-U.S. Plan (i) has been maintained in all material respects in accordance with its terms and with all applicable laws, (ii) if intended to qualify for special Tax treatment meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Company Balance Sheet, or if not previously fully funded, will be fully funded as of the Closing Date (including with respect to benefits not then vested), except to the extent the Parent otherwise agrees, and (iv) if required to be registered has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

3.15 Compliance With Laws, Including Anti-Bribery Laws.

(a) During the six (6) years prior to the date of this Agreement, the Company and each of its Subsidiaries has complied in all material respects with, and is not in violation in any material respect of, any applicable provisions of any statute, law or regulation (including statutes, laws and regulations regarding information privacy) with respect to the conduct of its business, the ownership or operation of its properties or assets or the marketing, sale or promotion of any of the Company’s or any of its Subsidiaries’ products. During the six (6) years prior to the date of this Agreement, none of the Company or any of its Subsidiaries has received any notice alleging any material violation with respect to any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except as has been resolved prior to the date of this Agreement.

(b) Neither the Company nor any of its Subsidiaries nor any of their Agents, has at any time taken any action in violation of Anti-Bribery Laws, including, corruptly making, offering, authorizing or promising to make, offer or authorize, directly or indirectly any payment, contribution, gift, advantage, business courtesy, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to any person or non-U.S. political party to obtain or retain business, to induce the recipient to act improperly, to obtain an improper competitive advantage for any party, with the Knowledge that its offer or receipt is improper, to reward the recipient for improper behavior, or to improperly induce or reward favorable treatment in obtaining or retaining business. Further, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their Agents, has at any time corruptly or improperly accepted, received or solicited anything of material value in connection with the Company’s or any of its Subsidiaries’ business. Additionally, the Company represents and warrants that it and each of its Subsidiaries conducts, and has at all times conducted, its business in compliance in all material respects with Anti-Bribery Laws. The Company furthermore represents and warrants that none of its or any of its Subsidiaries’ principals, directors, officers or employees, or to the Company’s Knowledge, its stockholders, is an official, agent, employee or representative of any national, provincial or local government, wholly or partially foreign government-owned or foreign government-controlled entity, foreign political party, foreign political candidate or public international organization.

(c) For the purposes of this Section 3.15:

(i) “Agent” means, with respect to an entity, any director, officer, employee or other representative of such entity, any person for whose acts it may be vicariously liable and any other person that acts for or on behalf of, or provides services for or on behalf of, it, in each case, whilst acting in his capacity as such.

(ii) “Anti-Bribery Laws” means, to the extent applicable to the Company, any of its Subsidiaries or any of their respective Agents, from time to time, the U.S. Foreign Corrupt Practices Act 1977, as amended, any rules and regulations thereunder, and 18 U.S.C. § 201, and any rules and regulations thereunder; the U.K. Anti-Terrorism, Crime and Security Act 2001 and the U.K. Bribery Act 2010; and any similar anti-corruption laws or regulations to the extent that they are applicable to the Company, any of its Subsidiaries or any of their respective Agents.

3.16 Permits. The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted and that are material to the Company and its Subsidiaries taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits in all material respects. No Company Permit shall cease to be effective as a result of the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.17 Labor Matters.

(a) The Company has made available to the Parent a complete and accurate list of all employees of the Company and each of its Subsidiaries, along with the position and the annual base salary of each such person. Within the past three years, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, trade union, works council or other labor organization. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union, trade union, works council or other labor organization. No trade union has applied to have the Company or its Subsidiaries declared a common or related employer pursuant to the Labour Relations Act (Ontario) or any similar legislation in any jurisdiction in which the Company or its Subsidiaries carries on business.

(b) There is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or violated in any material respect any (i) applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement; and no claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Company, threatened, with respect to such laws or agreements, either by private individuals or by Governmental Entities.

(c) To the Company’s Knowledge, all persons employed in the United States are citizens or permanent residents. Section 3.17(c) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of all expatriate contracts that the Company or any Subsidiary of the Company has in effect with any employee and all employment contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals. Each employee of the Company or any Subsidiary of the Company working in a country other than one of which such employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable law that permits him or her to be employed lawfully by the Company or the applicable Subsidiary of the Company in the country in which he or she is so employed.

(d) No employee of the Company or any of its Subsidiaries (i) has an employment or retention agreement with the Company or any of its Subsidiaries, (ii) to the Company’s Knowledge, is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

(e) The Company has made available to the Parent a complete and accurate list of all independent contractors and consultants currently engaged by the Company or any of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such person. None of such independent contractors or consultants is a party to a written agreement or contract with either the Company or any of its Subsidiaries. Each such independent contractor and consultant has entered into an agreement containing confidentiality and assignment of inventions provisions with the Company or any of its Subsidiaries, a copy or form of which has previously been made available to the Merger Sub. There are no independent contractors or consultants who have provided services to the Company or any of its Subsidiaries for a period of at least six consecutive months.

(f) Neither the Company nor any of its Subsidiaries nor any director, officer or other key employee of the Company or any of its Subsidiaries has any existing undisclosed contractual relationship with the Company or any of its Subsidiaries. To the Company’s Knowledge, no director, officer or other key employee of the Company or any of its Subsidiaries owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company.

(g) The Company and each of its Subsidiaries are in material compliance with respect to their requirements to withhold and pay to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from their respective employees and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(h) Since January 1, 2011, neither the Company nor any of its Subsidiaries has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or any Subsidiary of the Company or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local law since January 1, 2011. No employee of the Company or any of its Subsidiaries at a U.S. facility with sufficient numbers of employees to be covered by the WARN Act has suffered an employment loss as defined in the WARN Act within the ninety (90) day period ending on the Closing Date.

(i) There is no term of employment for any employee working outside the United States that provides that a change in control of the Company or any Subsidiary of the Company shall entitle such individual (i) to treat the change of control as a breach of any contract, (ii) to any payment, benefit or change of terms of employment (whether or not conditioned upon the occurrence of any other event) or (iii) to treat himself or herself as redundant or released from any obligation to his or her employer. Neither the Company nor any Subsidiary of the Company has any material liability to any present or former employee or independent contractor of any of them, or any representative therefor, for the payment of employment tribunal compensation, damages, a redundancy payment, a protective award, severance or any similar payment or award, nor is the Company or any Subsidiary of the Company under any obligation to provide or continue any benefit (including the provisions of a reference) to any such individual either pursuant to or as a consequence of failing to comply with any applicable law or contract. No contractor, manufacturer or supplier used by or under contract with the Company or any Subsidiary of the Company is in violation in any material respect of any applicable law relating to labor or employment matters that would reasonably be expected to result in material liability to the Company or any Subsidiary of the Company. Except in the case of employees in Canada whose contract limits them to statutory entitlements under applicable law, or except as set forth in Section 3.17(i) of the Company Disclosure Schedule in the case of employees with contractual notice or severance entitlements that are in excess of statutory entitlements under applicable law, no employee of the Company or its Subsidiaries in Canada has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by applicable law from the employment of an employee without an agreement as to notice or severance.

(j) Neither the Company nor any Subsidiary of the Company has breached or violated in any material respect any applicable law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. law to contribute. The Company and each Subsidiary of the Company has entered into, and not materially breached or violated, any employment contracts, individual labor contracts, collective labor contracts and similar contracts required by applicable non-U.S. laws, and the Company has made available to the Parent prior to the date of this Agreement true, complete and correct copes of all employment contracts, individual labor contracts, collective labor contracts and similar contracts to which the Company or any Subsidiary of the Company is a party.

(k) Neither the Company nor any of its Subsidiaries has incurred, and no circumstances exist under which either Company or any of its Subsidiaries could incur, any material liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

3.18 Insurance. Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”), including insurance covering directors and officers for securities law and other customary liabilities, with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of the Merger or any of the other transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has delivered to the Company a written notice cancelling or generally disclaiming liability under any such policy or indicating any intent to do so or not to renew any such policy.

3.19 Rights Agreement. The rights granted under the Company Rights Plan shall expire by their terms immediately prior to the Effective Time in accordance with the provisions of Section 7 and Section 1(u)(iv) of the Company Rights Plan.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Craig-Hallum Capital Group, LLC (the “Financial Advisor”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which will be delivered to the Parent as soon as possible on or following the date hereof.

3.21 Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.22 Brokers; Schedule of Fees and Expenses.

(a) No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement, except the Financial Advisor and Bowen Advisors, Inc., whose fees and expense shall be paid by the Company. The Company has made available to the Parent a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with the Merger or any of the other transactions contemplated by this Agreement.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the fees and expenses paid up to the date of this Agreement and any broker’s, finder’s, financial advisor’s or other similar fee or commission to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the Merger or any of the other transactions contemplated by this Agreement.

3.23 Controls and Procedures, Certifications and Other Matters Relating to the Sarbanes-Oxley Act of 2002.

(a) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, (iii) access to assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and its Subsidiaries is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Since January 1, 2011 through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(d) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including any certifications required by Section 906 of the Sarbanes-Oxley Act of 2002.

(e) The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. There is no loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

3.24 Government Funding Agreements.

(a) Definitions:

(i) “Government Funding Agreement” means each grant, contract, loan, cooperative agreement, guarantee or other transaction arrangement or agreement, or any modification of any of the foregoing between the Company or any of its Subsidiaries and a Governmental Entity, any prime awardee, grantee or contractor, or subawardee, subgrantee or subcontractor in circumstances under which the Company is acting as a subcontractor, subawardee or subgrantee, in effect at any time during the six (6) years prior to the date of this Agreement.

(ii) “Government Funding Proposal” means each proposal, application, quotation, bid or tender submitted by or on behalf of the Company or any of its Subsidiaries that, if accepted or awarded, could lead to a Government Funding Agreement at any tier.

(b) Within the six (6) years prior to the date of this Agreement: (i) the Company and its Subsidiaries have complied in all material respects with the applicable terms and conditions of each Government Funding Agreement and Government Funding Proposal, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law, ordinance, rule or regulation therein or applicable thereto; (ii) all invoices, claims, data, representations and certifications submitted by the Company or any of its Subsidiaries with respect to any Government Funding Agreement or Government Funding Proposal were truthful and complied with all applicable material requirements pertaining thereto as of their effective date (and updated as required) and the Company and its Subsidiaries have materially complied with all such representations and certifications; (iii) no rescission, termination, cure notice, stop work notice, show cause notice or notice declining to exercise an option specified in a Government Funding Agreement has been issued, or, to the Knowledge of the Company, is threatened or expected, with respect to any Government Funding Agreement or Government Funding Proposal; (iv) neither any Governmental Entity nor any higher-tier contractor, grantee or awardee or other person has notified the Company or any of its

Subsidiaries or, to the Knowledge of the Company, threatened, that the Company or any of its Subsidiaries has materially breached or violated any applicable law, ordinance, rule, regulation, certification, representation, clause, provision or requirement pertaining to any Government Funding Agreement or Government Funding Proposal; and (v) no money due to or claimed by the Company or any of its Subsidiaries has been withheld or set-off or subject to any notice of non-payment or, to the Company’s Knowledge, subject to any proposed or attempted withholding, set-off or non-payment.

(c) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, managers, officers or employees is or has been during the six (6) years preceding the date of this Agreement, under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Funding Agreement or Government Funding Proposal; to the Knowledge of the Company no such investigation, indictment, information, audit or inspection has been threatened; and during the six (6) years preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has made any mandatory or voluntary disclosure to any Governmental Entity, or failed to make any mandatory disclosure to a Governmental Entity with respect to alleged overpayment, irregularity, misstatement, omission or noncompliance arising under or relating to a Government Funding Agreement or Government Funding Proposal, or any law, ordinance, rule or regulation applicable thereto.

(d) There are (i) no financing or guarantor arrangements with respect to any Government Funding Agreement; (ii) no outstanding material claims, disputes or proceedings between the Company or any of its Subsidiaries and any Governmental Entity or between the Company or any of its Subsidiaries or any Governmental Entity, on one hand, and any higher-tier contractor, grantee, awardee, subcontractor, subgrantee, subawardee or vendor or other third party, on the other hand, arising under or relating to any Government Funding Agreement or Government Funding Proposal; (iii) no unresolved protests or other proceedings challenging any Government Funding Proposal or the award of or the Company’s or any of its Subsidiaries’ eligibility for any Government Funding Agreement; and (iv) no facts known to Company upon which such a claim, dispute, proceeding or protest is reasonably likely to be asserted in the future. The Company and its Subsidiaries have no interest or stake in any such pending or likely claim.

(e) The Company and its Subsidiaries have properly and timely made such reports or notifications with respect to, and properly marked, Intellectual Property, technical data and/or computer software as may be required under the terms of any applicable Government Funding Agreement to perfect or preserve the rights, title and interests of the Company and any of its Subsidiaries therein, and have materially complied with all applicable contractual and/or regulatory requirements with respect to such Intellectual Property, technical data and/or computer software.

(f) Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, managers, officers or employees has, while employed by the Company, solicited, received or possessed any competitor or government proprietary or procurement sensitive information in violation of laws relating to the integrity of public contracting or grant awards, or under circumstances where, to the Knowledge of the Company, such receipt or possession was unlawful or unauthorized.

(g) Neither the Company, nor any of its Subsidiaries, nor any of their respective current or former directors, managers, officers or employees (i) is or within the past six (6) years has been, while employed by the Company, suspended, debarred, excluded or proposed for debarment or exclusion from eligibility for any program of a Governmental Entity, or has been declared nonresponsible or ineligible for any Government Funding Agreement, and no circumstances exist that reasonably would be expected to result in the institution of suspension, debarment or exclusion proceedings or a finding of nonresponsibility or ineligibility of the Company, any of its Subsidiaries or any such current or former director, manager, officer or employee; or (ii) is or has been in material violation while employed by the Company of (A) any administrative agreement or consent agreement with any Governmental Entity relating to eligibility to participate in Government Funding Agreements or Government Funding Proposals activities or (B) the False Claims Act, 31 U.S.C. §§ 3729-3733, 18 U.S.C. § 287, or comparable state or local laws.

(h) No current employee of the Company or any of its Subsidiaries involved in the bidding for or performing, administering or billing of any Government Funding Agreement has expressly advised the Company or any of its Subsidiaries of any perceived illegality in connection with the Company’s or any of its Subsidiaries’ policies or practices in bidding for or performing, administering or billing any Government Funding Agreement.

(i) Neither the Company nor any of its Subsidiaries has received any notice from a Governmental Entity asserting a potential organizational conflict of interest as described under part 9.5 of the Federal Acquisition Regulation, or except as otherwise disclosed agreed to refrain from participating in any Government Funding Agreement or Government Funding Proposal for purposes of mitigating any such actual or perceived organizational conflicts of interest violation.

(j) Section 3.24(j) of the Company Disclosure Schedule identifies by description or inventory number and Government Funding Agreement all equipment, property, fixtures and software (“Property”) acquired under a Government Funding Agreement, or loaned, bailed or otherwise furnished to or held by the Company or any of its Subsidiaries (or by third parties on behalf of the Company or any of its Subsidiaries) by or on behalf of a Governmental Entity as of the date stated therein. There are no outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Entity in respect of any such Property. No such Property has been transferred or disposed of except in accordance with applicable contractual requirements and laws, ordinances, rules and regulations.

(k) No Government Funding Agreements were awarded or extended under or in reliance upon any small, minority, disadvantaged, woman-owned, veteran-owned, disabled-person-owned or any other size-based or socioeconomic status relating to or asserted by the Company or any of its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries holds a facility clearance, or has any business or contractual obligation for which any security clearance is required, or has submitted any pending offer or proposal that asserts the Company’s eligibility to access or maintain classified information. To the extent that the Company or any of its Subsidiaries has held a facility clearance at any time during the past three (3) years, Section 3.24(l) of the Company Disclosure Schedule indicates the entities and/or facilities that have been covered by such facility clearance(s) and, if applicable, the termination date(s) of such facility clearance(s). The Company and each of its Subsidiaries have timely submitted all material reports, notices, and disclosures required under the National Industrial Security Program Operating Manual and have received no notices of deficiencies with respect to the administration of or compliance with requirements relating to any security clearance.

(m) The Company and its Subsidiaries have timely submitted any and all notices, reports, disclosures, certifications or other communications required under or in connection with any Government Funding Agreement or Government Funding Proposal, including without limitation, reports of price reductions as may be required under GSAR 552.238-75, and disclosure of any matter subject to mandatory disclosure under FAR 52.203-13 or for which non-disclosure may provide a basis for suspension or debarment under FAR 9.406-2 or 9.407-2.

3.25 Export Control.

(a) The Company and each of its Subsidiaries is and has been for the past five (5) years in material compliance with all applicable laws, ordinances, rules and regulations and executive orders of any Governmental Entity relating to the import or export of goods, technology or services or trading embargoes or other trading restrictions, including without limitation, the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and comparable foreign laws, ordinances, rules and regulations (collectively, “Export Control Laws”), including all applicable regulations pertaining to the disclosure of controlled technical information to foreign persons wherever located and/or the provision of access to such technical information by such foreign persons, and has maintained a program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures. Neither the Company nor any of its Subsidiaries has received any notice from any person alleging that the Company or any of its Subsidiaries is not in compliance with, or has liability under, such Export Control Laws.

(b) The Company and each of its Subsidiaries has obtained and complied in all material respects with all licenses, agreements, authorizations, license exceptions or exemptions required for their respective exports of articles or technology or provision of services.

(c) During the five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export Control Laws or failed to make any mandatory report or disclosure to any Governmental Entity pursuant to Export Control Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub each represents and warrants to the Company as follows:

4.1 Organization, Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub (other than the adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Merger Sub, which shall occur prior to the Closing Date). This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the Merger and the other transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Parent or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Entity is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation by the Parent or the Merger Sub of the Merger or any of the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) required filings under the Securities Act and the Exchange Act, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable “takeover” or state securities laws, and (iv) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.3 Information Provided. The information to be supplied in writing by or on behalf of the Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Parent or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Parent or should occur, the Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Sufficient Funds. The Parent and the Merger Sub will have all of the funds available as and when needed that are necessary to enable them to pay the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the Merger and the other transactions contemplated hereby.

4.5 Litigation. There is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent, the Merger Sub or any of their respective Subsidiaries which would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder.

4.6 Interim Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.

4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Parent, the Merger Sub or any of their respective Subsidiaries or Affiliates, except Evercore Group L.L.C., whose fees and expenses shall be paid by the Parent.

4.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with any investigation by the Parent and Merger Sub of the Company and the Company’s Subsidiaries, the Parent and Merger Sub have received or may receive from the Company and/or the Company’s Subsidiaries and/or other persons on behalf of the Company certain estimates, projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. The Parent and Merger Sub acknowledge that there are uncertainties inherent in all such estimates, projections, forward-looking statements and other forecasts and plans, that the Parent and Merger Sub are familiar with such uncertainties, that the Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forward-looking statements and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking statements, forecasts or plans), and that the Parent and Merger Sub shall have no claim against the Company, any of its Affiliates or any other person with respect thereto. Accordingly, the Parent and Merger Sub acknowledge that neither the Company nor any other person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forward-looking statements, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE V

CONDUCT OF BUSINESS

5.1 Conduct Prior to Effective Time. Except as expressly consented to in writing by the Parent, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply in all material respects with all applicable laws, rules and regulations (including its obligations to make filings with the SEC), and use reasonable best efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries’ business organization, assets, and properties, make reasonably available the services of its present officers and employees (subject to any separation or termination of employment in the Ordinary Course of Business) and preserve its material business relationships with customers, strategic partners, suppliers, distributors and others having material business dealings with it to the end that its goodwill and ongoing business shall be unimpaired in all material respects at and after the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as specifically set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Parent, provided that in the case of paragraphs (e), (f), (i), (j), (k), (l), (m), (n), (p), (q), (r) and (s) below, such prior written consent of the Parent shall not be unreasonably withheld or conditioned:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities except, in the case of this clause (iii), for (A) the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required under the terms of such Company Stock Options as in effect on the date hereof; or (B) from former employees, directors and consultants in accordance with agreements as in effect on the date hereof providing for the repurchase of shares in connection with any termination of services to the Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options to the extent outstanding on the date of this Agreement in accordance with their present terms.

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

(f) sell, dispose of, license, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any Subsidiaries), except sales of inventory or licenses of software in the Ordinary Course of Business and transfers among the Company and its directly or indirectly wholly owned Subsidiaries;

(g) amend, alter, or terminate the Company Rights Plan, make any determination that the Parent or the Merger Sub is an Adverse Person under the Company Rights Plan, take any other action that would cause the rights granted under the Company Rights Plan not to expire immediately prior to the Effective Time, or adopt any new stockholder rights plan;

(h) except for a confidentiality agreement or as otherwise contemplated or permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(i) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investments in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices, exchange rates or interest rates;

(j) make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $100,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $500,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

(k) make any material change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement;

(m) materially modify, materially amend or terminate any contract to which the Company or any of its Subsidiaries is party that is material to the Company and its Subsidiaries taken as a whole or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

(n) enter into any contract that is material to the Company and its Subsidiaries taken as a whole, except in connection with the sale of inventory, provision of services or licensing of software to end user customers pursuant to Outbound License Agreements in each case in the Ordinary Course of Business;

(o) except as (1) required to comply with applicable law or pursuant to agreements, plans or arrangements existing on the date hereof, (2) specifically required elsewhere in this Agreement or (3) disclosed in Section 5.1(o) of the Company Disclosure

Schedule, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(p) hire any new employees, except to fill a vacancy (including current vacancies set forth in Section 5.1(p) of the Company Disclosure Schedule);

(q) make or change any Tax election, change an annual accounting period, file any amendment to any Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(r) initiate, compromise or settle any material litigation or arbitration proceeding other than in the Ordinary Course of Business;

(s) open or close any facility or office or enter into or amend any lease for real property;

(t) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(u) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would materially impair the ability to satisfy, or prevent the satisfaction of, any condition in Article VII of this Agreement.

5.2 Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a non-disclosure agreement, dated as of March 5, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Except as set forth in this Section 6.1, the Company and each of its Subsidiaries shall not and shall cause each of the directors and officers of the Company or any of its Subsidiaries not to, and shall not authorize and shall otherwise use its reasonable best efforts to cause its or their employees, investment bankers, attorneys, accountants or other advisors, agents or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors, agents and representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, propose, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an “interested stockholder” under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

(ii) enter into, continue or otherwise participate in any communications, discussions or negotiations regarding, furnish to any person any information or data with respect to, assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the receipt of the Company Stockholder Approval (the “Specified Time”), the Company may, in response to a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that did not result from a breach by the Company of this Section 6.1, and where the Company Board determines in good faith after consultation with its outside counsel and independent financial advisor that such Acquisition Proposal is, or could reasonably likely lead to, a Superior Proposal and that the failure to take such action would be inconsistent with the fiduciary obligations of the Company Board, and not earlier than twenty-four (24) hours after providing the notice contemplated by 6.1(c), (x) furnish information or data with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement with terms that are not materially less restrictive of the other party than the terms of the Confidentiality Agreement and (y) participate in and facilitate discussions or negotiations with such person and its Representatives regarding such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company; provided that no breach of this Section 6.1(a) shall result solely from the Company or its Representatives informing any person of the specific restrictions of this Section 6.1.

(b) Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1(b), withhold, withdraw, qualify or modify, or propose publicly to withhold, withdraw, qualify or modify, in a manner adverse to the Parent or the Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii) except as permitted by and in accordance with Section 8.1(d)(ii), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Acquisition Agreement”) constituting or relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in 6.1(a) entered into in the circumstances referred to in 6.1(a)); or

(iii) except as permitted by and in accordance with Section 8.1(d)(ii), adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, provided the Company shall not have breached its obligations under Section 6.1(a), the Company Board may withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement or the Merger in circumstances where the Company Board has determined that a Superior Proposal is outstanding, if (A) (1) the Company Board determines in good faith, after consultation with its outside counsel and an independent financial advisor, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the second (2nd) business day following the Parent’s receipt of written notice (an “Adverse Recommendation Notice”) advising the Parent that the Company Board desires to withdraw or modify the recommendation and provide with such Adverse Recommendation Notice a summary of the material terms and conditions of such Superior Proposal (and the manner and timing in which it intends to do so) (such two business day period, the “Notice Period”), and (2) if requested by the Parent, the Company provides the Parent with a reasonable opportunity during the Notice Period to make adjustments in the terms and conditions of this Agreement and negotiates in good faith with the Parent with respect thereto during the Notice Period, in each case as would enable the Company Board or committee thereof to proceed with its recommendation in favor of this Agreement or the Merger, and (B) (1) such withdrawal is due to the existence of a Superior Proposal, and the Company has complied with the requirements of Section 6.1(c), including specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (2) if the Parent shall have, at or prior to the end of the Notice Period, made an offer that would, upon the Company’s acceptance, be binding on the Parent and Merger Sub, the Company Board determines in good faith (after consultation with its financial and legal advisors) that such Superior Proposal continues to be a Superior Proposal as defined below. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the Company Board’s effecting a Company Adverse Recommendation Change pursuant to this Section 6.1(b) shall require the Company to provide to the Parent a new Adverse Recommendation Notice and a new Notice Period and to comply with the requirements of this Section 6.1(b) with respect to each such Adverse Recommendation Notice. In addition, and notwithstanding the foregoing, at any time prior to the Specified Time, the Company Board may in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), withdraw or modify its recommendation of this Agreement or the Merger if the Company Board has concluded in good faith, after consultation with its outside counsel and independent financial advisor, that, in light of such Intervening Event, the failure to take such action would be inconsistent with the fiduciary obligations of the Company Board; provided that, the Company Board shall not be entitled to take such action pursuant to this sentence unless the Company has (x) provided to the Parent at least three business days’ prior written notice advising the Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three business day period, if requested by the Parent, engaged in good faith negotiations with the Parent to amend this Agreement in such a manner that obviates the need for taking such action as a result of the Intervening Event. Any Company Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Company Board, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(c) The Company shall as promptly as practicable (and in any event within 1 business day of receipt) advise the Parent orally, with written confirmation to follow, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall (i) keep the Parent reasonably informed, on a current basis, of any material change in the status and details (including any material change to the terms, with any change in price being deemed to be material) of any such Acquisition Proposal or inquiry, (ii) provide to the Parent as promptly as practicable (and in any event within 1 business day) after receipt or delivery thereof copies of all material documents sent or provided to the Company or its Representatives, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by the Company or its Representatives to any third party in connection with any Acquisition Proposal (except to the extent previously furnished to the Parent) and (iii) if the Parent shall make a counterproposal, consider in good faith the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Parent (except to the extent previously furnished to the Parent).

(d) Nothing contained in Section 6.1 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, in no event shall the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.1(b).

(e) The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all communications, discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

(f) For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 15% of its outstanding equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the outstanding equity securities of the Company or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire 50% or more of the outstanding equity securities or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, consolidation or other business combination or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement (after consultation with its independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Parent to amend the terms of this Agreement that would, upon the Company’s acceptance, be binding on the Parent and Merger Sub) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

6.2 Proxy Statement. The Company, in cooperation with the Parent, shall use reasonable best efforts to, within 20 calendar days after the date of this Agreement, prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments of the SEC or its staff as promptly as practicable. The Company shall use reasonable best efforts to cause the definitive Proxy Statement to be mailed to its stockholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or, if the SEC does not deliver any such comments on or before the tenth calendar day following the filing of the Proxy Statement or otherwise advise on or before such tenth calendar day that it shall provide comments, as promptly as practicable following such tenth calendar day; provided, however, that the Company shall not be required to mail the Proxy Statement prior to the expiration of any Notice Period. The Company shall notify the Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the Parent. The Parent will furnish in writing to the Company in a timely manner the information relating to the Parent and Merger Sub required to be set forth in the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Nasdaq Quotation. The Company agrees to use reasonable best efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to the Parent and its Representatives reasonable access, at all reasonable times, during the period prior to the Effective Time, to all of the Company’s and any of its Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish the Parent all financial, operating and other data and information as the Parent may reasonably request. Unless otherwise required by law, the Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. Without limiting the generality of the foregoing, the Company shall, within three business days of any request therefor, provide to the Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). The Company shall use reasonable best efforts to secure for the Company access to and copies of the workpapers of its independent public accountants. Neither the Company nor any Subsidiary of the Company shall be required to provide access to or to disclose information where such access or disclosure would contravene any agreement, applicable law or order, decree or ruling of a Governmental Entity, or would reasonably be expected to violate or result in the loss or impairment of any attorney-client or work product privilege. The parties will use reasonable best efforts to make appropriate substitute disclosure arrangement under circumstances in which the restrictions of the preceding sentence apply. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding the foregoing, neither the Parent nor any of its Representatives shall initiate contact with any of the Company’s customers, suppliers, other business partners or consultants regarding the Company or its business, unless in each case the Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld or conditioned. Nothing herein shall prohibit the Parent from responding to inquiries it receives from any of the Company’s customers, suppliers, other business partners or consultants.

6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly fix a record date for, call, give notice of, convene and hold as promptly as practicable, and not later than the 45th calendar day immediately following the date of the mailing of the Proxy Statement absent any legal restraint that prevents such action, the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal, regardless of whether the Company Board or any committee thereof determines to modify or withdraw its recommendation of this Agreement or the Merger (which, for the avoidance of doubt, may only take place to the extent expressly permitted by, and in accordance with, the provisions of Section 6.1(b)); provided, however, that the Company shall not be required to hold the Company Meeting prior to the expiration of any Notice Period. Without limiting the generality of the foregoing, the Company agrees that except as set forth in the preceding sentence its obligations pursuant to this Section 6.5 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or propose or resolve to withhold, withdraw or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote of the stockholders of the Company required by the rules of The Nasdaq Stock Market or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may or, if requested by the Parent, shall adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient affirmative votes to duly authorize the Company Voting Proposal. At the Company Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the shares of Company Common Stock then owned of record by Parent or Merger Sub or with respect to which Parent or Merger Sub otherwise has, directly or indirectly, voting power in favor of the adoption of this Agreement and the Merger.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, the Company and the Parent shall each use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) subject to Section 6.2, as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act, the Exchange Act, any other applicable federal or state securities law or any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Section 6.6 shall require the Company to perform, satisfy or discharge any obligations of the Parent or Merger Sub under this Agreement or otherwise, or the Parent or Merger Sub to perform, satisfy or discharge any obligations of the Company under this Agreement or otherwise.

(b) The Company shall confer with the Parent on a regular and frequent basis as reasonably requested by the Parent concerning operational matters and promptly advise the Parent orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, could result in, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and Parent shall promptly provide to the other party (or its counsel) copies of all filings made by the Company or Parent, as applicable, with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c) Neither the Company nor any of its Affiliates shall make any settlement offers or, except as directed by the Parent, negotiate any consent decree or consent order with any Governmental Entity relating to the Merger or any of the other transactions contemplated by this Agreement. The Parent alone shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Entity relating to the Merger and the other transactions contemplated by this Agreement. Parent shall promptly communicate to the Company if any Governmental Entity suggests or proffers any settlement, consent decree or consent order, including the material terms thereof (and any written documentation provided by such Governmental Entity reflecting the same). The Parent may accept or reject any settlement, consent decree or consent order proposed by any Governmental Entity in its sole discretion.

(d) Without limiting the generality of Section 6.2(a), if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute shall become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

6.7 Notification of Certain Matters. Each of the Company and the Parent shall give prompt notice to the other party if, at any time (a) any Change occurs or exists that would result in any representation or warranty of the Company or Parent, as applicable, contained in this Agreement that is qualified as to materiality (including, in the case of the Company, Company Material Adverse Effect) not being true and accurate in any respect as if such representation or warranty were made at such time, or any such representation or warranty that is not so qualified not being true and accurate in any material respect as if such representation or warranty were made at such time, or (b) the Company or the Parent, as applicable fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of a party or the conditions to the obligations of the parties hereunder. Without limiting the foregoing, each of the Company and Parent shall as promptly as practicable notify the other party of:

(i) any written notice from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement;

(ii) any written notice from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and

(iii) in the case of the Company only, any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the transactions contemplated hereby.

6.8 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall each use reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release or otherwise making any public statement with respect to the Merger, this Agreement or the transactions contemplated hereby, except that the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.8.

6.9 Indemnification.

(a) From and after the Effective Time, the Parent and the Merger Sub shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six (6) years from the Effective Time, to honor all of the Company’s obligations to indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless and provide advancement of expenses exist on the date of this Agreement pursuant to the Company’s certificate of incorporation, bylaws, or any agreement listed on Section 6.9(a) of the Company Disclosure Schedule.

(b) For a period of six (6) years after the Effective Time, the Parent and the Merger Sub shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered to the Parent prior to the date of this Agreement) with coverage in amount and scope at least favorable to such persons as the Company’s existing coverage; provided, that in no event shall the Parent or the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage (it being understood and agreed that in the event such insurance cannot be obtained for 300% of such last annual premium or less, in the aggregate, the Surviving Corporation shall remain obligated to provide the greatest insurance coverage as may be obtained for such amount). At the Parent’s option, the Parent or the Company may purchase prior to the Effective Time a six-year prepaid “tail policy” covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy with coverage in amount and scope at least favorable to such persons as the Company’s existing coverage, in which case the Parent and the Merger Sub shall be relieved of their obligations pursuant to the immediately preceding sentence. The Company represents and warrants that the annual premium currently paid by the Company for directors’ and officers’ liability insurance coverage is as set forth on Section 6.9(b) of the Company Disclosure Schedule.

(c) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The indemnification agreements in existence on the date of this Agreement with any of the directors, officer or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets as an entirety in one or a series of related transactions to any person(s), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or such persons(s), as the case may be, shall assume the obligations set forth in this Section 6.9; provided that the Surviving Corporation shall not be relieved from such obligation.

(e) Each of the Indemnified Parties or other persons who are beneficiaries under any insurance policy referred to in Section 6.9(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if a party thereto.

6.10 Treatment of Company Stock Options; Assumption of Company Stock Plans.

(a) Effective as of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, without regard to the extent then vested and exercisable, shall be assumed by Parent on the terms and subject to the conditions set forth in this Agreement. Each such Company Stock Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including the vesting and other terms and conditions set forth in the Company Stock Plan under which such Company Stock Option was granted and the applicable stock option agreement for such Company Stock Option as were in effect immediately prior to the Effective Time), except that (i) such assumed option shall be exercisable for that number of whole shares of common stock, $0.001 par value per share, of Parent (“Parent Common Stock”) equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time and the Equity Award Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Equity Award Exchange Ratio, (iii) Parent’s board of directors or a designated committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to such assumed option and (iv) Parent’s board of directors or any such designated committee thereof shall have the authority to make further changes thereto to the extent required by any applicable non-U.S. law, ordinance, rule or regulation. The “Equity Award Exchange Ratio” shall mean the quotient obtained by dividing the Merger Consideration by the average of the closing sale prices for a share of Parent Common Stock as quoted on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending with the third trading day that precedes the Closing Date. It is the intent of the parties hereto that to the extent permitted by applicable law, ordinance, rule or regulation, all assumed Company Stock Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. Notwithstanding anything in this Agreement to the contrary, the assumption and conversion of options under this Section shall be made in a manner that will comply with Section 409A of the Code.

(b) At the Effective Time, Parent shall assume the Company’s 2003 Omnibus Incentive Plan and 2012 Omnibus Incentive Plan and all unissued shares reserved for future issuance under such Company Stock Plans. Each such Company Stock Plan so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were in effect immediately prior to the Effective Time, except that (i) the shares issuable and reserved for issuance thereunder shall consist of that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock that were issuable and reserved for issuance under such Company Stock Plan immediately prior to the Effective Time and the Equity Award Exchange Ratio and (ii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect such assumed Company Stock Plan.

(c) Parent shall prepare and file with the SEC one or more registration statements on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of the Company Stock Options assumed by Parent for which a Form S-8 registration statement is available as soon as reasonably practicable after the Closing.

6.11 401(k) Plan. If requested by Parent, prior to the Effective Time, the Company Board or, if appropriate, any committee administering the Company’s 401(k) plan, shall adopt such resolutions or take such other actions as are required prospectively to terminate such plan no later than the day prior to the Effective Time. The Company shall preserve all documentation and records related to such plan.

6.12 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company or the Company Board relating to the Merger or any of the other transactions contemplated by this Agreement, and shall not settle any such litigation without the Parent’s prior written consent, which consent shall not be unreasonably withheld or conditioned.

6.13 Parent Guaranty. The Parent hereby unconditionally guarantees the Merger Sub’s obligations under this Agreement and agrees to be liable for any breach of this Agreement by the Merger Sub.

6.14 FIRPTA Certificate. Prior to the Closing, the Company shall deliver or cause to be delivered to the Parent a certification that the shares of Company Common Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code. If the Company has not provided such certification and notice to the Parent on or before the Closing Date, the Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.15 Obligations of Merger Sub and the Surviving Corporation. The Parent shall take all action necessary to cause the Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.16 Employee Benefits Matters.

(a) Until the end of the calendar year in which the Closing occurs, Parent shall or shall cause its Subsidiaries to provide to employees of the Company who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time (the “Continuing Employees”): (i) base salary or hourly wage rates (as applicable) and incentive compensation opportunities in an amount that is no less favorable than the base salary or hourly wage rates and incentive compensation opportunities as in effect on the date of this Agreement (provided that Parent or any Subsidiary of Parent may terminate any Continuing Employee during such period for any reason, including, but not limited to, a termination without cause) and (ii) welfare and retirement benefits that are no less favorable in the aggregate than those in effect for such Continuing Employees immediately before the Effective Time pursuant to the Company Employee Plans which have been provided or made available to the Parent.

(b) If the Company’s 401(k) plan is terminated prior to the Effective Time pursuant to Section 6.11, at the Effective Time each Continuing Employee will be eligible to participate in the Parent plan that is intended to be qualified under Section 401(k) of the Code (the “Parent 401(k) Plan”). Parent shall take all steps reasonably necessary to permit each Continuing Employee who has an outstanding loan under the Company’s 401(k) plan to roll over such loan into an account under the Parent 401(k) Plan.

(c) To the extent that any Continuing Employee becomes a participant in any Parent Plan or other material benefit arrangements after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service of such Continuing Employee with the Company or a Subsidiary of the Company, as the case may be, to the extent recognized by the Company or a Subsidiary of the Company (as well as service with any predecessor employer of the Company or any Subsidiary of the Company to the extent service with such predecessor employer is recognized by the Company or such Subsidiary of the Company) and reflected in the employment records of the Company or such Subsidiary of the Company, for vesting, eligibility, entitlement to contributions under a defined contribution plan for the plan year of the Closing and subsequent plan years and vacation and severance accrual purposes (but not for accrual purposes under any defined benefit plan) in any Parent Plan or other material benefit arrangements in which such Continuing Employees may be eligible to participate (in each case except to the extent such service credit would result in a duplication of benefits in any such plan or where such crediting is not permitted by the terms of the plan).

(d) To the extent permitted under the applicable Parent Plan, Parent will waive, or cause to be waived, any pre-existing condition limitation, exclusions, actively-at-work requirements and waiting periods under any Parent Plan in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation, exclusions, actively-at work requirements and waiting periods would have been applicable under the comparable Company Employee Plan immediately prior to the Effective Time. “Parent Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained in the United States with respect to the locations at which the Continuing Employees are employed (all of the above being hereinafter individually or collectively referred to as “Parent Plan” or “Parent Plans,” respectively).

(e) Until the end of the calendar year in which the Closing occurs, Parent will cause the Surviving Corporation and each of its Subsidiaries to provide to any Continuing Employee whose employment is terminated during such period a severance payment no less than the duration of base salary called for under the Company’s existing severance matrix as provided to Parent, and such other treatment as applies under the applicable Parent Plan or practice (with COBRA to be paid as specified in Section 6.16(e) of the Company Disclosure Schedule), provided that this Section 6.16(e) shall not apply to the extent an individual is covered under the Company’s severance guidelines, as described under the heading “Updated Severance Guidelines” in the Company’s Current Report on Form 8-k filed May 31, 2007 (the “Company Executive Severance Policy”), which shall terminate as described in Section 6.18 below, and shall also not apply to individuals whose employment ends for reasons that would not have entitled them to severance under the Company’s severance policies (e.g., terminations for cause) as in effect on the date of this Agreement. If the employment of any Continuing Employee in Canada is terminated after the Closing, the Parent and/or Surviving Corporation shall be responsible for any severance pay policy, arrangement or contractual obligation in force immediately following the Closing, which, for Canadian-based employees will be in accordance with and limited to the provisions of the Employment Standards Act, 2000 (Ontario) (the “ESA”), as amended from time to time, taking into account for the ESA credit pre-Closing service with the Company for purposes of determining such severance.

(f) Employees of the Company or any Company Subsidiary employed outside of the United States will be treated in a manner consistent with applicable local law to the extent applicable local law requires more generous treatment or would prohibit one or more of the above provisions from applying.

(g) This Section 6.16 will be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.16, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.16. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, whether Parent Plan or Company Employee Plan or (ii) shall alter or limit Parent’s or the Surviving Corporation’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement.

6.17 Continuation of Security Clearances. Each of the Company and the Parent shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to pursue, and cooperate with the other party in pursuing, a continuation of each security clearance maintained by the Company or any of its Subsidiaries with any Governmental Entity.

6.18 Change in Control Consideration. Parent shall, or shall cause the Surviving Corporation to, at the Effective Time or as soon as practicable thereafter (but in no event later than five days thereafter), make the payments to the individuals set forth on Section 6.18 of the Company Disclosure Schedule if, and only to the extent that, any such payment will not be treated as an “excess parachute payment” under Section280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) (any such payments to be net of applicable Taxes withheld pursuant to Section 2.2(g) and without interest), and as of such payment date the Parent shall, or shall cause the Surviving Corporation to, take such action as is necessary to terminate the Company Executive Severance Policy.

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the requisite vote of stockholders of the Company under applicable law and the Company’s Certificate of Incorporation and By-laws.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement or (ii) pending any suit, action or proceeding challenging, making illegal or otherwise restraining or prohibiting, or seeking to challenge, make illegal or otherwise restrain or prohibit, the Merger or the other transactions contemplated by this Agreement, or sought to obtain from the Company or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) the Parent or any of its Affiliates, any material damages.

7.2 Conditions to the Parent’s and the Merger Sub’s Obligation to Effect the Merger. The obligation of the Parent and the Merger Sub to consummate the Merger shall be further subject to the fulfillment or waiver at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1, 3.4(a) and clause (i) of Section 3.7 of this Agreement shall be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; (ii) the representations and warranties of the Company in Section 3.2, excluding the representations and warranties of the Company in Section 3.2(c), and Section 3.19 of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except for any de minimis inaccuracy therein, and except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct, except for any de minimis inaccuracy therein, as of such date; and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any Change that would reasonably be expected to result in any Company Material Adverse Effect.

(d) No Restraints. There shall not be pending any suit, action or proceeding by any Governmental Entity under any applicable antitrust or competition law (i) seeking to prohibit or materially limit the ownership or operation by the Company, the Parent or Merger

Sub of all or any material portion of the business or assets of the Company and its Subsidiaries or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) of the Parent and its Affiliates, (ii) seeking to compel the Company, the Parent or Merger Sub to dispose of or to hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (iii) seeking to impose any material limitation on the ability of the Company, the Parent or Merger Sub to conduct the business or own the assets or the Company or any of its Subsidiaries or (to the extent it relates to the Merger or the other transactions contemplated by this Agreement) of the Parent or any of its Affiliates, (iv) seeking to impose material limitations on the ability of the Parent or Merger Sub to acquire or hold, or to exercise full rights of ownership of any shares of Company Common Stock, including the right to vote such Shares on all matters properly presented to the Company’s stockholders or (v) seeking to require divestiture by the Parent or Merger Sub of all or any of the shares of Company Common Stock.

7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to consummate the Merger shall be further subject to the fulfillment or waiver at or prior to the Effective Time of each of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Parent and Merger Sub set forth in Sections 4.1 and 4.2(a) of this Agreement shall be true and correct as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; and (ii) all other representations and warranties of the Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) where the failure to be true and correct (without regard to any materiality qualifications contained therein) would not reasonably be expected to materially impair the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereunder; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Parent and Merger Sub. The Parent and Merger Sub shall each have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to such effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company, upon written notice (other than in the case of Section 8.1(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 8.1 pursuant to which such termination is effected, as follows:

(a) by mutual written consent of the Parent, the Merger Sub and the Company;

(b) by either the Parent or the Company:

(i) if the Merger is not consummated on or before June 30, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;

(ii) if any Governmental Entity issues a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(iii) if at the Company Meeting (including any adjournment or postponement thereof in accordance with Section 6.5) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Parent or the Company if such party’s breach of or such party’s failure to fulfill its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the Required Company Stockholder Vote in favor of the Company Voting Proposal not having been obtained.

(c) by the Parent:

(i) if: (A) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withheld, withdrawn, qualified or modified its recommendation of the Company Voting Proposal in a manner adverse to the Parent; (B) the Company Board fails to reaffirm its recommendation that the Company Voting Proposal in the Proxy Statement be approved within ten business days of a request by the Parent to provide such reaffirmation following the date that any person (other than the Parent or its Affiliates) shall have made an Acquisition Proposal (other than a tender offer or exchange offer described in clause (D) below)(provided that the Parent shall be permitted to request only one such reaffirmation request per Acquisition Proposal, with any material amendment or modification to the terms of any Acquisition Proposal being deemed a new Acquisition Proposal hereunder); (C) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger or other Acquisition Proposal made by the Parent or an Affiliate of the Parent); (D) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; or (E) the Company Board or any committee thereof shall have authorized or publicly resolved to do any of the foregoing (each, a “Company Adverse Recommendation Change”);

(ii) if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 and (B) cannot be or has not been cured within 20 days after the giving of written notice to the Company of such breach or failure to perform or, if capable of being cured by the Company by such date, the Company does not commence to cure such breach or failure within 10 days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter (provided in any case that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(iii) if the Company breaches in any material respect the covenants contained in Section 6.1 or the first sentence of Section 6.5 of this Agreement.

(d) by the Company:

(i) if the Parent or the Merger Sub breaches or fails to perform in any material respect any of their respective representations, warranties or covenants contained in this Agreement, which breach or failure to perform materially impairs the Parent’s and the Merger Sub’s ability to consummate the Merger and which breach or failure to perform cannot be or has not been cured within 20 days after the giving of written notice to the Parent of such breach or failure to perform or, if capable of being cured by the Parent or the Merger Sub by such date, the Parent or the Merge Sub, as applicable, does not commence to cure such breach or failure within 10 days after the Parent’s receipt of written notice thereof from the Company and diligently pursue such cure thereafter (provided in each case that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(ii) if, prior to the receipt of the Company Stockholder Approval, (A) the Company Board, pursuant to and in compliance with Section 6.1(b), shall have effected a Company Adverse Recommendation Change as a result of an outstanding Superior Proposal, (B) immediately prior to or substantially concurrently with the termination of this Agreement the Company enters into an Acquisition Agreement with respect to such Superior Proposal and (C) the Parent receives, in immediately available funds, the fees required to be paid pursuant to Section 8.3 at the applicable time specified in Section 8.3.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect (except with respect to the rights and obligations set forth in the Confidentiality Agreement), and there shall be no liability on the part of the Parent, the Merger Sub or the Company hereunder, except as set forth in Section 3.22, Section 4.5, this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of fraud or any willful breach of this Agreement.

8.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 8.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement.

(b) The Company shall pay to the Parent $1,200,000 in cash if:

(i) this Agreement is terminated by the Parent pursuant to Section 8.1(c)(i);

(ii) this Agreement is terminated by the Parent pursuant to Section 8.1(c)(iii) following any intentional breach by the Company of Section 6.1 or the first sentence of Section 6.5;

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii); or

(iv) after the date of this Agreement: (A) an Acquisition Proposal (which, for purposes of this Section 8.3(b), shall have the meaning set forth in the definition of Acquisition Proposal, except that all references to 15% shall be deemed references to “50%”) has been publicly announced (whether by the Company or another person, other than the Parent and its Affiliates) and has not been expressly and bona fide publicly withdrawn at least two business days prior to the Company Meeting; (B) this Agreement is terminated pursuant to Section 8.1(b)(i), 8.1(b)(iii) or 8.1(c)(ii); and (C) within one year of such termination the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Proposal (regardless of whether made before or after the termination of this Agreement).

Any fee due under Section 8.3(b)(iii) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement. Any fee due under Section 8.3(b)(i) or (ii) shall be paid by wire transfer of same-day funds within two business days of the date of termination of this Agreement. Any fee due under Section 8.3(b)(iv) shall be paid by wire transfer of same-day funds on or prior to the date on which the condition set forth in clause (C) of Section 8.3(b)(iv) is satisfied. If the Company fails to timely pay the amount due pursuant to Section 8.3, or any portion thereof, (i) such amount or portion thereof shall accrue interest from the date such payment was required to be made through the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus 5% and (ii) the Company shall pay to the Parent or Merger Sub its out-of-pocket costs and expenses (including attorneys’ fees)

in connection with any suit that results in a judgment against the Company for the amount set forth in Section 8.3 or any portion thereof. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that in no event shall the Company be required to pay the fee under Section 8.3(b) on more than one occasion.

8.4 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby; provided, however, that after any such stockholder approvals shall have been obtained, no amendment shall be made which, under applicable law, requires the further approval of such stockholders without such approval. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 8.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require, in the case of the Merger Sub or the Company, action by its Board of Directors.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) the business day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail (upon confirmation of receipt), in each case to the intended recipient as set forth below:

(a) If to the Parent or the Merger Sub:

Sonus Networks, Inc.

4 Technology Park Drive

Westford, MA 01886

Attention: Jeffrey M. Snider, Senior Vice President and General Counsel

Telecopy No.: (978) 614-8101

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Mark G. Borden, Esq. and Jay E. Bothwick, Esq.

Telecopy No.: (617) 526-5000

(b) If to the Company:

Performance Technologies, Incorporated

140 Canal View Boulevard

Rochester, New York 14623

Attn: John Slusser, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Harter Secrest & Emery LLP

1600 Bausch and Lomb Place

Rochester, New York 14604

Attention: James M. Jenkins, Esq. and Tyler J. Savage, Esq.

Telecopy No.: (585) 232-6500

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Other than the provisions of Section 6.9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent and/or the Merger Sub may assign this Agreement to any direct or indirect wholly owned Subsidiary of the Parent without the consent of the Company, provided that the Parent and/or the Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available” to the Parent, that means that such information was either (i) provided directly to the Parent or its outside counsel or (ii) posted and accessible to Parent or its outside counsel at least one business day prior to the date of this Agreement in the electronic data room of the Company accessible by Parent and Merger Sub and was maintained on such site through at least the date of this Agreement. As used in this Agreement, the term “person” means any individual, corporation, partnership, joint venture, association, trust, limited liability company, unincorporated organization or other entity. As used in this Agreement, references to any “agreement” to which a person is bound means any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is or purports to be legally binding on such person and as it may be amended or otherwise modified from time to time. As used in this Agreement, references to the “Company’s Knowledge” or “Knowledge of the Company”, or any other phases of similar meaning, shall be deemed to refer to the extent that any of the following individuals is actually aware (or reasonably should have been aware) of such fact or matter: John Slusser, Dorrance Lamb, John Grana and Patrick Rice. With respect to matters involving Company Intellectual Property, knowledge does not require that any of such individuals conduct or have conducted or obtain or have obtained any freedom-to-operate opinions, infringement or non-infringement opinions, or similar opinions of counsel or any Company Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individuals unless any of such inquiries, opinions or searches has actually been undertaken. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby agrees not to raise any objections to the availability of, and hereby waives any defense to, the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches of this Agreement by such party or to specifically enforce the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to specifically enforce the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

9.11 Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement, the Merger or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.13 No Personal Liability of Directors, Officers, Owners, Etc. Without limiting the rights of the Parent or Merger Sub under this Agreement, and except in the case of fraud, the Parent and Merger Sub acknowledge and agree that neither of them has any right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Parent or its Affiliates, any of the Company’s or its Subsidiaries’ former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any such party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

9.14 Rules of Construction. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

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IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONUS NETWORKS, INC.

By:	/s/ Raymond P. Dolan
Name:	Raymond P. Dolan
Title:	President and Chief Executive Officer

PURPLE ACQUISITION SUBSIDIARY, INC.

By:	/s/ Raymond P. Dolan
Name:	Raymond P. Dolan
Title:	President and Chief Executive Officer

PERFORMANCE TECHNOLOGIES, INCORPORATED

By:	/s/ John M. Slusser
Name:	John M. Slusser
Title:	President and Chief Executive Officer

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

Annex B

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 12, 2013, by and between Sonus Networks, Inc., a Delaware corporation (“Parent”) and the undersigned stockholder (“Stockholder”) of Performance Technologies, Incorporated, a Delaware corporation (the “Company”).

RECITALS

A. Concurrently with the execution and delivery hereof, Parent, Purple Acquisition Subsidiary, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with its terms.

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement.

C. As a material inducement to the willingness of Parent and Sub to enter into the Merger Agreement, Parent has required that Stockholder enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1. Certain Definitions.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Shares” means (i) all shares of capital stock of the Company owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 13 below).

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined in Section 13 hereof), Stockholder shall not, except in connection with the Merger, Transfer or suffer a Transfer of any of the Shares.

(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, Stockholder will not commit any act that could restrict or affect Stockholder’s legal power, authority and right to vote all of the Shares then owned of record or beneficially by Stockholder or otherwise prevent or disable Stockholder from performing any of his obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Proposed Transaction (as defined in Section 3(a) hereof).

(c) Stockholder understands and agrees that if Stockholder attempts to Transfer, vote or provide any other person or entity with the authority to vote any of the Shares other than in compliance with this Agreement, Parent may advise the Company of the existence of this Agreement to avoid noncompliance herewith, and further Stockholder hereby unconditionally and irrevocably instructs the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, Stockholder (in Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any of the following (to the extent unrelated to the Proposed Transaction): (A) any merger, consolidation or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction; (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries; (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; or (D) any other action that is intended or would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction (each of (ii) and (iii), a “Competing Transaction”).

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all commercially reasonable actions necessary to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Stockholder hereby irrevocably appoints Parent and each of its executive officers or other designees (the “Proxyholders”), as Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of Stockholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 hereof and, in the discretion of the Proxyholders with respect to any proposed adjournments or postponements of any meeting of Stockholders at which any of the matters described in Section 3 hereof is to be considered.

(b) Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of the Shares.

(c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and may under no circumstances be revoked. The irrevocable proxy granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of Stockholder.

(d) The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above. Stockholder may vote the Shares on all other matters.

(e) Parent may terminate this proxy at any time by written notice to Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5. No Solicitation. Subject to Stockholder’s rights in his capacity as an officer or director of the Company as set forth in Section 6 below, Stockholder shall not directly or indirectly, (a) solicit, initiate, propose, knowingly encourage or knowingly facilitate the making of any proposal or offer that constitutes, or that could reasonably be expected to lead, to an Acquisition Proposal, (b) furnish any non-public information regarding the Company or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal or a proposal or offer that would result in an Acquisition Proposal, (c) engage in discussions or negotiations with any person or entity with respect to any Acquisition Proposal, (d) approve, endorse or recommend any Acquisition Proposal or (e) enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction.

6. Action in Stockholder Capacity Only. Stockholder is entering into this Agreement solely in Stockholder’s capacity as a record holder and beneficial owner, as applicable, of Shares and not in Stockholder’s capacity as a director or officer of the Company. Stockholder makes no agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company or any of its subsidiaries and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in stockholder’s capacity as such a director or officer, including without limitation in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as an officer or director to the Company or its stockholders.

7. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) (i) Stockholder is the beneficial or record owner of the shares of capital stock of the Company indicated on the signature page of this Agreement free and clear of any and all pledges, liens, security interests, mortgage, claims, charges, restrictions, options, title defects or encumbrances; and (ii) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock and rights to purchase shares of capital stock of the Company set forth on the signature page of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity). Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement) with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting Stockholder’s legal power, authority or right to vote the Shares on any matter.

(c) This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement and the performance by Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Stockholder is a party or bound, or any order or legal requirement to which Stockholder (or any of Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect Stockholder’s ability to perform Stockholder’s obligations under this Agreement or render inaccurate any of the representations made herein.

(d) Except as disclosed pursuant to the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

(e) Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

8. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Section 8.1 thereof or (b) the Effective Time (the “Expiration Date”); provided, however, that (i) Section 9 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Stockholder from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement.

9. Miscellaneous Provisions.

(a) Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by Parent and Stockholder.

(b) Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.

(c) Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to the subject matter hereof.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

(e) Consent to Exclusive Jurisdiction; Venue; Service of Process. Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9(n). Nothing in this Section 9(e), however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT OR THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(g) Attorneys’ Fees. In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(h) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Stockholder’s estate and heirs upon the death of Stockholder, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties may be assigned or delegated by either of the parties without prior written consent of the other party except that Parent, without obtaining the consent of the Stockholder, shall be entitled to assign this Agreement or all or any of its rights hereunder to an Affiliate of Parent. No assignment by Parent under this Section 9(h) shall relieve Parent of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void and of no effect.

(i) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity (other than the parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j) Further Assurances. Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. To the extent applicable in connection with the Proposed Transaction, Stockholder hereby agrees that Parent may publish and disclose in the Form S-4 Registration Statement (including all documents and schedules filed with the SEC), such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an Exhibit to the Form S-4 Registration Statement or in any other filing made by Parent with the SEC relating to the Proposed Transaction. Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

(k) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(l) Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

(m) Specific Performance; Injunctive Relief. The parties acknowledge that Parent shall be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity without posting any bond or other undertaking. Stockholder agrees that Stockholder will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that Parent has an adequate remedy of law or an injunction, award of specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.

(n) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) the business day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail (upon confirmation of receipt): (A) if to Parent, to the address provided in the Merger Agreement, including to the persons designated therein to receive copies; and (ii) if to Stockholder, to Stockholder’s address shown below Stockholder’s signature on the last page hereof.

(o) Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or “PDF” transmission.

(p) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(q) Rules of Construction. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:		STOCKHOLDER:

Raymond P. Dolan		John M. Slusser
By:	/s/ Raymond P. Dolan	By:	/s/ John M. Slusser
Its:	President and Chief Executive Officer	Its:

Address:

Shares Beneficially Owned by Stockholder:

254,761	shares of Company Common Stock

0	shares of Company Preferred Stock

405,000	Company Stock Options to acquire Company Common Stock

Annex C

Opinion of Craig-Hallum Capital Group

December 12, 2013

Personal and Confidential

Board of Directors

Performance Technologies Inc.

140 Canal View Boulevard

Rochester, NY 14623

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Performance Technologies, Incorporated (the “Company”) of the Merger Consideration (as defined below) to be received for such holders’ shares of common stock (other than as to Dissenting Shares or as to shares to be canceled under Section 2.1(a)(ii) of the Agreement-- “Excluded Shares”) pursuant to the Agreement and Plan of Merger (the “Agreement”), to be entered into among the Company, Sonus Networks, Inc. and Purple Acquisition Subsidiary, Inc. (the “Merger Sub”), a wholly-owned subsidiary of Parent. The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company, other than Dissenting Shares and Excluded Shares, will be converted into the right to receive $3.75 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined will have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We were retained solely to provide our opinion, as described above, to the Company with respect to the Merger Consideration (and not to provide any other financial advisory services or for any other purpose with respect to the Merger), and we will receive a fee for issuing this opinion, which is not contingent upon consummation of the Merger. Further the Company has agreed to reimburse our expenses and indemnify us against certain liabilities that may arise in relation to our engagement. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and Parent for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft of the Agreement dated December 10, 2013; (ii) reviewed certain business, financial and other information and data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to us by management of the Company, including but not limited to forecasts prepared by management of future utilization of the Company’s net operating losses; (iv) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (v) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly traded companies deemed by us to be comparable to the Company; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (viii) performed a discounted cash flows analysis for the Company on a stand-alone basis; and (ix) reviewed the premiums paid, to the extent publicly available, of selected merger transactions. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with us, reviewed by us, provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in the Company’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. With respect to financial forecasts, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s management. We express no opinion as to any financial forecasts, net operating loss or other estimates or forward-looking information of the Company or the assumptions on which they were based.

We have assumed that the final form of the Agreement will be substantially similar to the draft, dated December 10, 2013, reviewed by us, without modification of material terms or conditions. We have assumed that the representations and warranties contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or concerning the solvency or appraised or fair value of the Company, and have not been furnished with any such appraisals or valuations, and we have made no physical inspection of the property or assets of the Company. We express no opinion regarding the liquidation value of any entity. The analyses we performed in connection with this opinion were going concern analyses of an entity. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.

We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is furnished pursuant to our engagement letter dated November 29, 2013. This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval. This opinion has been approved by the Craig-Hallum fairness opinion committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, Parent’s ability to fund the Merger Consideration or any solvency or fraudulent conveyance consideration relating to the Merger. We express no opinion as to whether any alternative transaction might produce consideration for the Company’s shareholders in excess of the amount contemplated in the Merger. We express no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Merger by option holders, officers, directors or employees of the Company, or any other class of such persons, or relative to or in comparison with the Merger Consideration to be received by the holders of common stock of the Company for their common shares.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of common stock of the Company for their shares of common stock (other than as to Dissenting Shares or Excluded Shares) is fair, from a financial point of view, to such holders.

Sincerely,

/s/ Craig-Hallum Capital Group LLC
Craig-Hallum Capital Group LLC

Annex D

Appraisal Rights

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

PERFORMANCE TECHNOLOGIES, INCORPORATED

[            ], 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the special meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the special meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING: The Notice of Meeting and Proxy Statement are available at: www.pt.com/about-pt/investors/proxy-materials

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢    00030000300300000000    5

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2, and 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		1.	Adoption of the Merger Agreement. Proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2013, among the Company, Sonus Networks, Inc. (“Sonus”) and Purple Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Sonus (“Sonus Merger Subsidiary”), as it may be amended from time to time, pursuant to which Sonus Merger Subsidiary will merge with and into the Company with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Sonus.	☐	☐	☐
2.

Non-Binding, Advisory Vote on Certain Executive Compensation. Proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger.

				☐	☐	☐
3.

Adjournment of the Special Meeting. Proposal to approve the adjournment of the special meeting to a later date or time if the chairman of the special meeting determines that it is necessary or appropriate in order to solicit additional proxies if a quorum is not present or if the Company has not obtained sufficient affirmative stockholder votes to adopt the merger agreement.

				☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0             ¢

PERFORMANCE TECHNOLOGIES, INCORPORATED

Special Meeting of Stockholders

[            ], 2014

The undersigned hereby appoints John M. Slusser and Dorrance W. Lamb, or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Common Stock of Performance Technologies, Incorporated (the “Company”) owned by the undersigned at the Special Meeting of Stockholders to be held at the principal offices of the Company, 140 Canal View Boulevard, Rochester, New York 14623, on [            ], 2014 at 10:00 a.m., local time, and any adjournment or postponement thereof.

•	This proxy is solicited on behalf of the Board of Directors of the Company and each matter to be voted on at the special meeting has been proposed by the Board of Directors of the Company.

•	This proxy will be voted as specified by the undersigned. Unless otherwise expressly specified by the undersigned, a signed proxy will be voted FOR the adoption of the merger agreement, FOR the approval, on a non-binding, advisory basis, of the compensation that may become payable to the Company’s named executive officers in connection with the completion of the merger, and FOR the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if a quorum is not present or if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

•	In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

•	This proxy revokes any prior proxy given by the undersigned.

•	The undersigned acknowledges receipt with this proxy of a copy of the proxy statement dated [ ], 2014 describing more fully the proposals set forth herein.

¢	(Continued and to be signed on the reverse side)	14475 ¢